Exhibit 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

THE HEALTH ALLIANCE OF GREATER CINCINNATI,

for itself and on behalf of
The Christ Hospital
University Hospital, Inc.
The St. Luke Hospitals, Inc.
Jewish Hospital Of Cincinnati, Inc.
and The Fort Hamilton Hospital,
as the Seller

AND

LabOne, Inc.,

as Buyer

November 28, 2003

TABLE OF CONTENTS

Section 1. Definitions

Section 2. Basic Transactions

(a) Purchase and Sale of Assets
(b) Assumption of Liabilities
(c) Purchase Price
(d) The Closing
(e) Adjustment to Purchase Price
(f) Deliveries at the Closing
(g) Allocation

Section 3. Representations and Warranties of the Selling Entities

(a) Organization of Seller and Hospitals
(b) Authorization of Transaction
(c) Noncontravention
(d) Consents
(e) Brokers' Fees
(f) Title to Assets
(g) Undisclosed Liabilities
(h) Legal Compliance
(i) Tax Matters
(j) Intellectual Property
(k) Tangible Assets
(l) Contracts
(m) Litigation
(n) Employees
(o) Guaranties
(p) Environmental, Health, and Safety Matters
(q) Certain Business Relationships with Lab
(r) Customers and Suppliers
(s) Leased Real Property
(t) Sufficiency of Assets
(u) Trial Balance
(v) Absence of Certain Changes
(w) Inventories
(x) Employee Benefits
(y) Claims
(z) Solvency
(aa) Books and Records
(bb) Joint Operating Agreement
(cc) Alliance Primary Care
(dd) Disclosure

Section 4. Buyer's Representations and Warranties

(a) Organization of Buyer
(b) Authorization of Transaction
(c) Noncontravention
(d) Consents
(e) Brokers' Fees
(f) Employee Benefits

Section 5. Pre-Closing Covenants

(a) General
(b) Notices and Consents
(c) Operation of Business
(d) Preservation of Business
(e) Full Access
(f) Notice of Developments
(g) Exclusivity
(h) Leases
(i) Managed Care Contracts
(j) Negotiation with Medical Directors
(k) Credentialing Matters

Section 6. Employees

Section 7. Post-Closing Covenants

(a) General
(b) Litigation Support
(c) Confidentiality
(d) Lab Confidential Information
(e) Covenant Not to Compete
(f) New Participating Entity
(g) Non-Solicitation of Employees
(h) Non-Solicitation of Customers, Etc.
(i) Supplemental Non-solicitation of Customers, Etc.
(j) Trade Name
(k) Hospital-Owned Physician Groups
(l) Enforcement
(m) Equitable Relief
(n) Assignment
(o) Research and Education
(p) Employee Health Services
(q) Cooperation with Buyer's Auditors
(r) No Frustration of Purpose
(s) Use of IRLs
(t) Negotiation of Replacement Managed Care Contracts
(u) Right of First Refusal to Purchase IRL
(v) No Alteration
(w) Access to Patient Information
(x) New Leases for Draw Stations
(y) Withdrawal from the JOA
(z) Use of Name
(aa) Exclusivity of Draw Stations

Section 8. Conditions to Obligation to Close

(a) Conditions to Buyer's Obligation
(b) Conditions to Obligations of the Selling Entities

Section 9. Remedies for Breaches of This Agreement

(a) Survival of Representations and Warranties
(b) Indemnification Provisions for Buyer's Benefit
(c) Indemnification Provisions for Benefit of the Seller
(d) Matters Involving Third Parties
(e) Determination of Adverse Consequences
(f) Exclusive Remedy

Section 10. Termination

(a) Termination of Agreement
(b) Effect of Termination

Section 11. Dispute Resolution

(a) General Scope-Mediation
(b) Right to Arbitration
(c) Arbitration Procedure and Venue

Section 12. Miscellaneous

(a) Press Releases and Public Announcements
(b) No Third-Party Beneficiaries
(c) Entire Agreement
(d) Succession and Assignment
(e) Counterparts
(f) Headings
(g) Notices
(h) Governing Law
(i) Amendments and Waivers
(j) Severability
(k) Expenses
(l) Construction
(m) Incorporation of Exhibits and Schedules
(n) Equitable Relief
(o) Allocation of Property Taxes
(p) Employee Benefits Matters
(q) Bulk Transfer Laws
(r) Time is of the Essence

EXHIBITS

Exhibit A - Bill of Sale and Assignment
Exhibit B - Assignment and Assumption of Contracts
Exhibit C - Assignment and Assumption of Leases
Exhibit D - Reference Agreement
Exhibit E - Management Agreement
Exhibit F - Core Lab Lease
Exhibit G - Transition Services Agreement
Exhibit H - Leases for Draw Stations
Exhibit I - Form of Opinion of Counsel to the Selling Entities and Hospital Entities
Exhibit J - Guaranty
Exhibit K - Form of Opinion of Buyer's Counsel
Exhibit L - Form of Opinion of Special Ohio Counsel to Buyer
Exhibit M - Allocation of Purchase Price
Exhibit N - IRL Service Agreements

SCHEDULES

Schedule 1 - Acquired Assets
Schedule 2 - Assumed Liabilities
Schedule 3 - Disclosure of Exceptions to Representations and Warranties
Schedule 4 - Draw Stations
Schedule 5 - Managed Care Contracts
Schedule 6 - Reagent Agreements
Schedule 6(a) - Prospective Employees

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into on November 28, 2003, by and between LabOne, Inc., a Missouri corporation ("Buyer"), and THE HEALTH ALLIANCE OF GREATER CINCINNATI, (the "Seller") for itself and on behalf of The Christ Hospital ("TCH"), University Hospital, Inc. ("UH"), The St. Luke Hospitals, Inc. ("SLH"), Jewish Hospital Of Cincinnati, Inc. ("JHC") and The Fort Hamilton Hospital ("FHH") (TCH, UH, SLH, JHC and FHH shall be collectively referred to as the "Hospitals" and, Seller and Hospitals may individually be referred to herein as a "Selling Entity" and collectively referred to herein as the "Selling Entities"), and Jewish Health System, Inc. and Fort Hamilton Hospital Holding Company (which entities may be individually referred to herein as a "Hospital Entity" and collectively referred to herein as the "Hospital Entities"). Buyer and the Selling Entities and Hospital Entities are referred to collectively herein as the "Parties."

WHEREAS, Seller and certain of the Hospitals each own certain assets used in the Lab (defined below); and

WHEREAS, Seller is the owner of the Lab and substantially all personal property associated therewith, although certain incidental items of personal property may be titled in the name of one or more of the Hospitals and certain real property used by the Lab is owned or leased by one of the Hospitals. The Hospitals join this Agreement and will be considered "Selling Entities" to assure that all title to all Acquired Assets passes to Buyer and to assure that they are parties to and bound by all of the provisions of this Agreement applicable to them and the applicable Ancillary Agreements to which they are parties or by which they are bound;

WHEREAS, Seller is duly authorized by each of the Hospitals to execute and deliver this Agreement and the Ancillary Agreements (defined below) on behalf of such entity, and upon execution and delivery of this Agreement and the Ancillary Agreements by Seller on behalf of the Hospitals, each of the Hospitals will be fully bound by all of the terms and conditions of each such agreement executed and delivered on its behalf by Seller; and

WHEREAS, Seller is duly authorized by each of the Hospital Entities to execute and deliver this Agreement on behalf of such entity; and

WHEREAS, the Selling Entities wish to sell to Buyer and Buyer wishes to purchase from the Selling Entities certain assets used in the Lab, and Buyer is willing to assume certain contractual obligations associated with the Lab, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, in connection with the transfer of the Lab, Seller, for itself and on behalf of the Hospitals, the Hospitals and Buyer plan to enter into several other agreements described herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section 1. Definitions.

(a) "Acquired Assets" means all right, title, and interest in and to the assets of Seller and the Hospitals that relate to the Lab, including the assets described on Schedule 1 - Acquired Assets, including all inventory held for the exclusive use of the Lab, the Prepaid Expenses existing on the Closing Date, all Historical Information, any License with respect to the Lab to the extent such License may be assigned to Buyer and contractual rights existing under the Contracts, but excluding the Excluded Assets.

(b) "Accounts Receivable" means all accounts receivable with respect to the Lab and other rights to payment from payors (individual, governmental and third party) of the Lab, including all accounts receivable representing amounts receivable in respect of services rendered to customers of the Lab prior to the effective time of the Closing that have not been billed to such customers or the applicable payor.

(c) "Actual MCC Tests" has the meaning set forth in Section 2(e)(ii)(1)(a).

(d) "Adjustment Amount" has the meaning set forth in Section 2(e)(iv).

(e) "Adverse Consequences" means any and all actions, suits, proceedings, hearings, investigations, arbitrations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement in accordance with this Agreement, liabilities, obligations, Taxes, Liens, losses (including diminution in value), interest, expenses, and fees, including court and arbitration costs and reasonable attorneys' and expert fees and expenses.

(f) "Affiliate", with respect to a Person, means any other Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.

(g) "Ancillary Agreements" has the meaning set forth in Section 3(b).

(h) "APC" means Alliance Primary Care, an Ohio nonprofit corporation.

(i) "APC Patient Laboratory Services" means laboratory testing and ancillary laboratory services provided for the benefit of APC Patients.

(j) "APC Patients" means patients of APC.

(k) "Assignment and Assumption of Contracts" means the Assignment and Assumption of Contracts to be entered into between Buyer and the Selling Entities pursuant to which the Selling Entities shall assign to Buyer all of their right, title and interest in and to the Contracts, and Buyer shall assume all of its obligations under the Contracts assigned to Buyer arising after and relating to the period after Closing (except obligations arising out of or resulting from any breach by the Seller, Hospitals or any of their predecessors in interest of any Contract caused by any act, omission, condition, circumstance or event occurring or existing prior to the Closing), and to be delivered pursuant to Section 2(f)(i) and Section 2(f)(ii).

(l) "Assignment and Assumption of Leases" means the Assignment and Assumption of Leases pursuant to which the Selling Entities shall assign to Buyer all of their rights, title and interest in and to the Leases, and Buyer shall assume all of its obligations under the Leases assigned to Buyer arising after and relating to the period after Closing (except obligations arising out of or resulting from any breach by the Seller, Hospitals or any of their predecessors in interest of any Lease caused by any act, omission, condition, circumstance or event occurring or existing prior to the Closing), and to be delivered pursuant to Section 2(f)(i) and Section 2(f)(ii).

(m) "Assumed Liabilities" means the liabilities described in Schedule 2 - Assumed Liabilities, including obligations under the Contracts assigned to Buyer arising after and relating to the period after Closing (except obligations directly arising out of or resulting from any breach by the Seller, Hospitals or any of their predecessors in interest of any Contract caused by any act, omission, or event occurring or existing prior to the Closing).

(n) "Buyer" has the meaning set forth in the preface above.

(o) "Calendar Year 2003 MC Revenue" has the meaning set forth in Section 2(e).

(p) "Cash" means cash and cash equivalents (including marketable securities and short term investments).

(q) "Closed Departments" has the meaning set forth in Section 2(e).

(r) "Closing" has the meaning set forth in Section 2(d).

(s) "Closing Date" has the meaning set forth in Section 2(d).

(t) "Code" means the Internal Revenue Code of 1986, as amended.

(u) "Confidential Information" means with respect to one party (the "Disclosing Party") any information that is or has been disclosed to the other party (the "Receiving Party") in connection with this Agreement that relates to the Disclosing Party, its properties or businesses, but does not include: (i) information already known or independently developed by a Receiving Party, (ii) information in the public domain through no wrongful act of a Receiving Party, or (iii) information received by a Receiving Party from a third party who was under no obligation to keep such information confidential.

(v) "Contracts" means all contracts relating to the Lab to be assigned to Buyer by the Selling Entities and all contracts to be assumed by Buyer under this Agreement, including, without limitation, the Reagent Contracts and the Managed Care Contracts, and all of the Contracts are separately listed in Schedule 1.

(w) "Consent" means any approval, consent, ratification, waiver or other authorization.

(x) "Controlling Entity" means the entity or entities which possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the parties to a Lab Acquisition Transaction upon completion of such transaction, whether through ownership of more than fifty percent (50%) of the securities or the ability to exercise more than fifty percent (50%) of the voting power, board or governing body representation, contract or otherwise.

(y) "Core Lab Lease" means the lease to be entered into between Buyer and Seller and UH and Jewish Health System, Inc. pursuant to which Seller and UH and Jewish Health System, Inc. (sublease with respect to the UH portion) shall lease to Buyer the core lab facilities, and to be delivered pursuant to Section 2(f)(i) and Section 2(f)(ii).

(z) "Current Draw Station Leases" means the leases pursuant to which Seller or any Affiliate of Seller leases the Draw Stations as of the Execution Date, and the Current Draw Station Leases are listed in Schedule 4.

(aa) "Disclosure Schedule" is Schedule 3 as required by Section 3.

(bb) "Disposition Notice" has the meaning set forth in Section 7(u).

(cc) "Draw Stations" means all draw stations of the Lab as set forth on Schedule 4.

(dd) "Employee" has the meaning set forth in Section 3(n).

(ee) "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)), any deferred compensation, pension, profit-sharing, retirement, bonus, welfare, severance, fringe benefit or stock option plan, including any individual contract, employee agreement, program, or arrangement, providing the same or similar benefits, or any other employee benefit plan, program or arrangement of any kind (including any health, life insurance, and other benefit plan maintained for any former employee or retiree).

(ff) "Enforceability Exceptions" has the meaning set forth in Section 3(b).

(gg) "Environmental, Health, and Safety Requirements" means all Laws and Orders concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

(hh) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder.

(ii) "Excluded Assets" means (i) Cash; (ii) Accounts Receivable; (iii) as related to services provided at or by the Lab on or prior to the Closing Date, those rights related to claims for refunds and rights to offset with respect thereof; (iv) all insurance policies and any and all rights under any and all such policies to proceeds arising in connection with the operation of the Lab prior to the Closing, except for proceeds for assets lost, destroyed or damaged as of the Closing; (v) all claims for refunds of Taxes and other governmental charges of whatever nature relating to any period prior to Closing; (vi) any records that by law the Seller or any of the Hospitals are required to retain in their possession, provided that, at Buyer's request, Seller and the Hospitals shall, at their expense and to the extent permitted by law, provide copies of such records to Buyer; (vii) the Name; (viii) other than the operating software associated with the personal computers included in the Acquired Assets, all software used by the Lab including, without limitation, the Software; (ix) the IRLs and all assets solely related to the IRLs, including all inventory located at the IRL's, and (x) all management and administrative support provided by Seller with respect to the Lab including, without limitation, employees of Seller (other than Hired Employees) providing management or administrative services or support for the Lab.

(jj) "Execution Date" means the date this Agreement is executed by or on behalf of the Parties.

(kk) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

(ll) "Governmental Authority" means any court, commission, tribunal, arbitrator, securities exchange, or governmental, quasi-governmental, administrative, judicial or regulatory body, authority or agency or similar entity.

(mm) "Guaranty" has the meaning set forth in Section 2(f)(i)(9).

(nn) "Hired Employee" has the meaning set forth in Section 6(b).

(oo) "Historical Information" means, with respect to the Lab, all databases of historical patient information and records, customer lists and information (including contact information) maintained by or for the Lab, lab testing results and billing history (to the extent maintained).

(pp) "Hospital Entity" or "Hospital Entities" means Jewish Health System, Inc. and Fort Hamilton Hospital Holding Company.

(qq) "Hospital Patients" means inpatients and registered outpatients of any of the Hospitals.

(rr) "Hospital Patient Laboratory Services" means laboratory testing and ancillary laboratory services provided for the benefit of inpatients and registered outpatients of the Hospitals.

(ss) "Indemnified Party" has the meaning set forth in Section 9(d).

(tt) "Indemnifying Party" has the meaning set forth in Section 9(d).

(uu) "Independent Accountant" has the meaning set forth in Section 2(e)(v).

(vv) "Intellectual Property" means (i) all patents, patent applications, and patent disclosures together with all reissuances, continuations, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights, (iv) mask works, (v) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including source code, executable code, object code, data, databases, compilations, tool sets, compilers and higher level and "proprietary" languages and related documentation), (vii) all advertising and promotional materials, (viii) all other proprietary rights, (ix) all copies and tangible embodiments thereof (in whatever form or medium) and (x) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, all user manuals and training materials and all intellectual property rights relating to any of the foregoing.

(ww) "IRL Assets" has the meaning set forth in Section 7(u).

(xx) "IRL Closing" has the meaning set forth in Section 7(u).

(yy) "IRLs" means the six Hospital-based immediate response laboratories.

(zz) "IRL Service Agreement" means each of the service agreements to be entered into among Buyer, Seller on behalf of the Hospital at which the particular IRL is located and such Hospital and to be delivered pursuant to Section 2(f)(i) and Section 2(f)(ii) herein

(aaa) "IRL Transfer" means any Transfer of all or substantially all of the ownership interests in or assets of any one or more of the IRL's, other than the IRL located in UH and other than in connection with (i) the Transfer of all or substantially all of the ownership interests in or assets of the Hospital with which the respective IRL is affiliated; or (ii) the Transfer related to the closing of or reduction in services provided by the respective IRL.

(bbb) "Knowledge" means with respect to Seller, the actual knowledge, upon reasonable inquiry of Wendell O'Neal, Vincent DeRisio, Ronald Long, and Dorman Fawley.

(ccc) "Lab" means the laboratory testing and ancillary services business of the Selling Entities, but specifically excluding the IRLs.

(ddd) "Lab Confidential Information" means all trade secrets and confidential or proprietary information heretofore or hereafter possessed by the Selling Entities concerning the Lab, except to the extent it relates to the IRLs, including information, whether written or not, (i) of a technical nature, including technology, inventions, discoveries, improvements, processes, formulae, ideas, know-how, methods, compositions, product designs and specifications, tests, computer software programs and research projects, (ii) of a business nature, including information concerning financial condition, results of operations, cash flows, costs, pricing, profits, supplies, suppliers, strategies, budgets, projections, marketing, sales and lists of customers, policyholders and producers, or (iii) pertaining to future developments, including information concerning research and development and future marketing methods.

(eee) "Law" means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, constitution, treaty or directive or guideline issued by a Governmental Authority.

(fff) "Lease Consents" means any Consent necessary to assign the Leases.

(ggg) "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by any of the Selling Entities which relates to the Lab, including the Leases in which the lessor is a party other than the Selling Entities listed in Schedule 4.

(hhh) "Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which any of the Selling Entities holds any Leased Real Property, which Leases are listed on Schedule 4.

(iii) "Leases for Draw Stations" means the leases pursuant to which Seller or any of its Affiliates shall lease or sublease to Buyer the Draw Stations located on premises owned or leased by Seller or any of its Affiliates.

(jjj) "License" means any authorization, approval, franchise, license, permit, consent or Order of or from any Governmental Authority.

(kkk) "Lien" means any mortgage, pledge, lien, encumbrance, charge, claim (whether or not then asserted), restriction, leasehold interest, tenancy, easement, equitable interest, security interest (including without limitation any conditional sale or other title retention agreement), option, right of first refusal or restriction of any kind or defect of title of any kind other than (i) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and (ii) imperfections of title that do not interfere with or impair the use or value of the assets subject thereto.

(lll) "MCC Adjustment Amount" has the meaning set forth in Section 2(e).

(mmm) "Major Managed Care Contracts" has the meaning set forth in Section 2(e).

(nnn) "Managed Care Contracts" means the managed care contracts relating to the Lab, which are described in Schedule 5.

(ooo) "Managed Care Organizations" means the managed care organizations with whom the Selling Entities have entered into the Managed Care Contracts.

(ppp) "Management Agreement" means each of the IRL management agreements to be entered into by and among Buyer, Seller on behalf of the Hospital at which the particular IRL is located and such Hospital and to be delivered pursuant to Section 2(f)(i) and Section 2(f)(ii) herein.

(qqq) "Material Adverse Effect" or "Material Adverse Change" means any event, occurrence, condition, circumstance, effect or change that is or would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Lab, other than the loss of customers to the extent known by Buyer as of the Execution Date.

(rrr) "Material Contracts" has the meaning set forth in Section 3(l).

(sss) "Name" means "Alliance Laboratory Services" and any variation or derivation thereof, and any logos related thereto and used by the Lab.

(ttt) "Order" means any judgment, decree, consent decree, ruling, settlement agreement, assessment, stipulation, award, injunction, subpoena or order of any Governmental Authority.

(uuu) "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(vvv) "Outreach Laboratory Services" means non-STAT laboratory testing and ancillary laboratory services provided for the benefit of Outreach Patients.

(www) "Outreach Patients" means patients other than Hospital Patients and other than APC Patients.

(xxx) "Parties" has the meaning set forth in the preface above.

(yyy) "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

(zzz) "Post-Closing Projected Change in MC Revenue" has the meaning set forth in Section 2(e)(vi)(2).

(aaaa) "Prepaid Expenses" means the total prepaid items, if any, outstanding as of the Closing Date as determined based on generally accepted accounting principles, consistently applied, which are allocated to the Lab and which are usable by Buyer after the Closing Date.

(bbbb) "Proforma Calendar Year 2003 MCC Revenue" has the meaning set forth in Section 2(e).

(cccc) "Proforma 2004 Projected MCC Revenue" has the meaning set forth in Section 2(e).

(dddd) "Proforma Current MCC Revenue" has the meaning set forth in Section 2(e).

(eeee) "Proforma Projected MCC Revenue" has the meaning set forth in Section 2(e).

(ffff) "Projected Change in MC Revenue" has the meaning set forth in Section 2(e).

(gggg) "Prospective Employees" has the meaning set forth in Section 6(a).

(hhhh) "Purchase Price" has the meaning set forth in Section 2(c).

(iiii) "Reagent Contracts" means the reagent contracts relating to the Lab, which are described in Schedule 6.

(jjjj) "Reagent Contract Consents" means any Consent necessary to assign Reagent Contracts that are not terminable by the Lab upon no more than ninety (90) days notice.

(kkkk) "Reference Agreement" means the reference agreement to be entered into between Buyer and the Selling Entities and to be delivered pursuant to Section 2(f)(i) and Section 2(f)(ii) herein.

(llll) "Replacement Contract Post-Closing Projected Change in MC Revenue" has the meaning set forth in Section 2(e).

(mmmm) "Replacement MCC Adjustment Amount" has the meaning set forth in Section 2(e).

(nnnn) "Replacement Managed Care Contract" has the meaning set forth in Section 2(e).

(oooo) "Sale Document" has the meaning set forth in Section 7(u).

(pppp) "Seller" has the meaning set forth in the preface above.

(qqqq) "Selling Entity" and "Selling Entities" has the meaning set forth in the preface above without implication that any such Selling Entity has an ownership interest in the Lab or its assets.

(rrrr) "Software" means the following software used by the Lab: Pathways Horizon Lab Information Systems, PowerPath 2000 Anatomical Pathology, Hemocare Blood Bank Data Management System, PathLab III Toxicology Module, and GTE Billing System, including all user manuals and training materials and related documentation, but excluding the Historical Information.

(ssss) "Successor MC Contract" has the meaning set forth in Section 2(e).

(tttt) "Tax" or "Taxes" means any (i) federal, state, local, or foreign income, gross receipts, license, gains, payroll, employment, franchise, profits, excise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and (ii) liability of the Selling Entities with respect to the payment of any amounts described in (i) as a result of any express or implied obligation to indemnify any other Person.

(uuuu) "Test Mix" has the meaning set forth in Section 2(e).

(vvvv) "Third Party Claim" has the meaning set forth in Section 9(d).

(wwww) "Transfer" shall mean any mode or manner of disposing of property, or any interest therein, whether voluntary or involuntary, direct or indirect, equitable or legal, including, but not limited to, dispositions by gift, sale, exchange, bequest, descent, assignment, operation of law, pledge, encumbrance, hypothecation, attachment, garnishment, or alienation of any kind, or any combination thereof.

(xxxx) "Transferring Entity" has the meaning set forth in Section 7(u).

(yyyy) "Transition Services Agreement" means the transition services agreement to be entered into between Buyer and Seller and to be delivered pursuant to Section 2(f)(i) and Section 2(f)(ii) herein.

Section 2. Basic Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from the Selling Entities, and the Selling Entities agree to sell, assign, transfer, convey, and deliver to Buyer free and clear of all Liens, other than those arising under the Reagent Agreements and those associated with any of the Assumed Liabilities, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of the Selling Entities not included within the definition of Assumed Liabilities. Nothing contained in this Agreement shall be construed as an agreement by Buyer to assume any liability or to perform any obligation of the Selling Entities, except the Assumed Liabilities. Buyer shall not assume any obligations under any Contracts or Leases that are not assigned to Buyer, as a result of a failure to obtain any required Consent or otherwise. The Selling Entities shall promptly pay when they become due all liabilities of the Selling Entities relating to the Lab that are not Assumed Liabilities.

(c) Purchase Price. Buyer agrees to pay $43,000,000 plus or minus the Adjustment Amount (the "Purchase Price") to Seller (for itself and on behalf of the Hospitals) in exchange for the Acquired Assets and the agreements of the Selling Entities and Hospital Entities hereunder. In no event shall the sum of the adjustments made to the Purchase Price pursuant to Section 2(e) cause the Purchase Price to exceed $43,000,000. The Purchase Price including all Adjustment Amounts determined at the Closing Date shall be paid by Buyer to Seller at Closing by wire transfer or delivery of immediately available funds. Additional adjustments to the Purchase Price under Section 2(e) that are determined after the Closing Date shall be paid as set forth below.

(d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Baker & Hostetler LLP, in Cincinnati, Ohio, commencing at 9:00 a.m. local time on December 31, 2003 to be effective at 12:01 a.m. on January 1, 2004 or such other date as the Buyer and Seller may mutually determine (the "Closing Date"). Either Seller or Buyer may extend the Closing Date for a period of time not to exceed thirty (30) days (so that the Closing Date is not later than January 31, 2004) by providing written notice to the other of such extension on or prior to December 29, 2003 in the event such extension is required by such Party so that such Party can fulfill the conditions set forth in Section 8 to be fulfilled by such Party.

(e) Adjustment to Purchase Price. The Purchase Price is subject to adjustment pursuant to Section 2(e)(i) - (v) based upon the MCC Adjustment Amount and pursuant to Section 2(e)(vi) based upon the Post-Closing Adjustment Amount.

(i) Intentionally omitted.

(ii) The purpose of the "MCC Adjustment Amount" shall be to adjust the Purchase Price for (A) Managed Care Contracts with the five (5) Managed Care Organizations set forth on Schedule 5 and marked with an asterisk (the "Major Managed Care Contracts") that are not assigned to Buyer as of the Closing Date; and (B) projected changes in revenue from any of the Major Managed Care Contracts caused by a change in reimbursement rates from those currently in effect for such Major Managed Care Contract that are otherwise unacceptable to Buyer and which are either:

1. negotiated by Seller from and after the Execution Date through the Closing Date and which are assigned to Buyer because, based on the terms currently in effect, such Major Managed Care Contract expires on or before December 31, 2003; or

2. with respect to Major Managed Care Contracts that expire after December 31, 2003, assigned by the Selling Entities to Buyer with the consent of the Managed Care Organization but which consent has been conditioned on a change in rates that is not acceptable to Buyer.
The MCC Adjustment Amount shall only apply with respect to the Major Managed Care Contracts. The MCC Adjustment Amount shall be determined as of the last day of the calendar month for which data is available prior to the Closing Date as follows:

3. For each Major Managed Care Contract currently in effect which is amended, extended or replaced by a successor or amended Managed Care Contract (which shall include, without limitation, a letter of agreement or understanding) (a "Successor MC Contract") at or prior to Closing with the same Managed Care Organization and which is assigned to Buyer, there shall be determined:

(a) the actual number of tests done by the Lab specific to the Major Managed Care Contract (the "Actual MCC Tests") and the mix of tests done by the Lab (which shall not be specific to the Major Managed Care Contract but generally for the Lab) (the "Test Mix"), each for the prior 12 months and the reimbursement rate for each type of test in the Test Mix. The Test Mix shall be applied against the Actual MCC Tests to determine the number of tests in each test mix. The number of tests in each Test Mix shall be multiplied by the reimbursement rate in the Major Managed Care Contract for the Test Mix, and the total shall be the Proforma Current MCC Revenue (the "Proforma Current MCC Revenue"). In the event that such Major Managed Care Contract or current reimbursement rate has been in effect for less than 12 months, the calculations of Proforma Current MCC Revenue for such Major Managed Care Contract shall be annualized, based on the most current appropriate data (annualizing the Test Mix for the period during which the Major Managed Care Contract has been in effect); and

(b) the projected annual revenue relating to such Successor MC Contract for calendar year 2004 shall be determined using the Actual MCC Tests and Test Mix used to determine the Proforma Current MCC Revenue; provided, however, that the reimbursement rates contained in the Successor MC Contract shall be used, and provided, further, that in the event reimbursement is no longer provided for a test or if the test has been bundled with another test or the test is reimbursed differently in such Successor MC Contract, Seller shall determine in good faith and use the actual reimbursement for the test (the "Proforma Projected MCC Revenue").

4. The Proforma Projected MCC Revenue for the Successor MC Contract shall be compared with the Proforma Current MCC Revenue for each Managed Care Organization for which there is a Successor MC Contract at or prior to Closing, with a resulting positive or negative number (the "Projected Change in MC Revenue") determined.

5. The total Projected Change in MC Revenue for all Successor MC Contracts shall be determined and aggregated, taking into account all positive and negative numbers.

6. For each of the Major Managed Care Contracts where (i) Seller has not had the Major Managed Care Contract assigned to Buyer as of the Closing Date, (ii) Buyer has not entered into a Replacement Managed Care Contract effective as of the Closing Date, or (iii) a Successor MC Contract has not been assigned to Buyer as of the Closing Date, the Proforma Calendar Year 2003 MCC Revenue for such Major Managed Care Contracts shall be totaled and subtracted from the total Projected Change in MC Revenue.

7. The MCC Adjustment Amount shall be equal to the total Projected Change in MC Revenue less the amount of the reduction set forth in Section 2(e)(ii)(6).

(iii) Intentionally Omitted.

(iv) No later than three (3) days before the Closing Date, Seller shall deliver to Buyer a report setting forth in reasonable detail its calculation of the "Adjustment Amount." The Adjustment Amount (which may be a positive or negative number) shall be equal to the MCC Adjustment Amount (as determined in accordance with Section 2(e)(ii)), which may be a positive or negative number. If the Adjustment Amount is positive, the Adjustment Amount shall be added to the Purchase Price to be paid by Buyer at Closing. If the Adjustment Amount is negative, the absolute value of the Adjustment Amount shall be deducted from the Purchase Price to be paid by Buyer at Closing.

(v) Disputes Regarding Adjustment Amount. In the event that Buyer has a dispute with respect to the Adjustment Amount, Buyer shall, within 30 days after the Closing Date, submit written notice to Seller setting forth in reasonable detail the nature of its dispute. During such 30 day period, Seller shall promptly provide to Buyer such supporting documentation and information regarding the Adjustment Amount as may be reasonably requested by Buyer. In the event that Buyer shall fail to deliver such notice, the Adjustment Amount shall be deemed final for all purposes and neither Seller nor Buyer shall have any further right to dispute the Adjustment Amount. In the event that Buyer shall timely submit written notice of its dispute, such notice shall not affect the Closing and, on the Closing Date, Buyer shall pay to Seller the Purchase Price as adjusted by the Adjustment Amount calculated by Seller. The parties shall hereafter attempt to resolve their differences during the thirty (30) day period following the giving of the notice of dispute to Seller. In the event that Buyer and Seller shall fail to resolve their differences within such thirty (30) day period, then Buyer and Seller shall retain an independent certified public accountant firm ("Independent Accountant") mutually acceptable to both parties, and such Independent Accountant shall make the final determination with respect to the Adjustment Amount. If the parties are unable to agree on an Independent Accountant within ten days after the end of the 30 day period, then either of Seller or Buyer may request the Chicago, Illinois office of the American Arbitration Association to appoint such a firm and such appointment shall be final and binding on the Parties. The decision of the Independent Accountant shall be final and binding on the Parties. The costs and expenses incurred in connection with the Independent Accountant pursuant to this Section 2(e)(v) shall be borne equally by Seller and Buyer. Within fifteen (15) days after the final determination by the Independent Accountant, if such determination results in an increase in the Purchase Price, Buyer shall pay to Seller such amount, plus simple interest thereon from the Closing Date to the payment date calculated on a per diem basis on the basis of a 365 day year at the annual rate of six percent (6%), and, should the Purchase Price be decreased, Seller shall pay to Buyer such amount plus simple interest thereon from the Closing Date to the payment date calculated on a per diem basis on the basis of a 365 day year at the annual rate of six percent (6%).

(vi) Post-Closing Adjustment for Major Managed Care Contracts. The purpose of the "Post-Closing Adjustment for Major Managed Care Contracts" shall be to adjust the Purchase Price for (A) projected changes in collectible revenue from Major Managed Care Contracts that are not assigned to Buyer as of the Closing Date adjusted for each new managed care contract with the same Managed Care Organization that are effective within ninety (90) days following the Closing Date (a "Replacement Managed Care Contract"), and (B) Major Managed Care Contracts that are assigned to the Buyer with the consent of the Managed Care Company after Closing and within ninety (90) days after the Closing Date. No sooner than ninety (90) days but no later than one hundred twenty (120) days following the Closing Date, Buyer shall deliver to Seller a report setting forth in reasonable detail the Post-Closing Adjustment Amount.

The Post-Closing Adjustment for Major Managed Care Contracts shall be determined as of the Closing Date as follows:

1. For each Major Managed Care Contract that is subject to Section 2(e)(vi)(A) or (B), there shall be determined:

(a) the Actual MCC Tests and the Test Mix, each for calendar year 2003, and the reimbursement rate for each type of test in the Test Mix. The Test Mix shall be applied against the Actual MCC Tests to determine the number of tests in each Test Mix. The number of tests in each Test Mix shall be multiplied by the reimbursement rate in the Major Managed Care Contract for the test mix, and the total shall be the Proforma Calendar Year 2003 MCC Revenue (the "Proforma Calendar Year 2003 MCC Revenue"). In the event that such Major Managed Care Contract or reimbursement rate as of the end of calendar year 2003 was not in effect during all of calendar year 2003, the calculations of the Proforma Calendar Year 2003 MCC Revenue for such Managed Care Contract shall be annualized, based on the data as of the end of calendar year 2003 and annualizing the Test Mix if the Managed Care Contract was not in effect during all of Calendar Year 2003; and

(b) if Buyer has entered into a Replacement Managed Care Contract or there is a Successor MC Contract that has been assigned to Buyer after Closing and within ninety (90) days of the Closing Date, the projected annual revenue relating to such Replacement Managed Care Contract or Successor MC Contract for calendar year 2004 shall be determined using the Actual MCC Tests and Test Mix used to determine the Proforma Calendar Year 2003 MCC Revenue; provided however that the reimbursement rates contained in the Replacement Managed Care Contract or Successor MC Contract shall be used, and provided, further, that in the event reimbursement is no longer provided for a test or if the test has been bundled with another test or the test is reimbursed differently in such Replacement Managed Care Contract or Successor MC Contract, Seller shall determine in good faith and use the actual reimbursement for the test (the "Proforma 2004 Projected MCC Revenue").

2. If Buyer has entered into a Replacement Managed Care Contract or there is a Successor MC Contract that has been assigned to Buyer within ninety (90) days of the Closing Date, the Proforma 2004 Projected MCC Revenue for the Replacement Managed Care Contract shall be compared with the Proforma Calendar Year 2003 MCC Revenue for each Replacement Managed Care Contract or such Successor MC Contract, with a resulting positive or negative number (the "Replacement/Successor Contract Post-Closing Projected Change in MC Revenue") determined.

3. The total Replacement/Successor Contract Post-Closing Projected Change in MC Revenue for all Replacement Managed Care Contracts and Successor MC Contracts assigned to Buyer within ninety (90) days of the Closing Date shall be determined and aggregated, taking into account all positive and negative numbers.

4. If Buyer has entered into a Replacement Managed Care Contract or there is a Successor MC Contract that has been assigned to Buyer within ninety (90) days of the Closing Date, and the Proforma Calendar Year 2003 MCC Revenue for the Major Managed Care Contract to which such Replacement Managed Care Contract or Successor MC Contract relates was subtracted from the total Projected Change in MC Revenue pursuant to Section 2(e)(ii)(6), then the amount subtracted from the total Projected Change in MC Revenue under that subsection with respect to such Major Managed Care Contract shall be added back to total Replacement/Successor Contract Post-Closing Projected Change in MC Revenue pursuant to this subsection.

5. The amounts in Section 2(e)(vi)(3) and (4) shall be aggregated, taking into account all positive and negative numbers, and the result shall be the Post-Closing Adjustment Amount.

6. If the Post-Closing Adjustment Amount is a positive number, the Post-Closing Adjustment Amount, plus simple interest thereon from the Closing Date to the payment date calculated on a per diem basis on the basis of a 365 day year at the annual rate of six percent (6%), shall be paid by Buyer to Seller. If the Post-Closing Adjustment Amount is a negative number, the absolute value of the Post-Closing Adjustment Amount, plus simple interest thereon from the Closing Date to the payment date calculated on a per diem basis on the basis of a 365 day year at the annual rate of six percent (6%), shall be paid by Seller to Buyer. Such payment shall be made within ten (10) days following delivery by Buyer of the report showing the Post-Closing Adjustment Amount. If during said ten (10) day period Seller disputes the calculation, Seller, shall submit written notice to Buyer setting forth in reasonable detail the nature of its dispute. In such event, no payment of the Post-Closing Adjustment Amount shall be made and the dispute shall be resolved as if it was a dispute with respect to the Adjustment Amount.

(f) Deliveries at the Closing.

(i) Deliveries by the Selling Entities. The Selling Entities shall deliver to Buyer at the Closing, dated the Closing Date, the following documents:

1. Bills of Sale and Assignment, executed by each of Seller, TCH, UH, SLH, JHC and FHH, in the form attached hereto as Exhibit A;

2. An executed counterpart of the Assignment and Assumption of Contracts, in the form attached hereto as Exhibit B;

3. An executed counterpart of the Assignment and Assumption of Leases, in the form attached hereto as Exhibit C;

4. Other appropriate instruments of transfer and physical possession, consents to assignments and releases of Liens as shall be necessary to vest in Buyer the title to or rights under the Acquired Assets which is called for by this Agreement in accordance with the terms of this Agreement and the right to their immediate possession;

5. An executed counterpart of the Reference Agreement, in the form set forth on Exhibit D attached hereto;

6. Executed counterparts of the Management Agreements, in the forms set forth on Exhibit E attached hereto;

7. An executed counterpart of the Core Lab Lease, in the form set forth on Exhibit F attached hereto;

8. An executed counterpart of the Transition Services Agreement, in the form set forth on Exhibit G attached hereto;

9. Executed counterparts of the Leases for Draw Stations, in the forms set forth on Exhibit H attached hereto;

10. A certificate of an appropriate officer of Seller and a certificate of the two senior most management employees of Seller who are responsible to the management of the Lab certifying the matters set forth in Section 8(a)(i)-(ii) on behalf of the Selling Entities;

11. An opinion of counsel to the Selling Entities and Hospital Entities substantially in the form of Exhibit I attached hereto;

12. A copy of the good standing certificate of Seller issued on or within fifteen (15) days before the Closing Date by the Secretary of State of Ohio;

13. Executed counterparts of the IRL Service Agreements, in the forms set forth on Exhibit N attached hereto;

14. A certificate of the secretary or assistant secretary of Seller in form and substance reasonably satisfactory to Buyer, as to (i) the Articles of Incorporation of Seller; (ii) the code of regulations of Seller; (iii) the resolutions of the full board of directors of Seller unanimously authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; (iv) incumbency and signatures of the officers of Seller executing this Agreement or other agreements, documents and certificates contemplated by this Agreement, (v) the authorization of Seller to execute and deliver this Agreement and the Ancillary Agreements on behalf of each Hospital and cause each Hospital to perform those obligations thereunder and (vi) the representation that the membership of the board of directors of Seller is consistent with its Code of Regulations.

(ii) Deliveries by Buyer. Buyer shall deliver to Seller at the Closing the Purchase Price as provided in Section 2(e) and the following documents dated the Closing Date:

1. An executed counterpart of the Assignment and Assumption of Contracts;

2. An executed counterpart of the Assignment and Assumption of Leases;

3. An executed counterpart of the Reference Agreement;

4. Executed counterparts of the Management Agreements;

5. An executed counterpart of the Core Lab Lease;

6. An executed counterpart of the Transition Services Agreement;

7. Executed counterparts of the Leases for Draw Stations;

8. In the event that Buyer exercises its rights to assign all or part of this Agreement or any Agreement executed pursuant hereto, a guaranty executed by Buyer, substantially in the form of Exhibit J attached hereto (the "Guaranty"), guaranteeing the performance by the assignee of Buyer's obligations under this Agreement and all other contracts or agreements to be delivered by Buyer hereunder, including, without limitation, the Reference Agreement, the Management Agreement, the Core Lab Lease, the Transition Services Agreement, the Leases for Draw Stations, and the IRL Service Agreements;

9. A certificate of an appropriate officer of Buyer certifying the matters set forth in Section 8(b)(i)-(ii);

10. Certified copies of resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder;

11. An opinion of counsel to Buyer in substantially the form of Exhibit K attached hereto;

12. In the event there is a Guaranty as described in Section 2(f)(ii)(8), an opinion of special Ohio counsel to Buyer substantially in the form attached hereto as Exhibit L;

13. Executed counterparts of the IRL Service Agreements;

14. An incumbency and specimen signature certificate with respect to the officers of Buyer executing this Agreement or any other agreement, document or certificate contemplated by this Agreement; and

15. A copy of the good standing certificate of Buyer issued on or within fifteen (15) days before the Closing Date by the Secretary of State of the jurisdiction of its organization, and each jurisdiction in which it is qualified to do business.

(g) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets and the agreements of the Selling Entities hereunder for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule to be mutually agreed prior to Closing and to be attached hereto as Exhibit M. The Parties agree that the allocation agreement shall be amended to reflect any post-Closing adjustments determined under this Agreement. Unless otherwise required by applicable Law, the Parties agree not take any position inconsistent with such allocation agreement in any filing, audit, litigation or otherwise.

Section 3. Representations and Warranties of the Selling Entities. Seller represents and warrants, on its own behalf and on behalf of the Hospitals, to Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Schedule 3 accompanying this Agreement and initialed by the Buyer and Seller (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3. Without limiting the rights and remedies of Buyer with respect to the representations and warranties in this Section 3, Buyer acknowledges that Seller (for itself and on behalf of the Hospitals) is making the representations and warranties contained herein, in part, upon the personal representations and knowledge of senior management of the Lab, and Buyer has informed Seller that such senior management will have an equity interest in the entity to which Buyer assigns this Agreement, or will be compensated on a basis which is similar to such senior management having an equity interest in operations of the lab after the Closing Date.

(a) Organization of Seller and Hospitals. Seller, TCH, UH, JHC, FHH and each of the Hospital Entities are each non-profit corporations duly incorporated, validly existing, and in good standing under the laws of State of Ohio. SLH is a nonprofit corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Kentucky.

(b) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to own and operate the Lab as currently operated, to execute and deliver, for itself and on behalf of each Hospital, this Agreement and each other related certificate, instrument and agreement (the "Ancillary Agreements") executed and delivered by it in connection with this Agreement, to perform the obligations of Seller and each Hospital and Hospital Entity hereunder and thereunder, and to act on behalf of the Hospitals. Without limiting the generality of the foregoing, the board of directors of Seller has duly authorized the execution, delivery, and performance of this Agreement and each Ancillary Agreement by Seller (for itself and on behalf of each Hospital and Hospital Entity) and no other corporate or other proceedings on the part of Seller or its members, if any, are necessary to authorize the execution, delivery and performance of this Agreement and each such Ancillary Agreement by Seller (for itself and on behalf of each Hospital and Hospital Entity) or the consummation of the transactions contemplated hereby and thereby. No action of the part of the board of directors or members, if any, of any Hospital or Hospital Entity is necessary to authorize the execution and delivery of this Agreement and each Ancillary Agreement by Seller on behalf of each Hospital and Hospital Entity, the performance of the obligations of such Hospital or Hospital Entity hereunder or thereunder or the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to be executed and delivered by Seller (for itself and on behalf of each Hospital and Hospital Entity) has been duly executed and delivered by Seller (for itself and/or on behalf of each Hospital and Hospital Entity) and constitutes a valid and binding agreement of Seller and each Hospital and Hospital Entity, enforceable against Seller and each Hospital and Hospital Entity in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The exceptions in clauses (i) and (ii) are sometimes referred to herein as the "Enforceability Exceptions."

(c) Noncontravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by or on behalf of the Seller, the Hospitals and the Hospital Entities, and/or the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict with any (A) Law applicable to Seller or any of the Hospitals or Hospital Entities, the Lab or any of the Acquired Assets, (B) any Order of any Governmental Authority to which Seller or any of the Hospitals or Hospital Entities is subject or by which it or any of its respective properties or assets, including any of the Acquired Assets, are bound, (C) any License of Seller or any Hospital relating to the Lab or (D) any provision of the charter or bylaws of Seller or any of the Hospitals or Hospital Entities, the JOA or the Code of Regulations of Seller, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or loss of any benefit under, result in any penalty or payment becoming due under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Seller or any Hospital or Hospital Entity is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Lien upon any of the Acquired Assets).

(d) Consents. The Acquired Assets include Contracts and Leases which require consent for assignment. All written Contracts and Leases requiring such consent are identified in Section 3(d) of the Disclosure Schedule. Except the consents to assignment of Contracts and Leases identified in Section 3(d) of the Disclosure Schedule and except as otherwise identified in Section 3(d) of the Disclosure Schedule, no Selling Entity or Hospital Entity is required to give any notice to, make any filing with, or obtain any Consent from any Person, including any Governmental Authority, in order for such Persons to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(e) Brokers' Fees. No Selling Entity or Affiliate has any liability or obligation to pay any fees or commission to any broker, finder, intermediary, investment banker or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement for which Buyer could become liable or obligated.

(f) Title to Assets. Seller or one or more of Seller, TCH, UH, SLH, JHC or FHH has good and marketable title to the assets comprising the Acquired Assets, free and clear of any Lien or restriction on transfer other than Liens associated with any of the Assumed Liabilities. Section 3(d) of the Disclosure Schedule sets forth a correct and complete list (in each case identifying the personal property lease or Reagent Contract relating thereto) of all personal property currently leased or used by the Selling Entities with respect to the Lab that is owned by third parties. Except as set forth in Section 3(f) of the Disclosure Schedule, all of the real property to be subject to the Core Lab Lease is owned or leased by Seller.

(g) Undisclosed Liabilities. None of the Selling Entities has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) those arising under agreements or other commitments to which the Lab is a party (other than for breach thereof) and that are disclosed in the Disclosure Schedule, or (ii) those incurred under this Agreement and the Ancillary Agreements.

(h) Legal Compliance.

(i) Other than Environmental, Health and Safety Requirements, each Selling Entity, with respect to the Lab, has complied and is in material compliance with all applicable Laws, Orders and Licenses and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any Selling Entity alleging any failure so to comply. The Selling Entities have all Licenses necessary to carry on the business of the Lab as currently conducted and as conducted within the six (6) months prior to the Closing. A complete and correct list of the Licenses is set forth on Section 3(h) of the Disclosure Schedule. Seller has not received any notice of any alleged violation of any of such Licenses, Laws or Orders. There is no pending, or to the knowledge of the Seller, threatened, revocation, cancellation, suspension, limitation, amendment, modification, restriction or nonrenewal of any License held by any Selling Entity with respect to the Lab and there is no claim, action, suit, investigation or proceeding which is pending or, to Seller's Knowledge, threatened that would be likely to lead to the revocation, cancellation, suspension, limitation, amendment, modification, restriction or non-renewal of any such License. No Selling Entity, with respect to the Lab, is operating under any formal or informal agreement or understanding with any Governmental Authority which restricts its ability to do business or requires it to take, or refrain from taking, any action otherwise permitted by applicable Law. No Selling Entity with respect to the Lab is a party to an Integrity Agreement or other compliance-related agreement with any Governmental Authority.

(ii) No Selling Entity, with respect to the Lab nor any individual who is currently an executive officer, manager, director or sales, administrative or billing employee of any Selling Entity, with respect to the Lab or, to the knowledge of Seller, any Employee (A) has been convicted of, charged with or, to the knowledge of the Seller investigated for a Medicare, Medicaid or state health program-related offense, (B) has been convicted of, charged with or, to the knowledge of the Seller, investigated for a violation of Law related to fraud, theft, embezzlement, financial misconduct or obstruction of an investigation, (C) has been excluded or suspended from participation in Medicare, Medicaid or any federal or state health program, or (D) has been subject to any Order or any criminal or civil fine or penalty imposed by any Governmental Authority with respect to any such Medicare, Medicaid or any other federal or state health care program.

(iii) Seller has made available to Buyer prior to the date of this Agreement true and complete copies of (A) all material surveys, reports, notices, inquiries, subpoenas and other correspondence related to any certification, licensure or other inspections, and summaries of all proficiency test results relating to the Lab for the period from October 1, 2000 through the date hereof; (B) all material written inquiries, notices, requests for records, subpoenas and correspondence received by Seller related to utilization, reimbursement or other audits or investigations relating to the Lab for the period from October 1, 2000 through the date hereof; and (C) all current licenses or certifications of Seller with respect to the Lab under the Clinical Laboratory Improvement Act of 1988 and the regulations promulgated thereunder ("CLIA").

(iv) To the Knowledge of Seller, with respect to the Lab, Seller has not engaged in any activities that are prohibited under or would violate Medicare and Medicaid statutes, 42 U.S.C. Sections 1320a-7, 7a and 7b, or the regulations promulgated pursuant to such statutes, or comparable state or local Law or rules of professional conduct. Seller, with respect to the Lab, has timely and accurately filed in all material respects all requisite claims and other reports required to be filed in connection with all applicable state and federal Medicare and Medicaid programs due on or before the date of this Agreement. To the Knowledge of Seller, Seller, with respect to the Lab, has no any financial arrangement which render any of its billings unlawful pursuant to the Stark Law or comparable state Law. For purposes of this Agreement, "Stark Law" means Section 1877 of the Social Security Act (42 U.S.C. 1395nn).

(v) No right of Seller with respect to the Lab to receive reimbursements pursuant to any government program or private program has ever been terminated or suspended as a result of any investigation or action whether by any Governmental Authority or other third party. Seller with respect to the Lab since January 1, 1999 has not received notice from any Governmental Authority that it has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, professional review organization, accrediting organization or certifying agency for the purpose of any alleged improper activity on the part of such entity, other than routine audits or inquiries. Seller with respect to the Lab has not received any written notice of deficiency from a Governmental Authority in connection with its operations for which a plan of correction has not been accepted. Seller with respect to the Lab has not received any written notice of any claim, requirement or demand of any licensing, accrediting or certifying agency to rework or redesign their operations or any part thereof.

(vi) Neither Seller, with respect to the Lab, or to the knowledge of Seller, any officer, director, manager, employee or agent of Seller, acting on behalf of the Lab, or any other Person acting on behalf thereof, acting alone or together, has (A) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other Person with whom Seller has done business directly or indirectly or (B) directly or indirectly, given or agreed to give, in violation of Law, any gift or similar benefit to any customer, governmental employee or other Person who is or may be in a position to help or hinder the business of the Lab (or assist Seller with any actual or proposed transaction) which, under current Law, in the case of either clause (A) or clause (B) above, could reasonably be expected to subject any Seller or the Lab to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

(i) Tax Matters. To the Knowledge of the Seller, there is no material dispute or claim concerning any Tax liability of or relating to the Lab. All foreign, federal, state and local Tax returns and reports required to be filed by Seller have been filed and all taxes with respect to the Seller, the Lab and the Acquired Assets have been paid (whether or not shown to be due on such tax returns), and there are no Liens for Taxes with respect to the Acquired Assets. Seller with respect to the Lab has complied with all applicable Laws relating to the payment and withholding of taxes and has timely withheld from employee wages and paid over to the proper taxing authorities when due all amounts required to be so withheld and paid over.

(j) Intellectual Property.

(i) Section 3(j) of the Disclosure Schedule sets forth a correct and complete list (except for licenses of "off the shelf" software requiring payments of less than $10,000 per year) of: (a) all patents, technical documentation, trademarks, tradenames, service marks and copyrights (including all federal, state, and foreign registrations pertaining thereto) and all applications therefor, and any software or databases, that are owned by the Selling Entities which are used in the Lab (collectively, the "Proprietary Intellectual Property"); and (b) all patents, technical documentation, trademarks, trade secrets, trade names, service marks, copyrights, software and databases that are used by the Selling Entities with respect to the Lab pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property"). Seller owns the Proprietary Intellectual Property free of all Liens, including claims, liens or encumbrances or rights of employees, agents, consultants, customers, licensees, or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Proprietary Intellectual Property, and have the sole and exclusive right to bring actions for infringement or unauthorized use of the Proprietary Intellectual Property. No Selling Entity has licensed any Proprietary Intellectual Property for use by any other Persons. Seller owns, or has the right to use pursuant to valid and enforceable licenses and agreements identified on Section 3(j) of the Disclosure Schedule, all Intellectual Property used in the Lab. Seller, with respect to the Lab, has taken and is taking reasonable measures to protect the confidentiality of trade secrets, know how and confidential information, including requiring employees and third parties having access thereto to execute written nondisclosure agreements. To the Knowledge of the Seller, the Lab has not, within the past five (5) years, interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties in any material respect, and the Lab has not, within the past five (5) years, received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Lab must license or refrain from using any Intellectual Property rights of any third party).

(ii) Seller or one of the Hospitals owns outright or holds valid licenses to use the Software.

(k) Tangible Assets. Other than with respect to the tangible assets located in the Closed Departments, the tangible assets included in the Acquired Assets are, in the aggregate, in good repair and operating condition (ordinary wear and tear excepted) and currently used or usable in connection with the operation of the Lab.

(l) Contracts. Schedule 4 contains a true and complete list of all Draw Stations and Current Draw Station Leases, segregated into those Draw Stations located on property owned or leased by Seller or an Affiliate of Seller (other than the Lab) and those Draw Stations located on property owned by parties other than Seller or an Affiliate of Seller. Schedule 5 contains a true and complete list of all Managed Care Contracts. Schedule 6 contains a true and complete list of all Reagent Contracts including the department in which such equipment is located. True and complete copies of all Material Contracts (as hereinafter defined) (including all amendments thereof and extensions thereof) have been provided or made available to Buyer. Except as set forth in Section 3(l) of the Disclosure Schedule, no Selling Entity is a party to (on behalf of or for the benefit of the Lab) and neither any Selling Entity (with respect to the Lab) nor any Acquired Asset is bound by any of the following:

(i) contracts not made in the Ordinary Course of Business;

(ii) management, independent contractor, employment, employment termination, severance or pension agreements which continue beyond the Closing Date;

(iii) indentures, credit agreements, letters of credit, security agreements, pledge agreements, guaranties or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of Liens;

(iv) personal property leases pursuant to which Lab is obligated to pay in excess of $10,000 or any real property leases (other than with respect to Draw Stations listed on Schedule 4);

(v) collective bargaining agreements;

(vi) contracts or commitments for capital expenditures or construction;

(vii) agreements dealing with advertising, licensing, consulting or agency relationships;

(viii) distributor, commission or sales agency or representation agreements;

(ix) sales or purchase agreements with a duration of greater than one year or pursuant to which the Lab will receive or is obligated to pay in excess of $50,000;

(x) partnership, joint venture or similar agreements involving a sharing of profits, losses, costs or liabilities by Seller with respect to the Lab with any other Person;

(xi) contracts or commitments with pathology groups or medical directors;

(xii) Managed Care Contracts (other than as listed on Schedule 5);

(xiii) Reagent Contracts (other than as listed on Schedule 6);

(xiv) phlebotomy placement or collection agreements, equipment use agreements and laboratory services agreements;

(xv) agreements, contracts or commitments containing covenants limiting in any fashion the freedom and ability of Seller or the Lab to compete, solicit customers, solicit for employment, hire or obtain the services of any Person or otherwise conduct any business anywhere in the world, or of the Seller or the Lab to use or employ the technology of the Lab;

(xvi) powers of attorney;

(xvii) indemnification agreements;

(xviii) agreements with any Governmental Authority;

(xix) surety bonds;

(xx) any other agreement, contract or instrument that is material to the ownership or operation of the Lab other than with respect to any of the Excluded Assets (collectively, the agreements in paragraphs (i) through (xx), the Current Draw Station Leases, the Managed Care Contracts and the Reagent Agreements collectively constitute "Material Contracts").

With respect to each Material Contract: (A) the agreement is the legal, valid, binding, and enforceable obligation of the Selling Entities, and to the Knowledge of the Seller, the other parties thereto; (B) neither the Seller nor, to the Knowledge of Seller, any other party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; (C) there are no unresolved disputes under the agreement and (D) neither the Selling Entities nor, to the Knowledge of the Seller, any other party has repudiated any material provision of the agreement.

(m) Litigation. No Selling Entity is subject to any outstanding Order affecting the Lab or any of the Acquired Assets or the transactions contemplated hereby or under the Ancillary Agreements or is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, arbitration or investigation of, in, or before any Governmental Authority affecting the Lab or any of the Acquired Assets or the transactions contemplated hereby or under the Ancillary Agreements.

(n) Employees. Section 3(n) of the Disclosure Schedule sets forth a correct and complete list of all employees employed by Seller and its Affiliates who spend a substantial portion of their time performing services in connection with the administration and operation of the Lab (each an "Employee" and, collectively, the "Employees"), together with their respective social security numbers, departments, job titles, dates of hire, current base salary or hourly rate, annual review date, bonus and severance arrangements with respect thereto and the entity by which they are employed. No Selling Entity with respect to the Lab is a statutory employer, joint employer, single employer, alter ego, or any other form of constructive employer with respect to any individual not listed on Section 3(n) of the Disclosure Schedule under any federal or state Laws governing labor and employment. Section 3(n) of the Disclosure Schedule sets forth a correct and complete list of all consultants to and independent contractors or leased employees of any Selling Entity with respect to the Lab, as of the date hereof, together with their respective addresses, responsibilities, dates of engagement, and compensation. To the Knowledge of the Seller, no executive, key employee, or significant group of employees who serve the Lab plans to terminate employment with their employer during the next twelve (12) months other than to the extent that such employees plan to become employees of Buyer after the Closing Date. No Selling Entity is a party to or bound by any collective bargaining agreement affecting the Lab, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute affecting the Lab within the past three years. No Selling Entity has committed any material unfair labor practice affecting the Lab. No Prospective Employees are represented by any labor organization, no labor organization or group of Employees has made a demand for recognition, there are no organizing activities involving any Selling Entity with respect to the Lab pending or, to the knowledge of the Seller, threatened by any labor organization or group of Employees. No Prospective Employee is subject to any employment, non-compete or confidentiality agreement with Seller or any Hospital or, to Seller's Knowledge, any other Person that would limit or restrict such Prospective Employee's ability to provide services to Buyer and its Affiliates after the Closing.

(o) Guaranties. None of the Selling Entities has obligated the Acquired Assets as a guarantor or otherwise subjected the Acquired Assets to any responsibility for any liability or obligation (including indebtedness) of any other Person.

(p) Environmental, Health, and Safety Matters.

(i) Each Selling Entity, with respect to the Lab, has complied and is in substantial compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, each Selling Entity with respect to the Lab has obtained, has complied, and is in substantial compliance with all Licenses that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. To Seller's knowledge, there is no condition or circumstance at, on or beneath any real property currently or previously owned or leased by any Selling Entity (or any predecessor thereof) relating to the Lab, or at, on or beneath any property at which wastes of any Selling Entity with respect to the Lab have been deposited or disposed by or at the behest or direction of any Selling Entity (or any predecessor thereof) that (x) has required is likely to require abatement or correction under any Environmental, Health, and Safety Requirement or (y) is likely to give rise to any civil or criminal liability under any Environmental, Health, and Safety Requirement.

(iii) No Selling Entity, with respect to the Lab, has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

(q) Certain Business Relationships with Lab. No Seller or Affiliate, or any officer or director of any Seller or Affiliate has been involved in any business arrangement or relationship with the Lab within the past twelve (12) months other than as disclosed on Section 3(q) of the Disclosure Schedule, and each such business arrangement or relationship has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms. To the Knowledge of the Seller, none of such Persons has any contractual relationship with or any direct or indirect ownership interest in any entity that competes with any Seller or Affiliate with respect to the Lab. For purposes of this Section, direct or indirect ownership interest shall not include an ownership interest of one percent (1%) of less in any company trading on a registered security exchange.

(r) Customers and Suppliers.

(i) Section 3(r) of the Disclosure Schedule lists the twenty (20) largest customers of the Lab for each of the two most recent fiscal years and for the two month period ended August 31, 2003 and sets forth opposite the name of each such customer the percentage of revenue attributable to such customer. No Selling Entity, with respect to the Lab, is a party to or bound by any contract, agreement or arrangement containing any so-called "most favored nation" provisions or any similar provision requiring the Lab to offer a customer terms or concessions at least as favorable as offered to one or more other parties.

(ii) Since January 1, 2003 no material supplier of the Lab has indicated to Seller or the Lab that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Lab, no customer listed on Section 3(r) of the Disclosure Schedule has indicated to Seller or the Lab that it intends to stop, or materially decrease the rate of, buying services from the Lab, or would do so if the Lab were sold to a third party.

(s) Leased Real Property. Other than Current Draw Station Leases, no Selling Entity has any Leased Real Property relating to the Lab. With respect to all Leases for Draw Stations:

(i) each such Lease is the legal, valid, binding, and enforceable obligation of the Selling Entities with respect to the Lab and, to the Knowledge of the Seller, of each other party thereto;

(ii) neither the Selling Entities nor, to the Knowledge of the Seller, any other party to any Lease is in breach or default under such Lease; and, to the Knowledge of the Seller, no event has occurred or circumstances exist which, with the deliver of notice or passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(iii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Lab or Seller; and

(iv) neither the Selling Entities nor the Lab has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(t) Sufficiency of Assets. The Acquired Assets (together with the Excluded Assets) constitute all of the assets, tangible and intangible, necessary to operate the Lab in the manner presently operated by the Seller.

(u) Trial Balance. Seller has provided to Buyer copies of the trial balance report of the following departments of the Lab as of and for the fiscal year ended June 30, 2003 (the "Trial Balance Reports"):

Department	Report No.	Date
Laboratory Administration	HALABDEPTRPT	September 29, 2003
Automated Testing	HALABDEPTRPT	September 29, 2003
Flow Cytometry	HALABDEPTRPT	September 29, 2003
Pathology - JH/Core	HALABDEPTRPT	September 29, 2003
Lab Customer Service	HALABDEPTRPT	September 29, 2003
Microbiology	HALABDEPTRPT	September 29, 2003
Technical Services	HALABDEPTRPT	September 29, 2003
Toxicology	HALABDEPTRPT	September 29, 2003
Lab Business Administration	HALABDEPTRPT	September 29, 2003
Lab Support Services	HALABDEPTRPT	September 29, 2003
Lab Information Services	HALABDEPTRPT	September 29, 2003
Cytology	HALABDEPTRPT	September 29, 2003
Outreach Operations	HALABDEPTRPT	September 29, 2003
Accessioning and Processing	HALABDEPTRPT	September 29, 2003
Pathology - UH	HALABDEPTRPT	September 29, 2003
Pathology - CH	HALABDEPTRPT	September 29, 2003
Pathology - SL	HALABDEPTRPT	September 29, 2003
Immunology	HALABDEPTRPT	September 29, 2003

The Trial Balance Report contains a complete and accurate record of the transactions of the respective departments of the Lab for the periods indicated in all material respects.

(v) Absence of Certain Changes. Since January 1, 2003 (i) there has not been any Material Adverse Effect, (ii) there has not been any damage, destruction, loss, or casualty to any of the Acquired Assets (whether or not covered by insurance), (iii) the Lab has been operated in the Ordinary Course of Business and no Selling Entity, with respect to the Lab, has entered into any agreement, transaction, or activity or made any commitment except those in the Ordinary Course of Business, (iv) there has not been any material increase in the compensation or benefits paid to Employees other than in the Ordinary Course of Business pursuant to Seller's normal compensation policies, (v) there has not been any extraordinary losses suffered, (vii) there has not been any write-down of the value of any Acquired Asset on the books or records of the Seller, except for depreciation and amortization taken in the Ordinary Course of Business, (viii) there has not been any material adverse change in the relations of Seller with the Employees or suppliers other than as listed on Section 3(r) of the Disclosure Schedule or in the relations of Seller with any customers other than as listed on Section 3(r) or otherwise known by Buyer, (ix) there has not been any increase of any reserves for contingent liabilities relating to the Lab, (x) there has been no surrender or revocation of any License, and (xi) no Selling Entity has materially changed any prices charged any of the material customers of the Lab other than pursuant to a Successor MC Contract.

(w) Inventories. The inventories of the Lab consist of items of a quantity necessary for the operation of the Lab in the Ordinary Course of Business and quality usable by the Lab in the Ordinary Course of Business on the respective date.

(x) Employee Benefits.

(i) Section 3(x) of the Disclosure Schedule lists all Employee Benefit Plans, which are or have been participated in, or maintained by Seller or any Affiliate for the prior five (5) years for the benefit of Employees or former Employees or their dependents and beneficiaries or with respect to which contributions are made or obligations assumed by Seller or any Affiliate for the benefit of Employees or former Employees or their dependents and beneficiaries. Copies of all such Employee Benefit Plans and all related documents have been made available to Buyer.

(ii) Neither Seller nor any entity that is treated as a single employer with Seller pursuant to Section 414(b), (c), (m), or (o) of the Code ("ERISA Affiliate") currently maintains or contributes to any Employee Benefit Plan that is subject to Title IV of ERISA, or has previously maintained or contributed to any such plan that has resulted in any liability or, to the knowledge of the Seller, potential liability for Seller under said Title IV. As of the date hereof, there is no outstanding unpaid minimum funding waiver within the meaning of Code Section 412(d).

(iii) Neither Seller nor any ERISA Affiliate maintains, or has contributed within the past five (5) years to, any multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. Neither Seller nor any ERISA Affiliate currently has any liability to make withdrawal liability payments to any multiemployer plan.

(iv) Except as specifically identified in Section 3(x) of the Disclosure Schedule, no Employee Benefit Plan for the benefit of any Hired Employee provides for post-employment life or health insurance, benefits or coverage, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(y) Claims. Seller has delivered to Buyer a correct and complete description of all claims for negligence or professional responsibility made in respect of the Lab within two (2) year period ending August 31, 2003 whose liability could be expected to exceed Twenty Five Thousand Dollars ($25,000).

(z) Solvency. Upon completion of the transactions contemplated by this Agreement and the Ancillary Agreements, (i) the fair salable value of Seller's assets will exceed the sum of its debts and other probable liabilities, (ii) Seller will be able to pay its debts and liabilities as they become due in the Ordinary Course of Business and (iii) Seller will not have unreasonably small capital with which to conduct its business. Seller does not intend, in consummating the transactions contemplated by this Agreement and the Ancillary Agreements, to hinder, delay or defraud either present or future creditors or any other Person to which Seller is or will become, after the date hereof, indebted.

(aa) Books and Records. The books and records of the Seller with respect to the Lab or the Acquired Assets (in whatever form maintained, including without limitation hardcopy form or electronic form) are complete and accurate in all material respects, have been maintained in accordance with generally accepted business practices and have been made available to the Buyer. None of the Hospitals has or maintains books or records with respect to the Lab or the Acquired Assets.

(bb) Joint Operating Agreement. The JOA constitutes a valid and binding agreement of Seller and the other parties thereto, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions. The joint operations of the Seller and the Hospitals ("Joint Operations") are governed by the Third Amended and Restated Joint Operating Agreement ("JOA") dated July 1, 2001 among Seller and the Hospitals. The JOA has not been amended since the effective date thereof and is in full force and effect as of the date hereof. A true and complete copy of the JOA has been provided to Buyer. Neither Seller nor any Hospital has received notice from any other party to the JOA that it intends to seek withdrawal from the Joint Operations in whole or in part or that it intends to seek termination of the JOA in whole or in part, including upon the occurrence or non-occurrence of any event, condition or circumstance. There are no plans or intentions to dissolve the Seller. Seller is not aware of any change in applicable Law or any proposed or pending change in applicable Law that prevents Seller from fulfilling its obligations pursuant to the JOA or otherwise renders a material provision or provisions of the JOA impossible to perform. None of Seller or any Hospital is considered a single employer with the University of Cincinnati for collective bargaining purposes, and none of Seller or any Hospital is considered a public employer. The obligations of Seller and each Hospital and Hospital Entity under this Agreement and the Ancillary Agreements shall survive and shall not be affected by any amendment to or termination of the JOA or the termination of the participation in the JOA of any of the "participating entities" (as such term is defined in the JOA).

(cc) Alliance Primary Care. APC is an Ohio non-profit corporation, all of the outstanding membership interests of which are maintained by Seller. The Seller has no reason to believe as of the date of this Agreement that the number of physicians employed by or affiliated with APC will materially decrease, in connection with the sale of the Lab to Buyer or otherwise.

(dd) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading. Seller has no knowledge of any fact that has not been disclosed to Buyer that has had or could have a Material Adverse Effect.

Section 4. Buyer's Representations and Warranties. Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

(a) Organization of Buyer. Buyer is a corporation (or other entity) duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to the Enforceability Exceptions. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by Buyer.

(c) Noncontravention. The execution and the delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate or conflict with (A) any Law applicable to Buyer, (B) any Order of any Governmental Authority to which Buyer is subject or by which it or any of its properties or assets are bound, (C) any License of Buyer or (D) any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or loss of any benefit under, result in any penalty or payment becoming due under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d) Consents. Buyer does not need to give any notice to, make any filing with, or obtain any Consent from any Person in order for Buyer to consummate the transactions contemplated by this Agreement.

(e) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, intermediary, investment banker or agent with respect to the transactions contemplated by this Agreement or any Ancillary Agreement for which Seller could become liable or obligated.

(f) Employee Benefits. Based upon information provided by Seller with respect to the employee benefits provided by Seller, the employee benefits currently provided by Buyer to employees of Buyer and its Affiliates who are similarly situated to Hired Employees are equal to or more favorable to such employees in the aggregate, in terms of cost to the employer, than the employee benefits currently provided to the Hired Employees by Seller. Buyer does not offer a post-retirement welfare plan.

Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its commercially reasonable best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 8 below). Seller will cause the Hospitals and Hospital Entities to comply with all of their representations, warranties, covenants, agreements, liabilities and obligations under this Agreement.

(b) Notices and Consents. The Seller shall use its commercially reasonable best efforts to obtain as promptly as practicable all Consents required on the part of any Selling Entity to consummate the transactions contemplated by this Agreement (without reference to the provisions in this Agreement providing that less than all required Consents must be obtained to close the transactions contemplated hereby), including without limitation all of the matters set forth in Section 3(d) of the Disclosure Schedule and any Consent or other similar instrument necessary for Seller to provide Buyer the software required under the Transition Services Agreement. Buyer shall use its commercially reasonable best efforts to obtain as promptly as practicable all Consents required on the part of Buyer to consummate the transactions contemplated by this Agreement, including without limitation the matters set forth in Section 4(d) of the Disclosure Schedule. The Seller and Buyer shall reasonably cooperate with each other in obtaining all required Consents including, without limitation any Consent or other similar instrument necessary for Seller to provide Buyer the software required under the Transition Services Agreement. In the event that the Seller does not obtain a required Consent to the proposed assignment of any Contract or Lease to Buyer, no Selling Entity may assign its rights under any such Contract or Lease to any other Person. With respect to the Reagent Contracts pursuant to which a Selling Entity leases equipment for both the Lab and the IRLs, Seller and Buyer shall use commercially reasonable efforts to obtain Consents, assignments or new agreements to allow Seller to retain all interest under such Reagent Contracts in the equipment related to the IRLs, and allow Buyer to assume all interest under such Reagent Contracts in the equipment related to the Lab.

(c) Operation of Business. The Seller will not cause or permit the Lab to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Each of the Selling Entities with respect to the Lab shall:

(i) use its reasonable best efforts to keep available to Buyer the services of all Employees, and those agents and consultants to be retained by the Buyer after the Closing;

(ii) use its reasonable best efforts to maintain all of its Licenses;

(iii) maintain in all material respects all of the tangible assets included in the Acquired Assets in good working order and condition, except to the extent of ordinary wear or use in the Ordinary Course of Business;

(iv) not (A) make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any Employee, except as required under existing employment agreements or Employee Benefit Plan, or (B) enter into any employment agreement or make any material change in employment terms for any of the Employees or enter into or make any change in the terms of its agreements with any independent contractors of the Seller with respect to the Lab;

(v) keep in full force and effect, without amendment, all material rights and agreements relating to the Acquired Assets or the Lab, except as expressly provided herein;

(vi) comply with all applicable Laws and contractual obligations applicable to the Acquired Assets or the Lab;

(vii) report periodically to Buyer upon request concerning the status of the Lab, its finances and operations, and the Acquired Assets;

(viii) satisfy their liabilities as they become due;

(ix) take any action or omit to take any action for the purpose of causing Acquired Assets to be converted into Excluded Assets; and

(x) not take or agree to take any action that would make any representation or warranty of the Seller (for itself and on behalf of the Hospitals) contained herein inaccurate in any material respect at the Closing or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time.

(d) Preservation of Business. The Selling Entities will use commercially reasonable efforts to cause the Lab to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies and existing relationships and goodwill of the Lab with lessors, licensors, suppliers, regulators, customers, agents, brokers, distributors, lessors, employees and other Persons having business dealings with it.

(e) Full Access. Other than as prohibited by Law, the Seller will permit (and will cause the Lab to permit) representatives of Buyer (including legal counsel and accountants) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Lab, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Lab or the Acquired Assets. The Seller shall furnish to the Buyer such additional financial and operating data and other information regarding the Lab and the Acquired Assets that is requested from time to time by the Buyer and that is available to the Seller or may be prepared or compiled by the Seller without undue burden or expense. Buyer will treat and hold as such any Confidential Information it receives from the Seller in the course of the reviews contemplated by this Section 5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller all tangible embodiments (and all copies) of the Confidential Information which are in its possession or, upon request by Seller, will certify Buyer's destruction thereof, provided that the provisions of this sentence shall not apply to Lab Confidential Information from and after Closing.

(f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. In addition, each party shall give prompt notice to the other Party of (i) the occurrence, or failure to occur, of any event or the existence of any condition, fact, state of circumstances, development, action or omission that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect, (ii) any information that indicates that any representation or warranty of such Party was not true and correct as of the date hereof, (iii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iv) the occurrence of any event which will result, or is reasonably likely to result, in the failure to satisfy a condition specified in Section 8 hereof, (v) the commencement or threatened commencement of any suit, action, claim, or proceeding by any Governmental Authority or any Person (other than Buyer) relating to the Lab or relating to this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby or (vi) any notice of, or other communication relating to, any agreement or refusal of any third party to grant any Consent to such Party required on the part of such party under this Agreement. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. The Seller will not (and the Seller will not cause or permit any Hospital, Hospital Entity or the Lab to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of any substantial portion of the assets, of the Lab, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

(h) Leases. No Selling Entity will cause or permit any Lease not marked with an asterisk on Schedule 4 to be amended, modified, extended, renewed or terminated; nor shall any Selling Entity with respect to the Lab enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, other than as specified on Schedule 4.

(i) Managed Care Contracts. The Seller shall use commercially reasonable best efforts to negotiate renewals or extensions of, or Successor MC Contracts for, Managed Care Contracts that are scheduled to expire on or before December 31, 2003, at payments rates no less than the rates currently in effect for such Managed Care Contracts and to have each Successor MC Contract expressly include a Consent to assignment of such Successor MC Contract to Buyer or, with respect to the Major Managed Care Contracts, make other arrangements reasonably satisfactory to Buyer.

(j) Negotiation with Medical Directors. Nothing hereunder shall be deemed to prohibit Buyer from negotiating or entering into agreements for medical directors of the Lab prior to the Closing provided such agreements do not commence until on or after the Closing Date.

(k) Credentialing Matters. The Seller shall use commercially reasonable best efforts to assist Buyer in all credentialing matters with respect to Managed Care Organizations relating to Buyer's activities in operating the Lab after the Closing Date.

Section 6. Employees.

(a) Buyer shall offer or cause an Affiliate of Buyer to offer employment to all Employees set forth on Schedule 6(a) who are Employees of Seller as of the Closing Date, at salaries and wages no less than those currently being paid by Seller and with substantially similar benefits to those currently provided to similarly situated employees of Buyer and its Affiliates (excluding severance pay as provided herein), effective as of Closing (the "Prospective Employees"). With respect to any Prospective Employee not actively at work on the Closing Date, such Prospective Employee shall remain an employee of Seller until such Prospective Employee returns to active employment, and Buyer or an Affiliate of Buyer shall be required to offer employment to such Prospective Employee only if such Prospective Employee returns to active employment within thirty (30) days after Closing.

(b) The term "Hired Employees" as used in this Agreement means any person who (i) is a Prospective Employee and (ii) accepts employment with Buyer or an Affiliate of Buyer in accordance with this Section 6. All Hired Employees will be retained as employees-at-will by Buyer (or an Affiliate of Buyer) from and after Closing. In the event that Buyer takes any action with respect to Hired Employees that would constitute a "plant closing" or "mass layoff" (as those terms are used in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq. (the "WARN Act")), Buyer shall be liable and responsible for any required notice under the WARN Act (or any similar state or local law) and shall indemnify Seller and the Hospitals with respect to any liability arising out of a breach of this covenant. In the event that any Hired Employee is terminated by Buyer within one year following the Closing Date, Buyer agrees to pay to such individual severance pay not less than the severance pay to which such individual would have been entitled, if any, under the severance policies, practices, program or plan of Seller applicable to such person in effect as of the date hereof as if such individual were employed by Seller at the time of his or her termination and additional severance benefits no less than those additional severance benefits currently provided to similarly situated employees of Buyer and its Affiliates. Nothing herein shall be deemed to limit the ability of Buyer to change the salary or wages of any Employee or modify the benefits provided to any Employee after the first anniversary after Closing, or to make such changes or modifications within one year after Closing as long as any changes to salary or wages are in accordance with Buyer's normal compensation practices and as long as any modification to benefits apply generally to similarly situated employees of Buyer and its Affiliates. Buyer shall have no obligation with respect to (i) any Employee who does not become a Hired Employee, or (ii) any Hired Employee for the period prior to being employed by Buyer or an Affiliate of Buyer. The terms of this Section 6 shall not confer any rights or remedies on any Employee or Hired Employee or any other Person other than the parties hereto. All Hired Employees shall be given full credit by Buyer for their years of service with Seller for purposes of eligibility and vesting (but not benefit accruals or computations) in all Employee Benefit Plans of Buyer which are made available to such employees following the Closing.

(c) Seller shall be liable for all accrued but unused paid time off ("PTO") of Hired Employees outstanding as of the Closing Date under Seller's PTO policy.

(d) Buyer shall be responsible for all employee-related worker's compensation and related matters relating only to events occurring from and after the Closing. Seller shall be responsible for all Employee-related worker's compensation and related matters relating to events occurring prior to the Closing to the extent it is related to an injury occurring prior to the Closing Date.

(e) All employees of Buyer, including Hired Employees, who work on premises leased from the Seller or the Hospitals, shall comply with all of Seller's safety and security policies and procedures, including drug testing and criminal background checks, and Buyer will make all such employees available for initial orientation (with respect to new employees) and annual review of safety and security procedures for all employees. Seller shall promptly provide to Buyer from time to time upon request with a copy of Seller's safety and security policies and procedures and any amendments thereto.

(f) Seller shall allow Buyer reasonable access to the Employees prior to Closing in order to allow for an orderly transition of such Employees' employment by Buyer. In addition, Seller shall allow Buyer reasonable access to employee records of such Prospective Employees following the date of this Agreement. As soon as practicable following the Closing, Seller shall provide Buyer with the employment records for all Hired Employees. Notwithstanding any other provision of this Agreement to the contrary, Seller shall, in its sole discretion, have the right to remove any information from such employee records in order to comply with applicable Law.

Section 7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to Lab.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (other than between or among the parties hereto) in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Lab, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel at reasonable times and upon reasonable notice, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

(c) Confidentiality. The Parties will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Disclosing Party or destroy, at the request and option of the Disclosing Party, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event the Receiving Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Receiving Party will notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Receiving Party may disclose the Confidential Information to the tribunal; provided, however, that the Receiving Party shall use its reasonable best efforts to obtain, at the reasonable request of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Disclosing Party shall designate. The provisions of this Section shall not apply to the use and disclosure of Lab Confidential Information by Buyer from and after Closing. Anything in this Agreement to the contrary notwithstanding, the confidentiality obligations contained in this Agreement or in any other agreement between the parties hereto (or their Affiliates), as they relate to the transactions contemplated by this Agreement and the Ancillary Agreement (collectively, "Transaction"), shall not (i) limit any parties' ability to consult with any tax advisor regarding the federal tax treatment or federal tax structure of the Transaction and (ii) apply to the federal tax structure or federal tax treatment of the Transaction, and each party hereto (and any Affiliate or representative of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transaction; provided, that this sentence shall not apply to any such disclosure as referenced in clause (ii) above made before the earliest of (x) the date of the public announcement of discussions relating to the Transaction, (y) the date of the public announcement of the Transaction, or (z) the date of the execution of this Agreement. The preceding sentence is intended to cause the Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the regulations promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purpose. Subject to the proviso with respect to disclosure in the first sentence of this subsection, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transaction or any federal tax matter or federal tax idea related to the Transaction.

(d) Lab Confidential Information. Seller and the Hospitals will, and Seller will cause APC to, keep confidential and not disclose any Lab Confidential Information, refrain from using any of the Lab Confidential Information from and after Closing, and deliver to the Buyer at Closing all tangible embodiments (and all copies) of the Lab Confidential Information which are in its possession. In the event any such Person is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Lab Confidential Information, Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller, any Hospital or APC is, on the advice of counsel, compelled to disclose any Lab Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Lab Confidential Information required to be disclosed as the Buyer shall designate.

(e) Covenant Not to Compete.

(i) For a period of five (5) years from and after the Closing Date, the Seller, the Hospitals and the Hospital Entities will not, and such Persons will cause all other entities controlled by such Persons (other than APC) to not, within the Greater Cincinnati Area, engage directly or indirectly in a business that is competitive with the Lab; provided that, nothing herein shall prohibit Seller from continuing to own and operate the IRLs as permitted herein. "Greater Cincinnati Area" means (i) the following counties in Ohio: Butler, Clermont, Hamilton, Brown, Clinton, and Warren; (ii) the following counties in Kentucky: Boone, Campbell, Grant, Pendleton, and Kenton; and (iii) Dearborn County, Indiana. Notwithstanding the foregoing, in the event that the Selling Entities terminate the Reference Agreement pursuant to the terms thereof, the provisions of this Section 7(e)(i) shall immediately cease to be in effect with respect to the provision of Hospital Patient Laboratory Services.

(ii) For a period of five (5) years from and after the Closing Date, the Selling Entities shall cause APC and any other Seller-owned or hospital-owned physician group to not:

1. within the Greater Cincinnati Area, engage directly or indirectly in a business that is competitive with the Lab;

2. open its own testing laboratory;

3. enter into a referral agreement or reference testing agreement with any third-party;

4. permit its physicians to directly bill patients for tests other than tests for which physicians are directly billing their patients on the date of this Agreement; or

5. change referral patterns with respect to the referral of tests to the IRL's from the patterns on the date of this Agreement to the detriment of Buyer.

For the avoidance of doubt, the provisions of this Section 7(e)(ii) shall continue in full force and effect notwithstanding any termination of the Reference Agreement by any of the Selling Entities pursuant to the terms thereof.

(f) New Participating Entity. Notwithstanding any provision of subsection (e)(i) hereof, Seller, or any of the Hospitals or Hospital Entities may, upon compliance with the provisions hereof, acquire, be acquired by, add as a Participating Entity to the Joint Operating Agreement of Seller and the Hospitals, or merge with a hospital, medical center or hospital system ("Lab Acquisition Transaction") that maintains a business that is competitive with the Lab in the Greater Cincinnati Area (as defined above) ("Affiliated Competitive Lab"), and continue to operate such Affiliated Competitive Lab without complying with subsection (e)(i) unless Seller, the Hospitals and the Hospital Entities comply with the terms of this subsection (f). In the event that any of the Selling Entities or Hospital Entities engages in a Lab Acquisition Transaction in which any of the Selling Entities or Hospital Entities is the Controlling Entity, the Selling Entities and Hospital Entities shall, within thirty (30) days of the closing of such transaction, extend to Buyer the option of purchasing the assets of the Affiliated Competitive Lab (including all Property, Plant and Equipment, contract rights (to the extent assignable) and all other assets (other than cash, accounts receivable and Real Property), for a cash purchase price equal to one times the net revenue from Outreach Patient Laboratory Services of the lab operations of such Affiliated Competitive Lab for the twelve (12) months preceding the commencement of the exercise period for Buyer's option to purchase the Affiliated Competitive Lab. Buyer shall not be required to assume any liabilities (except obligations arising after and relating to the period after the transfer under capital leases (subject to a price reduction for such obligations at a discount rate of 6%) and real estate leases) or other obligations of the Affiliated Competitive Lab other than obligations under contracts assigned to Buyer relating to the period after the closing of the purchase. Such option shall be exercisable for a period of sixty (60) days with a closing of the transaction no later than ninety (90) days after the exercise of the option. Other than as prohibited by Law, Buyer shall have full access during normal business hours to the books, records, employees, facilities and assets of the Affiliated Competitive Lab during the sixty (60) day exercise period in order to conduct due diligence and shall agree to keep confidential all proprietary information concerning the Affiliated Competitive Lab made available to Buyer. If Buyer exercises its option to purchase, the representations, warranties and indemnities of the parties to such transaction shall be substantially the same as those set forth in this Agreement. In the event that any Selling Entity or Hospital Entity is not the Controlling Entity after the Lab Acquisition Transaction, the Selling Entities and Hospital Entities shall not be required to extend to Buyer the option of purchasing the assets of the Affiliated Competitive Lab pursuant to this subsection (f), but rather shall require the Controlling Entity as part of such Lab Acquisition Transaction to agree to exercise good faith and commercially reasonable efforts so that there is no diversion, directly or indirectly, of testing from the Lab under the Reference Agreement and that the Affiliated Competitive Lab complies with subsection (g). If Seller or any of the Hospitals is acquired by a Person that maintains a business that maintains an Affiliated Competitive Lab, the Seller shall prohibit such Person from using the Name in connection with the operations of the Affiliated Competitive Lab. No Selling Entity or Hospital Entity shall engage in a Lab Acquisition Transaction unless, after the completion of such transaction, such Person has the power and authority to fulfill its obligations hereunder, and any successor is bound by the provisions hereof. Notwithstanding the foregoing, in the event that the Selling Entities terminate the Reference Agreement pursuant to the terms thereof, the provisions of this Section 7(f) shall immediately cease to be in effect. Any dispute as to which entity or entities in a Lab Acquisition Transaction constitute the Controlling Entity shall be determined under Section 11 hereof, and all time limits under this Section 7(f) shall be adjusted accordingly.

(g) Non-Solicitation of Employees. For a period of five (5) years from and after the Closing Date, (1) the Seller, the Hospitals and the Hospital Entities will not, and such Persons will cause APC and all other entities controlled by such Persons to not, directly or indirectly, solicit for service as an employee or independent contractor, any Hired Employee or any employee of Buyer who serves the Lab purchased by Buyer under this Agreement without the prior written consent of Buyer; and (2) Buyer shall not directly or indirectly, solicit for service as an employee or independent contractor, any employee of Seller or the Hospitals, other than an Employee and other than Tony Sevicki and other employees of Seller or any Hospital who provide marketing services for the Lab, without the prior written consent of Seller; provided, however, that nothing herein shall prohibit Buyer or the Selling Entities or Hospital Entities from soliciting employees through general advertising or other general solicitation not targeted to the other's employees. Notwithstanding the foregoing, in the event that the Selling Entities terminate the Management Agreement or Reference Agreement pursuant to the terms thereof by Buyer, the provisions of this Section 7(g) shall immediately cease to be in effect to the extent provided in the Management Agreement or Reference Agreement, as the case may be.

(h) Non-Solicitation of Customers, Etc. For a period of five (5) years from and after the Closing Date, the Seller, the Hospitals and the Hospital Entities will not, and such Persons will cause APC and all other entities controlled by such Persons to not, directly or indirectly, (i) solicit or attempt to solicit, any business from any of the Lab's customers existing or pending as of the Closing Date, or existing during the one-year period prior to the Closing Date, for purposes of providing laboratory testing services or (ii) solicit any Person who is then a customer, payor or vendor of the Lab to cancel, curtail or otherwise change such Person's relationship with the Lab or the Buyer or any Affiliate (or any successor entity). Notwithstanding the foregoing, in the event that the Selling Entities terminate the Reference Agreement pursuant to the terms thereof, the provisions of this Section 7(h) shall immediately cease to be in effect with respect to Hospital Patients.

(i) Supplemental Non-Solicitation of Customers, Etc. For a period of five (5) years from and after the fifth anniversary of the Closing Date, the Seller, the Hospitals and the Hospital Entities will not, and such Persons will cause APC and all other entities controlled by such Persons to not, directly or indirectly, solicit or attempt to solicit, any business from any of the Lab's customers existing as of the Closing Date, or existing during the one-year period prior to the Closing Date, for purposes of providing Outreach Laboratory Services.

(j) Trade Name. The Selling Entities hereby agree that, for a period of ten (10) years after Closing, none of them or their Affiliates will (i) license the Name, or any name or mark similar thereto, to any Person that provides laboratory testing or ancillary services, or (ii) directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of any business conducted under any corporate, product, or trade name or trademark that has been used by the Lab, or name or mark similar thereto, without the prior written consent of Buyer. Nothing herein shall be construed to prohibit Seller from using the name "Alliance," "Services," or "Alliance Service" so long as "Lab" or "Laboratory" or "Reference" are not used in connection therewith.

(k) Hospital-Owned Physician Groups. Seller hereby agrees to cause APC, and the Selling Entities agree to cause any physician groups owned by any of the Selling Entities, now existing or formed in the future, to comply with the provisions of Section 7(d), (e)(ii), (f), (g), (h), (i) and (j) hereof. Notwithstanding the foregoing, in the event that the Selling Entities terminate the Reference Agreement pursuant to the terms thereof, the provisions of this Section 7(k) shall immediately cease to be in effect to the same extent as the subsections referred to in this subsection cease to be in effect upon such termination.

(l) Enforcement. The parties to this Agreement acknowledge that the type and periods of restriction imposed in the provisions of Section 7(c), (d), (e), (f), (g), (h), (i), (j) and (k) are fair and reasonable and are reasonably required for the protection of the parties. If any of the restrictions or covenants in Section 7(c), (d), (e), (f), (g), (h), (i), (j) and (k) are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If an arbitrator or a court of competent jurisdiction declares that any term or provision of Section 7(c), (d), (e), (f), (g), (h), (i), (j) and (k) is invalid or unenforceable, the Parties agree that the arbitrator or court making the determination of invalidity or unenforceability shall have the power to reform such provision, including reducing the scope, duration, or area of the term or provision, deleting specific words or phrases, or replacing any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants in Section 7(c), (d), (e), (f), (g), (h), (i), (j) and (k) upon the courts of any state or other jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the parties' rights to the relief provided above in the courts of any states or jurisdictions within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, the above covenants as they relate to each such jurisdiction being, for this purpose, divisible into diverse and independent covenants.

(m) Equitable Relief. If any party hereto commits a breach, or is about to commit a breach, of any of the provisions of Section 7(c), (d), (e), (f), (g), (h), (i), (j) and (k), each of the other parties hereto shall be entitled to injunctive relief to restrain, enjoin and prevent any breach of the provisions of Section 7(c), (d), (e), (f), (g), (h), (i), (j) and (k) and the right to have the provisions of Section 7(c), (d), (e), (f), (g), (h), (i), (j) and (k) specifically enforced by any court having equity jurisdiction, without posting a bond or other security, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to each of the non-breaching parties and that money damages may not provide an adequate remedy to such parties. In addition, in connection with Section 7(c), (d), (e), (f), (g), (h), (i), (j) and (k), each of the parties hereto may take all such other actions and remedies available to it under law or in equity.

(n) Assignment. The rights and remedies of the Buyer under Section 7(c), (d), (e), (f), (g), (h), (i), (j), (k), (l) and (m), and the other provisions of this Agreement to the extent such provisions apply to Section 7(c), (d), (e), (f), (g), (h), (i), (j), (k), (l) and (m), may be assigned by the Buyer to any transferee of all or substantially all of the business acquired pursuant to this Agreement so long as, prior to each assignment Buyer provides written notice to Seller of such assignment and executes a Guaranty. Such assignment shall not affect the Buyer's ability to enforce these provisions of this Agreement.

(o) Research and Education. The parties agree that they will cooperate in providing, and Buyer shall continue to provide, laboratory services to support the research and educational functions being performed by the University of Cincinnati College of Medicine, or any of its faculty, UH, and any other teaching or research hospital associated with Seller being supported by the Lab on the date hereof to the same general extent as currently provided by the Lab. The Seller has provided to Buyer prior to the execution and delivery of this Agreement a written description of the laboratory services being provided on the date hereof.

(p) Employee Health Services. Buyer shall use its commercially reasonable efforts to make arrangements, reasonably satisfactory to Seller, pursuant to which Seller, the Hospitals or an affiliate of Seller will provide on-site employee health services, including first aid, injury reporting, immunization, and other employee health services in a manner consistent with past practice.

(q) Cooperation with Buyer's Auditors. In connection with Buyer's preparation of financial statements relating to the Lab or the Acquired Assets required by Law, (i) Seller will permit Buyer and its representatives and auditors to review the books, records and other relevant information of the Seller and its Affiliates relating to the operations and finances of the Lab and use its reasonable best efforts to cause its auditors to reasonably cooperate with Buyer and its representatives, (ii) Seller shall make reasonably available to Buyer the employees and independent contractors of Seller and its Affiliates and Seller's auditors in order to respond to the reasonable inquiries of Buyer and (iii) Seller shall cooperate reasonably with Buyer with respect to Buyer's preparation of the financial statements.

(r) No Frustration of Purpose. Neither Buyer nor Seller, the Hospitals, the Hospital Entities and their Affiliates, shall take any action or omit to take any action, directly or indirectly, to cause the intention of the parties expressed herein or in the Ancillary Documents to be frustrated in any material respect or to seek to cause any provision herein or therein to be determined invalid or unenforceable in accordance with their terms.

(s) Use of IRLs. The Selling Entities shall use commercially reasonable efforts to educate physicians employed by APC that the IRLs should not be used for non-STAT testing. The Selling Entities shall not cause APC to adopt any policy or procedure prohibiting or restricting the use of Buyer for APC Patients.

(t) Negotiation of Replacement Managed Care Contracts. Any negotiation by Buyer of Replacement Managed Care Contracts shall be done in good faith, in a commercially reasonable manner and without regard to other contracts which Buyer may have with such Managed Care Organizations.

(u) Right of First Refusal to Purchase IRL.

(i) Disposition Notice. Before any Selling Entity may engage in any IRL Transfer ("Transferring Entity") between the date hereof and the fifth anniversary of the Closing Date so long as neither the Reference Agreement nor the Management Agreement have been terminated, such Transferring Entity shall give to Buyer a written notice ("Disposition Notice") setting forth (i) the identity and address of the intended transferee, (ii) a description of the IRLs to be Transferred, (iii) the amount and type of consideration to be received in exchange for the IRLs to be Transferred, (iv) the intended manner of Transfer, and (v) any other terms and conditions of the proposed Transfer, and shall include a copy of the written agreement, letter of intent, form of offer or similar document relating to the proposed Transfer ("Sale Document"), if any exists at the time of giving the Disposition Notice. If no Sale Document exists at the time of giving the Disposition Notice, the Transferring Entity shall provide to the Buyer a copy of any Sale Document immediately upon receipt thereof by the Transferring Entity. The Transferring Entity shall also promptly provide such further information with respect to such proposed Transfer as is reasonably requested by the Buyer. In the event of an involuntary Transfer for which the Transferring Entity fails to give the Disposition Notice as required herein, the Buyer shall be deemed to have received the Disposition Notice as of the date on which the Buyer receives actual notice of the involuntary Transfer. The IRL located in UH shall not be included as an "IRL" for purposes of this Section 7(u).

(ii) Option to Purchase. For a period of thirty (30) days after the giving of the Disposition Notice to the Buyer, the Buyer shall have the right to give written notice to the Transferring Entity of its exercise of its option to purchase all, but not less than all, of the ownership interests in or assets of the IRLs subject to the Disposition Notice ("IRL Assets"). If the Buyer fails to give such written notice prior to the end of such thirty-day period, the option shall be deemed to have been waived. If the Buyer gives such notice prior to the end of such thirty-day period, the Transferring Entity and the Buyer shall be legally obligated to consummate the purchase and sale of the IRL Assets subject to the Disposition Notice upon the terms and conditions of this Agreement. If the determination of the fair market value of any property described in the Disposition Notice has been submitted to binding arbitration as provided in this Section 7(u), the option period shall not commence until the date such fair market value has been determined and notice of such determination has been given to the Transferring Entity and the Buyer. Other than as prohibited by Law, Buyer shall have full access during normal business hours to the books, records, employees, facilities and assets of the subject IRLs during the thirty (30) day exercise period in order to conduct due diligence and shall agree to keep confidential all proprietary information concerning the subject IRLs made available to Buyer.

(iii) Purchase Price. The purchase price for any purchase of IRL Assets pursuant to this subsection shall be the purchase price set forth in the Disposition Notice. The remaining terms and conditions of any purchase of IRL Assets pursuant to this Section shall be the same as the terms and conditions set forth in the Disposition Notice, except with respect to the closing of the transaction and except as otherwise provided herein. If the terms and conditions set forth in the Disposition Notice provide that all or any part of the IRL Assets are intended to be Transferred in exchange for property (other than money, other readily available funds or one or more promissory notes) the provisions of this Section 7(u) shall apply except that the Buyer may either, at its option: (i) acquire and deliver to the Transferring Entity the property described in the Disposition Notice, or (ii) deliver to the Transferring Entity cash, a cashier's check or wire transfer of funds in an amount equal to the fair market value of such property, in payment of the purchase price for the IRL Assets. If the Transferring Entity and the Buyer are unable to agree on the fair market value of such property for purposes of determining the amount of cash to be delivered in lieu of such property, such fair market value shall be promptly submitted for binding arbitration as provided in this Section 7(u). In lieu of delivering cash, the Buyer shall be entitled to pay the purchase price by certified or cashier's check or by wire transfer of immediately available funds. Buyer shall not be required to assume any liabilities or obligations of the IRLs or Transferring Entity other than obligations under contracts assigned to Buyer relating to the period after the closing of the purchase. If Buyer exercises its option to purchase, the representations, warranties and indemnities of the parties to such transaction shall be substantially the same as those set forth in this Agreement.

(iv) Closing. The closing of any purchase of IRL Assets under this Section 7(u) by the Buyer ("IRL Closing") shall take place on a date ninety (90) days after the date the Disposition Notice is given to the Buyer, at 10:00 a.m., at the principal office of the Transferring Entity, unless otherwise agreed to in writing between the Buyer and the Transferring Entity. If the determination of the fair market value of property has been submitted to binding arbitration as provided in subsection (iii) above, the IRL Closing will be on a date ninety (90) days after the date such fair market value has been determined and notice of such determination has been given to the Transferring Entity and the Buyer. At the IRL Closing, the Buyer shall pay the purchase price in the amount prescribed under subsection (iii) hereof and the Transferring Entity shall Transfer to the Buyer the IRL Assets to be purchased by the Buyer, free and clear of all Liens.

(v) Right to Transfer. If the Transferring Entity, after offering IRL Assets to the Buyer as required by this Section 7(u), has not been given written notice by the Buyer as specified herein of an election to exercise its option to purchase all of the IRL Assets subject to the Disposition Notice, the Transferring Entity shall be free, for a period of sixty (60) days after the date such option is deemed to have been waived, to Transfer the IRLs specified in the Disposition Notice, at the price per share and on the terms specified in the Disposition Notice, to the Person or Persons listed in such Disposition Notice. If the Transferring Entity shall fail to so Transfer such IRLs within such sixty (60) day period, the Transferring Entity may not Transfer such IRLs without giving a new Disposition Notice and again complying with the terms of this Section.

(vi) Permitted Transfers. The provisions of this Section 7(u) shall not apply to any Transfer of any IRL to any Affiliate of the Transferring Entity, provided that any such transferee shall furnish to the Buyer a written agreement to be bound by and comply with all provisions of this Section 7(u) and the other provisions of the Agreement applicable to Section 7(u) with respect to the IRLs so Transferred. The provisions of this Section 7(u) shall not apply to any pledge of IRL Assets by the Transferring Entity, provided that any foreclosure of such security interest shall be a Transfer subject to this Section 7(u).

(vii) Arbitration. If the Transferring Entity and the Buyer are unable to agree on the fair market value of property for purposes of determining the amount of cash to be delivered in lieu of such property under Section Section 7(u)(iii) hereof, such fair market value shall be determined as expeditiously as possible in accordance with Section 11.

(v) No Alteration. The Parties acknowledge that as of the Execution Date, certain non-STAT testing is performed in the IRL. Buyer shall not, directly or indirectly, take or fail to take any action to alter the test mix of the IRLs in such a manner that would have a material adverse effect on the financial performance of the IRLs. For a period of five (5) years from and after the Closing Date, the Selling Entities shall not expand the testing menus of the IRLs as they exist on the date hereof or permit any Seller-owned or hospital-owned physician group to change its referral pattern to any IRL to the detriment of Buyer, provided that if the Selling Entities terminate the Reference Agreement pursuant to the terms thereof, the Selling Entities may expand the test menu for specific tests that are not readily available in the marketplace as provided herein. In order to add such a test to the test menu for the IRLs, the Selling Entities shall pay a cash fee to Buyer equal to one times the Lab revenues of Buyer from the test for the twelve (12) months preceding the election to add the test for which data is reasonably available. The Selling Entities may add one or more eligible tests upon payment of the fee applicable to the test(s) as provided herein. Any dispute as to the amount of the fee shall be determined under Section 11 hereof.

(w) Access to Patient Information. Recognizing that the Selling Entities may need to maintain some or all of the patient information included in the Historical Information, the parties agree that the Selling Entities may retain some or all of such patient information as mutually agreed upon by Buyer and Seller; provided, however, that the Selling Entities shall maintain such patient information that is not transferred to Buyer for a period of at least seven (7) years following the Closing and, during such period, shall, as permitted by Law, provide Buyer and its representatives full access, for reasonable purposes, during normal business hours to such patient information.

(x) New Leases for Draw Stations. At or prior to Closing, Seller shall enter into written real property lease agreements on terms reasonably satisfactory to Buyer with respect to all Draw Stations which are not located on property owned by any Selling Entity and are not currently leased by Seller pursuant to a valid written lease agreement that is in full force and effect.

(y) Withdrawal from the JOA. Neither Seller nor any of the Selling Entities shall permit a party to the JOA to withdraw from the JOA unless, after such withdrawal, Seller would be capable of performing the obligations and undertakings of Seller as set forth in this Agreement and any Ancillary Agreement or, if Seller would not be capable of performing such obligations, the Selling Entity has made other provisions, commercially reasonable to Buyer, of adequate assurance of performance.

(z) Use of Name. Buyer and Seller agree that, other than as provided in the Transition Services Agreement, Buyer and its Affiliates may not use the word "Alliance" in connection with the operation of the Lab for a period of time longer than one (1) year following the Closing Date unless Buyer and Seller enter into a license agreement in a form mutually agreed to by Buyer and Seller.

(aa) Exclusivity of Draw Stations. So long as the restriction set forth in Section 7(e) is in effect and applicable to the Selling Entities, none of the Selling Entities or Hospital Entities shall permit a party other than Buyer or its Affiliates to operate a laboratory draw site that is generally open to the public on real property now or hereafter owned by any Selling Entity or Hospital Entity; provided, however, that this restriction shall not apply to a draw station operated by a physician in such physician's office space that is not prohibited under a lease with any of the Selling Entities or Hospital Entities in effect as of the Execution Date or, for leases entered into with physicians following the Execution Date, only for the collection of specimens from his or her patients for the performance of CLIA waived testing in the physician's office.

Section 8. Conditions to Obligation to Close.

(a) Conditions to Buyer's Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(ii) the Selling Entities shall have performed and complied with all of their covenants and agreements hereunder in all material respects through the Closing, except to the extent that such covenants and agreements are qualified by terms such as "material" and "Material Adverse Effect," in which case the Selling Entities shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) no Governmental Authority shall have enacted, issued or promulgated any Law which is in effect and has the effect of making the transactions contemplated by this Agreement or any Ancillary Agreement illegal or otherwise restraining or prohibiting consummation of such transactions or which is or would be reasonably likely to have a Material Adverse Effect, and no action, suit, investigation or proceeding shall be pending or threatened before or by any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling, requirement, condition or charge would be reasonably likely to (A) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement or result in material damages, (B) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation, (C) result in a Material Adverse Effect; or (D) affect adversely the right of Buyer to own the Acquired Assets or to operate the former business of the Lab without significant conditions or limitations;

(iv) Seller and Buyer shall have obtained Consents from the other parties thereto with respect to assignment of the Managed Care Contracts to Buyer (including new Managed Care Contracts entered into pursuant to the terms of Section 5(i) hereof) sufficient to assign to Buyer Managed Care Contracts that account for two-thirds (⅔) of revenue during the twelve (12) month period ending June 30, 2003 under all such Managed Care Contracts;

(v) Seller and Buyer shall have procured the Reagent Contract Consents for the Reagent Contracts in Schedule 6 marked with an asterisk;

(vi) Seller and the Buyer shall have obtained Consents from the parties to Contracts relating to the provision of laboratory and ancillary services to Outreach Patients (other than Managed Care Contracts) listed on Schedule 1 and marked with an asterisk;

(vii) Seller and Buyer shall have received all Consents, if any, of governments and governmental agencies referred to in Section 3(d) and Section 4(d) above and all other third party consents referred to in Section 3(d) and Section 4(d) above other than Managed Care Consents, Lease Consents, Reagent Contract Consents and the Consents referred to in clause (vi);

(viii) there shall not have been or occurred any change, act, omission, event or circumstance that, individually or in the aggregate with all other changes, acts, omissions, events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect;

(ix) Seller and Buyer shall have obtained Lease Consents from all parties to Leases for the locations noted on Schedule 4 to be assigned to Buyer and marked with an asterisk;

(x) Buyer shall be a participating provider for the Lab in the federal Medicare program and the Indiana, Kentucky and Ohio Medicaid programs;

(xi) the JOA shall not have been terminated and no party to the JOA shall have given notice of intent to terminate the JOA or terminate participation in the JOA;

(xii) Buyer shall have the right as of Closing to access and use Seller's local area network, wide area network, and the software identified in the Transition Services Agreement; and

(xiii) the Selling Entities shall have executed and delivered all documents required to be delivered by them pursuant to Section 2(f)(i) hereof.

Buyer may waive any condition specified in this Section 8(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligations of the Selling Entities. The obligations of the Selling Entities to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material" and "Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material" and "Material Adverse Effect," in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Seller and Buyer shall have received all material Consents, if any, of governments and governmental agencies referred to in Section 3(d) and Section 4(d) above;

(v) Buyer shall have made offers of employment to all Prospective Employees as required by Section 6 herein;

(vi) Buyer shall have delivered the Purchase Price including the Adjustment Amount as required herein, and all documents required to be delivered by it pursuant to Section 2(f)(ii) herein; and

(vii) Buyer shall have made arrangements, reasonably satisfactory to Seller, pursuant to which Seller, the Hospitals or an affiliate of Seller will provide on site employee health services, including first aid, injury reporting, immunization, and other employee health services in a manner consistent with past practice.

The Seller may waive any condition specified in this Section 8(b) if it executes a writing so stating at or prior to the Closing.

Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Selling Entities contained in Section 3(c)(i)(C) and (c)(ii), (d), (g), (h)(i)(v) and (vi), (i)-(o) and (q) through (dd) above shall survive the Closing (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter. All of the other representations and warranties of the Selling Entities contained in this Agreement (including the representations and warranties of the Selling Entities contained in Section 3(a), (b), (c)(i)(A)(B) and (D), (e), (f), (h)(ii)(iii) and (iv), and (p) above) shall survive the Closing and continue in full force and effect indefinitely thereafter (subject to any applicable statutes of limitations). All of the representations and warranties of Buyer contained in Section 4(c), (d) and (f) above shall survive the Closing (even if the Selling Entities knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter, and all of the other representations and warranties of Buyer contained in Section 4(a), (b) and (e) shall survive the Closing and continue in full force and effect indefinitely thereafter (subject to any applicable statutes of limitations). The right of any party to seek indemnification under this Section 9 or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement or in any Ancillary Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. All covenants of the parties shall survive the Closing.

(b) Indemnification Provisions for Buyer's Benefit.

(i) The Selling Entities shall, jointly and severally, indemnify, defend, and hold harmless Buyer and its Affiliates and their respective officers, directors and employees, and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from, against, and in respect of any and all Adverse Consequences (including any Adverse Consequences a Buyer Indemnified Party may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by any breach or inaccuracy of any representation or warranty in this Agreement (including the Disclosure Schedule) by any Selling Entity, provided that Buyer makes a written claim for indemnification against the Seller at the address listed in Section 12(g) below within the survival period (if there is an applicable survival period pursuant to Section 9(a) above); provided, however, that (A) the Selling Entities shall not have any obligation to indemnify Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of any Selling Entity contained in Section 3(c)(i)(A), (B), (C), and (c)(ii), (d), (g), (h)(i)(v) and (vi), (j)-(o) and (q) through (dd) above until Buyer has suffered Adverse Consequences by reason of all such breaches in excess of $350,000 (after which point the Selling Entities will be obligated to indemnify Buyer for all Adverse Consequences including the first $350,000 of such Adverse Consequences) and (B) there will be a $7,000,000 aggregate ceiling on the obligation of the Selling Entities to indemnify Buyer from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the representations and warranties of any Selling Entity contained in Section 3(c)(i)(A), (B), (C), and (c)(ii), (d), (g), (h)(i)(v) and (vi), (j)-(o) and (q) through (dd) above. In addition, the Selling Entities shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from, against and in respect of any and all Adverse Consequences resulting from, arising out of, relating to, in the nature of or caused by any breach of any covenant, agreement, or undertaking made by any Selling Entity in this Agreement, other than with respect to the Ancillary Agreements.

(ii) In addition, the Selling Entities shall, jointly and severally, indemnify, defend, and hold harmless the Buyer Indemnified Parties from, against, and in respect of any and all Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by (A) the operation of the Lab and ownership and operation of the Acquired Assets prior to the Closing, (B) the products or services sold or provided by any Selling Entity or the Lab prior to Closing including any professional liability related thereto; (C) any noncompliance by any Selling Entity with bulk sales laws or fraudulent transfer laws in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; (D) the employment (including any termination of employment) or retention by any Selling Entity of any Employee or independent contractor prior to or at Closing; (E) any liability or obligation to pay any fees or commissions to any broker, finder, intermediary, investment banker or agent brokerage retained by Seller or any Affiliate of Seller, (F) any liability of any Selling Entity arising or relating to the period prior to the Closing Date with respect to the Lab that is not included in the Assumed Liabilities, and (G) any Employee Benefit Plan established or maintained by Seller, any Hospital or any ERISA Affiliate and any Employee Benefit Plan maintained for the benefit of any Employee prior to Closing, including any liability based upon any claim of successor liability with respect to any Employee Benefit Plan.

(c) Indemnification Provisions for Benefit of the Seller.

(i) In the event Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that the Seller makes a written claim for indemnification against Buyer at the address listed in Section 12(g) below within that survival period (if there is an applicable survival period pursuant to Section 9(a) above), then Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii) Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences suffered resulting from, arising out of, relating to, in the nature of, or caused by any of the Assumed Liabilities, and any liability relating to the Lab arising or occurring on or after the Closing Date other than a liability arising out of or relating to any condition, event, act or omission relating to the Lab or the Acquired Assets to the extent that such condition, event, act or omission commenced or existed prior to Closing.

(d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is actually and materially prejudiced.

(ii) Unless the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith after conferring with its outside counsel that joint representation would be inappropriate, the Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. Anything in this Section 9(d)(ii) to the contrary notwithstanding, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall pay the fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim as incurred) if the Third Party Claim is brought by a Governmental Authority or if the Third Party Claim seeks an injunction or other equitable relief or any other relief other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which it is maintaining, and to cooperate in good faith with the other with respect to the defense of any such action.

(iii)So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 9(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party, does not impose an injunction or other equitable relief upon the Indemnified Party, does not require an admission of any violation of Law or violation of the rights of any Person by the Indemnified Party and includes a complete and unconditional release of the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

(iv) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 9(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith) and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

(e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for insurance payments actually received by an Indemnified Party under any insurance coverage, provided that any reduction for insurance proceeds shall itself be reduced by the present value of the reasonably estimated increase in insurance costs to the Indemnified Party, arising out of or resulting from the claim in respect of which such insurance proceeds shall have been received, for the five years following the receipt of such proceeds using a discount rate of six percent.

(f) Exclusive Remedy. Buyer and the Selling Entities acknowledge and agree that, except as provided in Section 7, except to the extent a party may be entitled to the remedy of specific performance or to equitable relief, and except for a breach of any representation, warranty, or covenant as a result of any matter constituting fraud or criminal activity under applicable Law, the foregoing indemnification provisions in this Section 9 shall be the exclusive remedy of Buyer and the Selling Entities with respect to the transactions contemplated by this Agreement. Neither Buyer nor the Selling Entities shall offset any amount due hereunder against any amount owing under any Ancillary Agreement.

Section 10. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and the Seller (for itself and on behalf of the Hospitals and the Hospital Entities) may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Without limiting Buyer's remedies hereunder, Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (1) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (2) if the Closing shall not have occurred on or before February 1, 2004, by reason of the failure of any condition precedent under Section 8(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).

(iii) Without limiting the remedies of the Seller hereunder, the Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (1) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (2) if the Closing shall not have occurred on or before February 1, 2004, by reason of the failure of any condition precedent under Section 8(b) hereof (unless the failure results primarily from any Selling Entity breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach of any representation, warranty, covenant or agreement in this Agreement); provided, however, that the confidentiality provisions contained in Section 7(c) above shall survive termination.

Section 11. Dispute Resolution.

(a) General Scope-Mediation. Except as provided in Section 7, except to the extent a party may be entitled to the remedy of specific performance or equitable relief and unless otherwise specifically provided, a dispute between or among the parties hereto relating to any alleged failure by any party to be in full compliance with the terms hereof, or of any breach of any representation, warranty or covenant hereof, or any document or agreement executed pursuant to this Agreement shall be resolved pursuant to the provisions of this Section 11. The party alleging the non-compliance shall provide written notice of such alleged non-compliance and, specifically, reference this Section 11. A written claim for indemnification under Section 9 and a written notice of alleged non-compliance pursuant to this Section 11 may be included in the same writing. Following such notice, the Parties shall meet and negotiate, in good faith, for a period of not less than thirty (30) days to try to mutually agree upon a resolution of such dispute that is acceptable to all parties hereto.

(b) Right to Arbitration. In the event that, at the conclusion of such thirty (30) day negotiation period, or such longer time as the parties hereto may mutually agree, the dispute shall not have been resolved, then the party alleging such non-compliance may elect or seek compensatory damages for the alleged non-compliance and shall provide the other party written notice of such election.

(c) Arbitration Procedure and Venue. In the event of an election to seek compensatory damages, the dispute shall be submitted to arbitration, in accordance with the then applicable rules of the American Arbitration Association, except that:

(i) Every arbitration proceeding will be conducted by a single arbitrator who must:

1. Be a practicing attorney with at least 20 years experience in the practice of law;

2. Have had professional experience that may reasonably be expected to give him or her familiarity with issues of the character that have been submitted for arbitration; and

3. Be independent, impartial and neutral with respect to the subject matter submitted for arbitration;

(ii) The arbitration will be conducted in Chicago, Illinois, or at such other site as the parties may mutually agree;

(iii) The arbitrator will apply Ohio law in resolving any disputes;

(iv) The attorney-client privilege and the attorney work product doctrine will apply in the arbitration proceeding in the same manner as would be applied by the United States District Court in a civil matter;

(v) The arbitrator must use best efforts to conduct the arbitration proceeding as promptly, inexpensively and expeditiously as possible as in consistent with considerations of justice and equity in light of the amount in dispute, and to that end, the arbitrator will be empowered to limit the hearings to a fixed number of days and to exclude evidence that the arbitrator deems irrelevant or cumulative;

(vi) The arbitrator may, but will not be required to, engage the services of a court reporter to record the hearings;

(vii) The arbitrator's award shall be in writing and shall be accompanied by a written opinion explaining the decision, provided that the written opinion is for information purposes only and may not be used by any person as a basis for questioning or challenging in any way the arbitrator's award in any court;

(viii) The prevailing party may apply to the arbitrator for a ruling that its fees and costs be paid by the other party, and that the arbitrator will have the discretionary power to issue that ruling upon a finding that a party submitted a claim to arbitration that lacked substantial merit, or asserted an objection to an arbitrated claim that lacked substantial merit, and the arbitrator may award fees and expenses pursuant to the indemnification provisions hereunder;

(ix) To the greatest extent allowed by law, any award made by the arbitrator pursuant to this Section 11 will be final and unappealable by the parties; and judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof; and

(x) The parties submit to the non-exclusive jurisdiction of the Common Pleas Court of Hamilton County, Ohio and the Circuit Court of Johnson County, Kansas, for any action to enforce this arbitration agreement, an award rendered by the arbitrator under this Section 11 or to seek other relief in aid of arbitration.

Section 12. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third-Party Beneficiaries. Except as provided in Section 9, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents and Ancillary Agreements referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that Buyer may assign it rights and interests hereunder to an Affiliate of Buyer, provided that Buyer remains liable for its obligations hereunder. Buyer shall provide Notice to Seller prior to any assignment of this Agreement.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) upon delivery by reputable overnight courier service (charges prepaid), (iii) upon transmission if sent to the recipient by facsimile transmission or electronic mail, if immediately confirmed by telephone or electronic means or (iv) upon delivery or refusal of delivery by certified or registered mail, return receipt requested, and addressed to the intended recipient as set forth below:

If to the Selling Entities and Hospital Entities:

The Health Alliance of Greater Cincinnati
3200 Burnet Avenue
Cincinnati, Ohio 45229
Attn: Ronald Long, Executive Vice President and Chief Financial Officer
Telephone: (513) 585-8203
Telecopy: (513) 585-8889

Copy to:

Thomas W. Kahle, Esq.
Baker & Hostetler LLP
312 Walnut Street, Suite 3200
Cincinnati, Ohio 45202
Telephone: (513) 929-3414
Telecopy: (513) 929-0303

If to Buyer:

10101 Renner Boulevard
Lenexa, Kansas 66219
Attention: W. Thomas Grant, II
Telephone: (913) 888-1770
Telecopy: (913) 859-6832

Copy to:

10101 Renner Boulevard
Lenexa, Kansas 66219
Attention: General Counsel
Telephone: (913) 888-1770
Telecopy: (913) 859-6832

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller (for itself and on behalf of the Hospitals and the Hospital Entities). No waiver by any Party of any provision of the Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of Buyer and the Seller (for itself and on behalf of the Hospitals and the Hospital Entities) will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, preparation, execution and delivery this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, however, that the Seller will (subject to the following further proviso) also bear the costs and expenses of Lab (including all of its legal fees and expenses) in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby in the event that the transactions contemplated by this Agreement are consummated. Any state or local sales or other transfer taxes on the sale or transfer of the Acquired Assets hereunder shall be paid by the Seller.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. All terms defined herein in the singular shall have the same meaning when used in the plural; all terms defined herein in the plural shall have the same meaning when used in the singular.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Equitable Relief. Each of the Parties agrees that any remedy at law for any breach of any provision contained this Agreement shall be inadequate and that a Party shall be entitled to seek injunctive or other equitable relief, without proof of actual damages or the necessity of posting bond, in addition to any other remedy such Party might have under this Agreement.

(o) Allocation of Property Taxes. The Parties agree that property taxes with respect to the Acquired Assets, including property taxes payable under any lease, which are due within taxable periods which include the Closing, shall be prorated between the parties on the basis of the number of months and days within the appropriate taxable periods preceding and following the Closing, and the net amount thereof shall be paid to the Selling Entities or Buyer, as appropriate, at the Closing, and Buyer shall be responsible for payment of such tax amounts due after Closing. In the event the amount of any such taxes cannot then be ascertained, proration of any such unknown taxes shall be made on the basis of such taxes for the preceding taxable period.

(p) Employee Benefits Matters. Buyer will not adopt and assume any Employee Benefit Plans of the Selling Entities or the Lab or any trust, insurance contract, annuity contract, or other funding arrangement that the Lab has established with respect thereto.

(q) Bulk Transfer Laws. Buyer acknowledges that the Selling Entities will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(r) Time is of the Essence. Time is of the essence in the performance of the Parties' obligations under this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

LABONE, INC.

By: /s/ John W. McCarty
Name: John W. McCarty
Title: Executive V.P. and Chief Financial Officer

THE HEALTH ALLIANCE OF GREATER CINCINNATI
(for itself and on behalf of The Christ Hospital, University Hospital, Inc., The St. Luke Hospitals, Inc., Jewish Hospital Of Cincinnati, Inc., The Fort Hamilton Hospital, Jewish Health System, Inc. and Fort Hamilton Hospital Holding Company)

By: /s/ Kenneth Hanover
Name: Kenneth Hanover
 Title: President and Chief Executive Officer

THE CHRIST HOSPITAL
By: The Health Alliance of Greater Cincinnati

By: /s/ Kenneth Hanover
Name: Kenneth Hanover
 Its: President and Chief Executive Officer

UNIVERSITY HOSPITAL, INC.
By: The Health Alliance of Greater Cincinnati

By: /s/ Kenneth Hanover
Name: Kenneth Hanover
 Its: President and Chief Executive Officer

THE ST. LUKE HOSPITALS, INC.
By: The Health Alliance of Greater Cincinnati

By: /s/ Kenneth Hanover
Name: Kenneth Hanover
 Its: President and Chief Executive Officer

JEWISH HOSPITAL OF CINCINNATI, INC.
By: The Health Alliance of Greater Cincinnati

By: /s/ Kenneth Hanover
Name: Kenneth Hanover
 Its: President and Chief Executive Officer

THE FORT HAMILTON HOSPITAL
By: The Health Alliance of Greater Cincinnati

By: /s/ Kenneth Hanover
Name: Kenneth Hanover
 Its: President and Chief Executive Officer

JEWISH HEALTH SYSTEM, INC.
By: The Health Alliance of Greater Cincinnati

By: /s/ Kenneth Hanover
Name: Kenneth Hanover
 Its: President and Chief Executive Officer

FORT HAMILTON HOSPITAL HOLDING COMPANY
By: The Health Alliance of Greater Cincinnati

By: /s/ Kenneth Hanover
Name: Kenneth Hanover
 Its: President and Chief Executive Officer

In accordance with Item 601(b)(2) of Regulation S-K, the following exhibits and schedules are not included with this filing of the Asset Purchase Agreement:

Exhibit A - Bill of Sale and Assignment
Exhibit B - Assignment and Assumption of Contracts
Exhibit C - Assignment and Assumption of Leases
Exhibit F - Core Lab Lease
Exhibit G - Transition Services Agreement
Exhibit H - Leases for Draw Stations
Exhibit I - Form of Opinion of Counsel to the Selling Entities and Hospital Entities
Exhibit K - Form of Opinion of Buyer's Counsel
Exhibit L - Form of Opinion of Special Ohio Counsel to Buyer
Exhibit M - Allocation of Purchase Price

Schedule 1 - Acquired Assets
Schedule 2 - Assumed Liabilities
Schedule 3 - Disclosure of Exceptions to Representations and Warranties
Schedule 4 - Draw Stations
Schedule 5 - Managed Care Contracts
Schedule 6 - Reagent Agreements
Schedule 6(a) - Prospective Employees

The registrant hereby agrees to furnish supplementally a copy of any such omitted schedule or exhibit to the Commission upon request.

AMENDMENT NO. 1 TO
ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (this "Amendment") is entered into on December 31, 2003, by and between LabOne, Inc., a Missouri corporation ("Buyer"), and THE HEALTH ALLIANCE OF GREATER CINCINNATI, (the "Seller") for itself and on behalf of The Christ Hospital ("TCH"), University Hospital, Inc. ("UH"), The St. Luke Hospitals, Inc. ("SLH"), Jewish Hospital Of Cincinnati, Inc. ("JHC") and The Fort Hamilton Hospital ("FHH") (TCH, UH, SLH, JHC and FHH shall be collectively referred to as the "Hospitals" and, Seller and Hospitals may individually be referred to herein as a "Selling Entity" and collectively referred to herein as the "Selling Entities") and on behalf of Jewish Health System, Inc. and Fort Hamilton Hospital Holding Company (sometimes individually referred to herein as a "Hospital Entity" and collectively referred to herein as the "Hospital Entities").

WHEREAS, the Buyer and the Selling Entities and the Hospital Entities are parties to that certain Asset Purchase Agreement dated November 28, 2003 ("Purchase Agreement"); and

WHEREAS, the Buyer and the Selling Entities and Hospital Entities desire to amend the Purchase Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, pursuant to Section 12(i) of the Purchase Agreement, the Parties agree to amend the Purchase Agreement as follows:

Section 2(d) is hereby amended to change the reference to "December 31, 2003" appearing therein to read as "January 5, 2004" and the phrase "to be effective at 12:01 a.m. on January 1, 2004" appearing therein to read "to be effective at 11:59 p.m. on January 3, 2004".

The first sentence of Section 2(e) is hereby amended to read as follows: "The Purchase Price is subject to adjustment pursuant to Section 2(e)(i) - (v) based upon the MCC Adjustment Amount, pursuant to Section 2(e)(vi) based upon the Post-Closing Adjustment Amount and pursuant to Section 2(e)(vii)."

Section 2(e)(vii) is hereby added to the Agreement to read as follows:
Post-Closing Adjustment for Inventory. The purpose of the "Post-Closing Adjustment for Inventory" shall be to adjust the Purchase Price based upon the value of all inventory held for the exclusive use of the Lab. Within two (2) days of the Closing Date, Buyer and Seller shall mutually conduct an inventory as of the close of business on January 3, 2004 to determine the value of all supplies used exclusively for the Lab, such value being based on Seller's invoice cost of the supplies (the "Inventory Value"). The Inventory Value shall include the value (based on invoice cost) of all such supplies which have been ordered, but not received, by the inventory date to the extent that either such supplies have already been paid for by Seller or the liability for the payment of such supplies is not an Assumed Liability. If the Inventory Value is less than Five Hundred and Fifty Thousand Dollars ($550,000) (the "Inventory Value Threshold Amount"), then Seller shall pay Buyer the difference between the Inventory Value and the Inventory Value Threshold Amount. If the Inventory Value is greater than the Inventory Value Threshold Amount, then Buyer shall pay Seller the difference between the Inventory Value and the Inventory Value Threshold Amount. Any payment due under this Section 2(e)(vii) shall be made by wire transfer of immediately available funds within ten (10) days following calculation of the Inventory Value by Buyer and Seller. Any dispute as to Inventory Value shall be determined in accordance with the same procedures and shall have the same effect as set forth in Section 2(e)(v) with respect to the determination of any dispute by Buyer of the Adjustment Amount.

Section 6(g) is hereby added to the Agreement to read as follows:
Health Insurance for Hired Employees. Seller has determined that Hired Employees will continue to be eligible for health insurance coverage from Seller after Closing and until January 31, 2004. The parties agree that, commencing on the Closing Date and continuing through January 31, 2004, the health insurance coverage provided by Buyer and its Affiliates to Hired Employees as required by this Agreement shall be the primary coverage and Seller shall continue to provide existing coverage to Hired Employees as a secondary payor.

Section 7(bb) is hereby added to the Agreement to read as follows:
Agreement with Ortho-Clinical Diagnostics. Buyer will use reasonable good faith efforts to cause that certain agreement by and between Seller and Ortho-Clinical Diagnostics dated on or about December 19, 2001 to be terminated without penalty to Seller; provided, however, that Buyer's reasonable good faith efforts shall not include any requirement that Buyer pay or provide any consideration to any Person; and provided, further, that in no event shall said agreement be assigned by Seller to Buyer pursuant to this Agreement and Buyer shall have no liability with respect thereto.

Section 7(cc) is hereby added to the Agreement to read as follows:
Champus/Tricare. For a period of ninety (90) days after Closing, Seller will use reasonable good faith efforts to assist Buyer so that Buyer can enter into an agreement for services provided to the Champus/Tricare health plan; provided, however, that Seller's reasonable good faith efforts shall not include any requirement that Seller pay or provide any consideration to any Person; provided, further, that in no event shall Buyer shall any liability in the event Buyer fails to enter into an agreement for services provided to the Champus/Tricare health plan.

Seller and Buyer agree to enter into that certain Assignment of Software Licenses, attached hereto as Exhibit A (the "Software License Assignment"), at Closing.

Section B of Schedule 1 is hereby amended to add the following license agreements (each of which is attached as an exhibit to the Software License Assignment): (a) Lexsign, Inc. License Agreement (Keyfile); (b) Kofax Image Products Software License Agreement (Ascent Capture 3); and (c) Kofax Image Products Software License Agreement (Ascent Capture 5).

The Core Lab Lease attached to the Purchase Agreement as Exhibit F is hereby deleted in its entirety and the attached Exhibit B is substituted therefor.

The Transition Service Agreement attached to the Purchase Agreement as Exhibit G is hereby deleted in its entirety and the attached Exhibit C is substituted therefor.

Schedule 1 is hereby amended to delete (a) the agreements set forth on the attached Exhibit D, (b) from Attachment 1(b), the "IBM Midrange System AS400 Model 720 #104RYNMAS 400", and (c) from Attachment 1(d), the "2000 Chevrolet Cavalier, Serial Number 1G1JC55248Y738482".

The Prospective Employees attached to the Purchase Agreement as Schedule 6(a) is deleted in its entirety and the attached Exhibit E is substituted therefor.

The remaining provisions of the Purchase Agreement shall apply to this Amendment and to the Purchase Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment on the date first above written.

LABONE, INC.

By:
Name:
Title:

THE HEALTH ALLIANCE OF GREATER CINCINNATI
(for itself and on behalf of The Christ Hospital, University Hospital, Inc., The St. Luke Hospitals, Inc., Jewish Hospital Of Cincinnati, Inc., The Fort Hamilton Hospital, Jewish Health System, Inc. and Fort Hamilton Hospital Holding Company)

By:
Ronald Long, Executive Vice President and Chief Financial Officer

THE CHRIST HOSPITAL
By: The Health Alliance of Greater Cincinnati

By:
Ronald Long, Executive Vice President and Chief Financial Officer

UNIVERSITY HOSPITAL, INC.
By: The Health Alliance of Greater Cincinnati

By:
Ronald Long, Executive Vice President and Chief Financial Officer

THE ST. LUKE HOSPITALS, INC.
By: The Health Alliance of Greater Cincinnati

By:
Ronald Long, Executive Vice President and Chief Financial Officer

THE JEWISH HOSPITAL OF CINCINNATI, INC.
By: The Health Alliance of Greater Cincinnati

By:
Ronald Long, Executive Vice President and Chief Financial Officer

THE FORT HAMILTON HOSPITAL
By: The Health Alliance of Greater Cincinnati

By:
Ronald Long, Executive Vice President and Chief Financial Officer

JEWISH HEALTH SYSTEM, INC.
By: The Health Alliance of Greater Cincinnati

By:
Ronald Long, Executive Vice President and Chief Financial Officer

FORT HAMILTON HOSPITAL HOLDING COMPANY
By: The Health Alliance of Greater Cincinnati

By:
Ronald Long, Executive Vice President and Chief Financial Officer

In accordance with Item 601(b)(2) of Regulation S-K, the following exhibits and schedules are not included with the filing of this agreement:

Exhibit A - Assignment of Software Licenses
Exhibit B - Core Lab Lease
Exhibit C - Transition Services Agreement
Exhibit D - Deletions from Schedule 1
Exhibit E - Schedule 6(a)

The registrant hereby agrees to furnish supplementally a copy of any such omitted schedule or exhibit to the Commission upon request.

Exhibit D

LABORATORY SERVICES AGREEMENT

THIS LABORATORY SERVICES AGREEMENT (the "Agreement") is entered into as of this ___ day of December, 2003, to be effective as of January __, 2004 (the "Effective Date") by and among LabAlliance, Inc., a Delaware corporation ("LabAlliance") and THE HEALTH ALLIANCE OF GREATER CINCINNATI, (the "Alliance") for itself and on behalf of The Christ Hospital ("TCH"), University Hospital, Inc. ("UH"), The St. Luke Hospitals, Inc. ("SLH"), Jewish Hospital Of Cincinnati, Inc. ("JHC") and The Fort Hamilton Hospital ("FHH") (TCH, UH, SLH, JHC and FHH may be individually referred to herein as a "Hospital" and may be collectively referred to as the "Hospitals" and, the Alliance and Hospitals may individually be referred to herein as an "Alliance Entity" and collectively referred to herein as the "Alliance Entities"), TCH, UH, SLH, JHC and FHH.

WITNESSETH

WHEREAS, LabAlliance is engaged in the provision of laboratory services;

WHEREAS, the Alliance Entities operate six hospital facilities in the Cincinnati, Ohio metropolitan area, and require clinical laboratory services and pathology laboratory services;

WHEREAS, the Alliance Entities have determined that the furnishing of clinical laboratory services and pathology laboratory services at the Hospitals can be accomplished most effectively and efficiently by entering into an exclusive contract with LabAlliance for the performance of such services offered by LabAlliance on the terms and conditions described herein;

WHEREAS, LabAlliance is willing to provide such services on the terms and conditions described in this Agreement; and

WHEREAS, LabAlliance desires to obtain from the Alliance Entities certain services in connection with the operation by LabAlliance of its testing laboratory.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the Alliance Entities and LabAlliance hereby agree as follows:

SECTION 1.
CERTAIN DEFINITIONS

1.1 Actual Charge. The term "Actual Charge" shall mean the price described on Schedule 1.1 to be paid to LabAlliance by the Alliance Entities for Laboratory Services (including certain of the Phlebotomy Support Services), adjusted annually in an amount equal to the change in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for Urban Wage Earners and Clerical Workers (Base Year 1982-84=100) for U.S. City Average All Items; provided, however, that (i) as CPT codes are added, modified, or deleted or new diagnostic tests become commercially available, LabAlliance, with the approval of the Alliance (which approval shall not be unreasonably withheld, conditioned or delayed), may add or modify applicable procedure codes and may add applicable pricing at, or adjust applicable pricing to, be sixty-five percent (65%) of the then-current reimbursement provided under the Medicare Part B program, and (ii) the price for each test performed by a referral lab (which lab must be approved by the Alliance) and not by LabAlliance or LabOne shall be the charge billed to LabAlliance for such test plus $8.00; provided however, that such amount shall not exceed the price set forth on Schedule 1.1 for any test performed currently for which there is a CPT Code specific to such test, adjusted annually in an amount equal to the change in the Consumer Price Index as previously defined.

1.2 Asset Purchase Agreement. The term "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement, with all Schedules and Exhibits, dated November __, 2003, among LabOne, the Alliance Entities and certain other entities.

1.3 Hospital Contractually Required Services. The term "Hospital Contractually Required Services" shall mean those services furnished by the Alliance Entities to LabAlliance under this Agreement and the Transition Services Agreement.

1.4 Hospital Patient. The term "Hospital Patient" shall mean any person who is an inpatient or registered outpatient of any Hospital.

1.5 Hospital-Performed Laboratory Services. The term "Hospital-Performed Laboratory Services" shall mean those "point of care" laboratory services identified on Schedule 1.5, which are performed by Hospital Personnel. For purposes of this Agreement, Hospital-Performed Laboratory Services shall not constitute Laboratory Services.

1.6 Hospital Personnel. The term "Hospital Personnel" shall mean those individuals employed (or otherwise contractually engaged) by any Alliance Entity (or one of its affiliates) who are utilized in connection with the furnishing of the Hospital-Performed Laboratory Services or the Hospital Contractually Required Services.

1.7 IRL's. The term "IRL's" shall mean the six Hospital-based immediate response laboratories on the date hereof.

1.8 IRL Services Agreement. The term "IRL Services Agreement" shall mean each of those certain IRL Services Agreement, with all Schedules and Exhibits, of even date herewith, among LabAlliance, Alliance and a Hospital.

1.9 LabOne. The term "LabOne" shall mean LabOne, Inc., a Missouri corporation.

1.10 Laboratory Services. The term "Laboratory Services" shall mean those clinical laboratory services and the technical portion of those pathology services to be furnished by LabAlliance hereunder. The Laboratory Services are identified on Schedule 1.10.

1.11 LabAlliance Phlebotomists. The term "LabAlliance Phlebotomists" shall mean the non-physician personnel employed (or otherwise contractually engaged) by LabAlliance who are required in connection with the furnishing of Phlebotomy Support Services by LabAlliance.

1.12 LabAlliance Technical Personnel. The term "LabAlliance Technical Personnel" shall mean the non-physician personnel employed (or otherwise contractually engaged) by LabAlliance who are required in connection with the furnishing of Laboratory Services by LabAlliance, including the Phlebotomy Support Services.

1.13 Phlebotomy Support Services. The term "Phlebotomy Support Services" shall mean those services required for the drawing of blood and other specimens, as more particularly described on Schedule 1.13.

1.14 Professional Pathology Services. The term "Professional Pathology Services" shall mean those diagnostic, consultative, interpretative and/or treatment planning services that are performed by licensed physicians and that are required in connection with the provision of Laboratory Services.

1.15 Service Standards. The term "Service Standards" shall mean that the results of the laboratory tests shall be processed and transmitted by LabAlliance to the Alliance Entities in accordance with the performance targets set forth on Schedule 1.14; provided, however, that in no event shall LabAlliance be required to exceed current performance levels during the first year of this Agreement. The Service Standards will be reviewed from time-to-time by the Alliance and LabAlliance to ensure that they are consistent with changes in technology and needs of the Alliance Entities. The Service Standards may not be changed without the prior written consent of the Alliance and LabAlliance. The Laboratory Review Committee (defined in Section 15.1, below) may provide recommendations to the Alliance and LabAlliance with respect to the Services Standards, although neither the Alliance nor LabAlliance shall be required to modify the Service Standards based upon such recommendation.

1.16 Term. The term "Term" shall mean the contract period described in Section 11.1 of this Agreement.

1.17 Transition Services Agreement. The term "Transition Services Agreement" shall mean that certain Transition Services Agreement, with all Schedules and Exhibits, of even date herewith among LabOne and the Alliance Entities.

SECTION 2.
EXCLUSIVITY

2.1 Grant of Exclusivity. Subject to Sections 2.3 and 2.4 below, the Alliance Entities hereby grant to LabAlliance the exclusive right to perform for and on behalf of the Alliance Entities all Laboratory Services (except for Hospital-Performed Laboratory Services which, by definition, do not constitute Laboratory Services) and to arrange for the performance of all Professional Pathology Services in connection with the Laboratory Services during the Term hereof. For purposes of this Agreement "the exclusive right to perform" means that, subject to the exceptions in Sections 2.3 and 2.4, the Alliance Entities shall refer all Laboratory Services (including the related professional components thereof) to LabAlliance and shall not perform such procedures, services, or tests itself, authorize the performance of such procedures, services, or tests by others, or refer such procedures, services, or tests to any other person or entity. In connection herewith, during the Term, the Alliance Entities shall comply with the provisions of Section 7(c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m) and (r) of the Asset Purchase Agreement.

2.2 Exclusivity is Non-Reciprocal. The Alliance Entities acknowledge and agree that the exclusivity provided in this Section 2 is non-reciprocal and, accordingly, LabAlliance (including LabAlliance Technical Personnel on behalf of LabAlliance) shall be entitled to furnish any of the services contemplated herein to persons or entities other than the Alliance Entities.

2.3 Non-Hospital Patients. None of the Alliance Entities or physicians employed to provide professional medical services by the Alliance Entities (or one of their affiliates) (the "Alliance Physicians") shall perform any Laboratory Services (including the related professional components thereof) for any persons who are not Hospital Patients or authorize the performance of such Laboratory Services by others, with the exception of: (a) employees of the Alliance Entities (or one of its affiliates) who, within an office of a physician employed by any Alliance Entity (or one of its affiliates), perform a limited menu of CLIA waived or provider performed microscopy laboratory services or tests for the patients of that physician that are being performed as of the date of this Agreement; and (b) tests performed in the course of a formal research or teaching program.

2.4 IRL's. The Alliance Entities may provide Laboratory Services through the IRL's only to the extent permitted by Section 7(v) of the Asset Purchase Agreement. The Alliance Entities agree to use commercially reasonable efforts to educate physicians employed by Alliance Primary Care that the IRLs should not be used for non-STAT testing. The Alliance Entities shall not cause Alliance Primary Care to adopt any policy or procedure prohibiting or restricting the use of LabAlliance for Alliance Primary Care patients.

SECTION 3.
OBLIGATIONS OF LabAlliance

3.1 Laboratory Services and Phlebotomy Support Services. During the Term, LabAlliance shall:

(i) provide or arrange to provide all Laboratory Services required by Hospital Patients;

(ii) arrange for the provision of all Professional Pathology Services required by Hospital Patients;

(iii) provide or arrange to provide the Phlebotomy Support Services; and

(iv) provide Hospital with timely and accurate results for all Laboratory Services and Professional Pathology Services.

3.2 Payment. The fees for the services listed in Section 3.1 are described in Section 3.3, and the terms for their payment are described in Section 8 below.

3.3 Fees. LabAlliance's fees for the services described in Section 3.1 which shall be payable by the Alliance Entities are as follows:

(i) for the Laboratory Services, the Actual Charges;

(ii) for the Phlebotomy Support Services, the fees described on Schedule 1.12.

3.4 Quality Assurance Services. LabAlliance shall furnish to the Alliance Entities those quality assurance/monitoring services that must be furnished to the Alliance Entities to ensure that Laboratory Services are provided in accordance with applicable licensing and accreditation standards and, in particular, to the extent required to ensure that such services, by themselves, do not preclude the Alliance Entities from maintaining JCAHO accreditation. LabAlliance shall provide, with respect to the Laboratory Services and Professional Pathology Services, the Alliance Entities with such assistance as necessary for compliance with JCAHO standards. Such services shall, to the extent not set forth herein, be furnished by LabAlliance to the Alliance Entities at mutually agreed fair market value rates.

SECTION 4.
CONFORMANCE WITH APPLICABLE STANDARDS

4.1 Compliance With Laws; Service Standards. The Laboratory Services provided hereunder shall be performed in compliance with (i) all applicable federal, state and local governmental laws, rules and regulations, including, without limitation, the standards under the Clinical Laboratories Improvement Amendments of 1988; and (ii) the Service Standards.

4.2 Hospital Services Standards. The Alliance Entities shall cause the Hospital Contractually Required Services to be furnished in accordance with all applicable federal, state and local governmental laws, rules and regulations, as well as in a manner required by this Agreement and the Transition Services Agreement. Further, the Alliance Entities shall ensure that such services are furnished in a manner that reasonably enables LabAlliance to discharge its obligations to the Alliance Entities under this Agreement in conformance with the standards and requirements set forth hereunder. The Alliance Entities agree that, to the extent LabAlliance's non-compliance with any obligation hereunder arises from the Alliance Entities' failure to provide the Hospital Contractually Required Services in the manner contemplated herein or in the Transition Services Agreement, then such non-compliance by LabAlliance shall not constitute a breach or default for purposes of this Agreement unless LabAlliance previously has defaulted under the Transition Services Agreement.

4.3 Quality Reports.

(a) As measured on a calendar quarter, LabAlliance shall meet or exceed the Service Standards. Within fifteen (15) days following each calendar quarter, LabAlliance shall provide the Alliance with a written report detailing each of the Service Standards and LabAlliance's performance with respect to such Service Standards during said calendar quarter (the "Quality Report"). Upon request of the Alliance, LabAlliance shall provide the Alliance with access to and copies of all information necessary to verify LabAlliance's performance with respect to the Service Standards. The Alliance's acceptance of a Quality report shall not be deemed a waiver of any of the Alliance's rights or remedies under this Agreement.

(b) If the Quality Report indicates that for any particular Service Standard, the Service Standard has not been met for three (3) consecutive calendar quarters, then LabAlliance shall immediately develop a plan of corrective action in consultation with the Alliance. The plan shall be implemented within thirty (30) days following the end of the immediately preceding calendar quarter. LabAlliance shall provide a supplemental Quality Report as of the end of the second month of the calendar quarter in which the plan is implemented. If such supplemental Quality Report indicates that the corrective action plan has not resulted in the Service Standard being met, the Alliance shall have the termination rights set forth in Section 11 of this Agreement.

(c) If the Quality Report indicates that for any particular Service Standard the results are more than 20% below the established Service Standard for that calendar quarter, then LabAlliance shall immediately develop a plan of corrective action in consultation with the Alliance. The Plan shall be implemented within twenty (20) days following the end of the immediately preceding calendar quarter. LabAlliance shall provide a supplemental Quality Report for the fifteen (15) day period immediately following the implementation of the corrective plan. Such report shall be delivered within three (3) days of the completion of such fifteen (15) day period. If such supplemental Quality Report indicates that the corrective action plan has not resulted in a correction and compliance with the Service Standard, the Alliance shall have the termination rights set forth in Section 11 of this Agreement.

4.4 Provision of Required Information. The Alliance Entities agree to cause the Alliance Physicians to promptly provide LabAlliance with all necessary information to accomplish the billing and collection of amounts due, including required diagnosis information, for all Laboratory Services provided by LabAlliance for Alliance Physicians (the "Billing Information"). During the term of this Agreement, LabAlliance shall use its commercially reasonable best efforts to educate all Alliance Physicians with respect to the Billing Information. During each twelve (12) month period beginning July 1 and ending June 30, commencing with the twelve month period beginning on July 1, 2004, if (a) LabAlliance is unable to obtain payment due to the Alliance Physicians failure to provide the Billing Information, for more than five percent (5%) of the Laboratory Services (measured by revenues) provided by LabAlliance for Alliance Physicians, and (b) LabAlliance has provided the education required under this Section 4.4, then Client agrees to pay LabOne for all such Laboratory Services in excess of said five percent (5%) threshold (the "Excess Amount"). No later than thirty (30) days following the end of each aforementioned twelve (12) month period, LabAlliance shall deliver to the Alliance a report setting forth in reasonable detail its calculation of the Excess Amount, if any. For a period of thirty (30) days following the end of the aforementioned twelve (12) month period, the Alliance may, during reasonable business hours and at its expense, audit LabAlliance to determine or verify the Excess Amount. LabAlliance's shall provide reasonable assistance to the Alliance and the Alliance's employees, attorneys, accountants and consultants during such audit. To assist with such audit, LabAlliance shall make available to the Alliance for inspection and copying all reasonably requested information including, without limitation, books, computer billings, financial reports, business records, and account information of any and every type regarding income maintained by LabAlliance. The Excess Amount, unless disputed by the Alliance, shall be paid by the Alliance to LabAlliance within thirty (30) days following delivery of said report. Any dispute shall be resolved pursuant to Section 14 of this Agreement. The Alliance Entities' sole remedy for LabAlliance's breach of this Section 4.4 is the right not to pay the Excess Amount to which such breach pertains.

SECTION 5.
CONFIDENTIALITY; REPORTS

5.1 Confidentiality.

(a) It is acknowledged that the Alliance Entities, in performing the Hospital Contractually Required Services, will have access hereunder to data and information relating to patients who are not Hospital Patients and confidential information relating to the business and affairs of LabAlliance. The Alliance Entities agree to maintain the confidentiality of such information and not disclose such information either to any person or entity who is not an employee, contractor or agent of the Alliance Entities and with respect to the latter, only to the employees, contractors and agents of the Alliance Entities to the extent required for the provision of the Hospital Contractually Required Services.

(b) It is acknowledged that LabAlliance, in performing the Laboratory Services and arranging for the performance of the Professional Pathology Services, will have access hereunder to confidential information relating to the business and affairs of the Alliance Entities. LabAlliance agrees to maintain the confidentiality of such information and not disclose such information either to any person or entity who is not an employee, contractor or agent of LabAlliance and with respect to the latter, only to the employees, contractors and agents of LabAlliance to the extent required for the provision of the Laboratory Services and Professional Pathology Services.

5.2 Business Associate Agreement. Contemporaneous with the execution of this Agreement, the parties will execute a legally compliant business associate agreement in form mutually acceptable to them.

SECTION 6.
SERVICES TO BE PROVIDED BY
THE ALLIANCE ENTITIES

6.1 Transcription and Phlebotomy Services. Upon the request of LabAlliance, the Alliance shall provide or cause to be provided to LabAlliance transcription services for a payment that is consistent with fair market value for such services, as agreed to by LabAlliance and the Alliance. In addition, LabAlliance shall pay the Alliance $5.00 per specimen collected from non-Hospital Patients by Hospital Personnel at the request of LabAlliance.

6.2 Payment. In return for the provision of services by the Alliance pursuant to this Section 6, LabAlliance shall pay the Alliance (monthly on or before the 20th of each month) the compensation agreed upon by the parties.

SECTION 7.
RELATIONSHIP

7.1 Independent Contractors. In the performance of the services to be rendered pursuant to this Agreement, it is mutually understood and agreed that the Alliance Entities and LabAlliance are independent contractors and not agents, employees, servants, joint venturers or partners of the other. Except as expressly authorized herein, neither LabAlliance nor the Alliance Entities are authorized to make any contract, agreement, warranty or representation on behalf of the other, or to create any obligations, express or implied, on behalf of the other.

7.2 LabAlliance Technical Personnel. The LabAlliance Technical Personnel provided by LabAlliance hereunder (including the LabAlliance Phlebotomists) shall not be deemed to be agents, servants, employees, legal representatives, joint venturers or partners of the Alliance Entities. Subject to the terms and conditions provided herein, LabAlliance reserves to itself the right to designate the hours, duties and work assignments of each of its employees and independent contractors, and the Alliance Entities will neither have, nor exercise, any control or direction over the LabAlliance Technical Personnel rendering services on behalf of LabAlliance pursuant to this Agreement, nor any ability to hire or fire such individuals.

7.3 Hospital Personnel. All Hospital Personnel shall not be deemed to be agents, servants, employees, legal representatives, joint venturers or partners of LabAlliance. Subject to the terms and conditions provided herein, the Alliance Entities reserve to themselves the right to designate the hours, duties and work assignments of each of their employees and independent contractors, and LabAlliance will neither have, nor exercise, any control or direction over the Hospital Personnel rendering services on behalf of the Alliance Entities pursuant to this Agreement, nor any ability to hire or fire such individuals.

SECTION 8.
PAYMENT BY ALLIANCE ENTITIES AND BILLINGS

8.1 Compensation and Payment for LabAlliance Services. Payment for services provided by LabAlliance to the Alliance Entities, including but not limited to those enumerated in Section 3 above, shall be made by the Alliance Entities on or before the twentieth day of each month for all services furnished by LabAlliance hereunder during the immediately prior month. The Alliance Entities acknowledge that the compensation terms described in this Section 8.1 also shall apply to tests that LabAlliance arranged to be performed for the Alliance Entities by qualified reference laboratories.

8.2 Billing of Laboratory Services. To the extent legally permitted (i) the Alliance Entities shall have the right to bill and collect from Hospital Patients and their third party payors for the Laboratory Services furnished by LabAlliance hereunder to Hospital Patients and (ii) LabAlliance shall bill the Alliance Entities the Actual Charges for Laboratory Services provided for Hospital Patients.

SECTION 9.
ACCESS TO RECORDS

9.1 Access to Records. In the event that the Secretary of the Department of Health and Human Services (the "Secretary") or the Comptroller General of the United States (the "Comptroller General") or their representatives determine that this Agreement is a contract described in Section 1861(v)(1)(1) of the Social Security Act, LabAlliance hereby agrees that:

9.1-1 Contract Disclosure. For a period of four years after the furnishing of services under this Agreement, it will make available upon written request to the Alliance Entities or to the Secretary, or, upon request, to the Comptroller General, or any of their duly authorized representatives, this Agreement, and books, documents and records of LabAlliance that are reasonably necessary to certify the nature and extent of costs paid to LabAlliance by the Alliance Entities pursuant to this Agreement.

9.1-2 Subcontract Disclosure. If LabAlliance carries out any of the duties of this Agreement though a subcontract, with a value of $10,000 or more over a twelve (12) month period, with a related organization as defined in applicable regulations, such subcontract will contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization will make available, upon written request to the Alliance Entities or to the Secretary, or, upon request, to the Comptroller General, or any of their duly authorized representatives, the subcontracts, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

9.1-3 Notification. In the event access to books, documents and records is requested pursuant to this Article by the Secretary, the Comptroller General, or any of their duly authorized representatives, LabAlliance will immediately notify the Alliance Entities, and the books, documents, records and subcontracts will also be made available to the Alliance Entities.

SECTION 10.
INSURANCE

10.1 Insurance-LabAlliance. LabAlliance shall procure and maintain in effect during the Term hereof general and professional liability insurance covering LabAlliance and each of the LabAlliance Technical Personnel rendering services on behalf of LabAlliance pursuant to this Agreement. The amount of the coverage shall be not less than $5,000,000 per occurrence and $10,000,000 in the aggregate. Certificates of Insurance and/or copies of policies shall be provided to the Alliance Entities at the commencement of this Agreement and subsequently upon the request of the Alliance Entities.

10.2 Insurance-Alliance Entities. The Alliance Entities shall procure and maintain, or cause to be procured and maintained, in effect during the Term hereof general and professional liability insurance covering the Alliance Entities and each of the Hospital Personnel rendering services on behalf of the Hospital Entities pursuant to this Agreement, or similar programs of self-insurance. The amount of the coverage shall be not less than $3,000,000 per occurrence. Certificates of Insurance and/or copies of policies (or, in the case of programs of self-insurance, descriptions of such programs) shall be provided at the commencement of this Agreement and subsequently upon the request of LabAlliance.

SECTION 11.
TERM AND TERMINATION

11.1 Term. This Agreement shall be effective as of the Effective Date and shall be for an initial Term of five years, unless sooner terminated, in whole or in part, pursuant to Section 11.2 hereof. At the expiration of the initial Term and each renewal Term, this Agreement shall be automatically renewed for a further Term of two years unless the Alliance, on the one hand, or LabAlliance, on the other hand, gives written notice to the other of non-renewal at least 90 days prior to the end of the initial Term or renewal Term, as the case may be.

11.2 Termination

11.2-1 Written Agreement. In the event the parties shall mutually agree, this Agreement or any portion of it shall terminate on the date of termination specified in a written agreement signed by the parties.

11.2-2 For Cause Termination by LabAlliance. This Agreement may be terminated, by LabAlliance in the event that the Alliance Entities materially breach any of their material obligations under this Agreement, and LabAlliance provides the Alliance Entities with written notification stating the basis for the breach; and the breach is not cured within a thirty (30) day cure period after written notification (or, if the default is of a type that the Alliance Entities cannot reasonably be expected to cure within such 30 day cure period (which may not include its payment obligations hereunder), the Alliance Entities must promptly begin reasonable curative efforts within such 30 day cure period and diligently pursue a cure to completion).

11.2-3 For Cause Termination by Alliance Entities. Subject to Sections 11.2-4 and 11.2-5, this Agreement may be terminated, by the Alliance Entities in the event that LabAlliance materially breaches any of its material obligations under this Agreement, and the Alliance Entities provide LabAlliance with written notification stating the basis for the breach; and the breach is not cured within a thirty (30) day cure period after written notification (or, if the default is of a type that LabAlliance cannot reasonably be expected to cure within such 30 day cure period, LabAlliance must promptly begin reasonable curative efforts within such 30 day cure period and diligently pursue a cure to completion).

11.2-4 Additional Causes for the Alliance Termination. The Alliance may terminate this Agreement prior to its expiration for "cause" under any of the following conditions relative to the duties or responsibilities to be performed hereunder: (i) exclusion of LabAlliance from participation in any federal health care program including, without limitation, Medicare or Medicaid; (ii)  revocation of any licenses, permits or authorizations issued pursuant to the Clinical Laboratory Improvement Act of 1988, as amended, or the College of American Pathologists required to be maintained by LabAlliance, or any other license, permit or authorization the revocation of which would otherwise prevent LabAlliance from performing its obligations hereunder; or (iii) LabOne is adjudicated a bankrupt, makes a general assignment for the benefit of creditors or a receiver is appointed on account of the insolvency of LabOne.

11.2-5 Termination for Default on Service Standards. In addition to any other term or condition of this Agreement, the Alliance may terminate this Agreement upon thirty (30) days prior written notice in the circumstances described in (a) hereof and twenty-one (21) days prior notice in the circumstances described in (b) hereof, to LabAlliance upon any of the following conditions: (a)(i) for three (3) consecutive quarters, the Quality Report indicates that a Service Standard has not been met; and (ii) the plan of corrective action required by Section 4.3(b) has either not been implemented or has not achieved the result of full compliance with the Service Standards based on the supplemental Quality Report required pursuant to Section 4.3(b); or (b) the plan of corrective action required by Section 4.3(c) has either not been implemented or has not achieved the result of full compliance with the Service Standards based on the supplemental Quality Report required pursuant to Section 4.3(c).

11.3 Effect of Termination. Unless otherwise provided in this Agreement, upon termination, neither party shall have any further obligations hereunder, except for (i) obligations arising prior to the date of termination which remain unsatisfied as of the date of termination, and (ii) obligations or covenants which expressly or necessarily extend beyond the Term of this Agreement, including the obligations for the payment of the fees to LabAlliance and the Alliance Entities through the date of termination in the manner described above.

SECTION 12.
CHANGE IN LAW

LabAlliance and the Alliance Entities hereby acknowledge and agree that they intend for this Agreement (and all services furnished hereunder) to comply with all applicable federal and state laws, rules and regulations. In furtherance of the foregoing, if, during the term of this Agreement, LabAlliance's or the Alliance Entities' counsel reasonably determines that any changes are required with respect to this Agreement as a result of (i) the enactment of new laws, rules or regulations or (ii) any changes in the interpretation of existing laws, rules or regulations, either as a result of any court or agency decision, or any pronouncement, ruling or other interpretation by any governmental or regulatory agency or body, or otherwise, because of the reasonable likelihood that, in light of such enactment or changed interpretation, proceeding under this Agreement in its current form potentially might:

A. cause either of the parties to violate in any material respect any applicable law, rules or regulations,

B. preclude either of the parties from presenting or causing to be presented to any payor (including, without limitation, the Medicare and Medicaid programs) any bills for services furnished by LabAlliance or the Alliance Entities, or

C. jeopardize the tax-exempt status of the Alliance Entities,

then the parties shall, as expeditiously as possible, negotiate in good faith such changes to this Agreement as shall be reasonably required to address such issue(s). In negotiating such changes, the parties shall use reasonable good faith efforts to preserve, as nearly as possible, the economic agreement between them.

SECTION 13.
INDEMNIFICATION

13.1 LabAlliance. LabAlliance shall indemnify, defend and hold harmless each of the Alliance Entities, their officers, directors, trustees, members, shareholders, affiliates and employees, upon written demand, from and against all claims, losses, liabilities, damages, awards, judgments, assessments, costs, and expenses of any kind or nature including, without limitation, reasonable attorneys' fees (collectively, "Losses") to the extent such Losses are caused by (i) LabAlliance's failure to satisfy or perform its obligations and duties arising under this Agreement, (ii) LabAlliance's gross negligence, illegal or wrongful misconduct, or intentional acts or omissions in connection with discharging any of its duties under this Agreement; or (iii) the conduct by LabAlliance of its business activities that are independent of the matters that are the subject of this Agreement.

13.2. Alliance Entities. The Alliance and each of the Hospitals shall indemnify, defend and hold harmless LabAlliance, its members, officers, directors, affiliates and employees, upon written demand, from and against all Losses to the extent such Losses are caused by (i) the failure of the Alliance or such Hospital to satisfy or perform its obligations and duties arising under this Agreement, (ii) the gross negligence, illegal or wrongful misconduct, or intentional acts or omissions of the Alliance or such Hospital in connection with discharging any of its duties under this Agreement, or (iii) the conduct by of the Alliance or such Hospital of its business activities that are independent of the matters that are the subject of this Agreement. The obligations of each Hospital under this Section shall be several, and not joint, with respect to each other Hospital, and shall be joint and several with the Alliance.

13.3 Scope of Indemnification. The indemnification provided under Sections 13.1 and 13.2 shall supplement, and not supersede or replace, any protection or rights that may be afforded to LabAlliance or the Alliance Entities under any insurance policies maintained by the parties that provide coverage for an act that may serve as the basis for a claim of indemnification hereunder.

13.4 Right to Defend

13.4-1 Any party to be indemnified pursuant to this Agreement (the "Indemnified Party") shall give notice in writing (a "Claim Notice") to the other party (the "Indemnifying Party") as soon as is reasonably possible, of any claims or possible claims asserted by third parties for which the Indemnifying Party may be liable; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is actually and materially prejudiced. The Claim Notice shall provide details with reasonable specificity, and the Indemnified Party shall respond on a timely basis to the Indemnifying Party's reasonable requests for further information.

13.4-2 The Indemnifying Party, if it intends to dispute such claim, shall notify the Indemnified Party in writing ("Dispute Notice") as soon as possible following receipt of the Claim Notice and in any event, within not more than twenty-one (21) days following the date on which the Claim Notice is delivered. The Indemnifying Party shall then be entitled, at its sole expense to conduct all negotiations, to contest any such claim, and to commence, defend, and carry on actions and proceedings on behalf of and in the name of the Indemnified Party and to settle (subject to receipt of the Indemnified Party's approval which shall not be unreasonably withheld or delayed) any such claim as the Indemnifying Party may determine is appropriate. If the Indemnifying Party settles any dispute, action, or proceeding in respect of such claim, the Indemnifying Party shall ensure, through the provision of releases or adequate security, that the Indemnified Party shall have no liability in respect of such settled dispute, action or proceeding.

13.4-3 The Indemnifying Party, upon giving a Dispute Notice, shall be required to conduct all negotiations, actions, and proceedings in good faith, with due diligence, and without causing any materially adverse effect upon the business, property or assets of the Indemnified Party.

13.4-4 The Indemnified Party will reasonably cooperate with the Indemnifying Party in any negotiations, disputes, actions, and proceedings. If, however, the Indemnified Party shall be unable to obtain timely instructions from the Indemnifying Party, the Indemnified Party shall be entitled to deal with the same in such manner as it, in the reasonable exercise of its judgment, deems appropriate.

13.4-5 If the Indemnifying Party fails to give a Dispute Notice within the time required with respect to a particular Claim Notice, or having given a Dispute Notice shall abandon the defense or contest of the claim (otherwise than in connection with a settlement thereof), the Indemnified Party shall be entitled to conduct all negotiations with respect to the claims described in the Claim Notice, to dispute and contest any such claims and to commence, defend, and carry on legal proceedings on its own behalf and to settle (subject to receipt of the Indemnifying Party's approval which shall not be unreasonably withheld or delayed) such disputes.

SECTION 14.
DISPUTES; MANDATORY ARBITRATION

Except to the extent a party may be entitled to the remedy of specific performance or equitable relief, if any dispute arises from or in connection with this Agreement, the parties agree to resolve such dispute in accordance with Section 11 of that certain Asset Purchase Agreement between LabAlliance and the Alliance dated November , 2003 (the "Asset Purchase Agreement".

SECTION 15.
LABORATORY REVIEW COMMITTEE

15.1 The Alliance Entities and LabAlliance agree to establish a standing committee having the name "Laboratory Review Committee." The Laboratory Review Committee shall be comprised of the following individuals:

(i) Four designees of LabAlliance;

(ii) A senior executive of any Alliance Entity or his or her designee; and

(iii) Two active medical staff members of the Alliance Entities.

The Laboratory Review Committee shall meet quarterly or more often as determined by the senior executive or chief operating officer of LabAlliance. The functions of the Laboratory Review Committee shall be as follows:

(i) Monitor compliance by LabAlliance and the Alliance Entities with the provisions of this Agreement and each IRL Services Agreement;

(ii) Periodically review the Service Standards applicable to this Agreement and each IRL and the test menus at each IRL and make recommendations to the Alliance Entities and LabAlliance regarding modifications to them;

(iii) Review CAP and CLIA survey results and monitor efforts by LabAlliance to remedy any deficiencies noted in CAP and CLIA surveys and to implement the recommendations of CAP and CLIA;

(iv) Facilitate communication among LabAlliance, the Alliance Entities and medical staff regarding issues pertaining to Laboratory Services or Professional Pathology Services;

(v) Serve as a forum for informal resolution of any issues that arise concerning Laboratory Services or Professional Pathology Services;

(vi) Review and make recommendations to the Alliance Entities and LabAlliance regarding the effects of new laws and regulations or new interpretations of law or regulations applicable to Laboratory Services or Professional Pathology Services; and

(vii) Review and make recommendations to the Alliance Entities and LabAlliance regarding other matters of significance to the provision of Laboratory Services or Professional Pathology Services.

SECTION 16.
GENERAL PROVISIONS

16.1 Governing Law. This Agreement and all rights, duties and obligations hereunder shall be construed and interpreted in accordance with the laws of the State of Ohio without regard to that state's conflicts of laws provisions.

16.2 Delegation and Assignment. Neither party shall delegate its duties nor assign its rights under this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that LabAlliance may assign its rights and/or delegate its duties hereunder without restriction to LabOne or another affiliate of LabOne; provided, however, that any such assignment shall be subject to the Guaranty (as such term is defined Asset Purchase Agreement) so that LabOne is primarily liable for performance thereunder. Any attempt to so do without such consent shall be void and without effect. Subject to the foregoing, the provisions of this Agreement and the obligations arising hereunder shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.

16.3 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) upon delivery by reputable overnight courier service (charges prepaid), (iii) upon transmission if sent to the recipient by facsimile transmission or electronic mail, if immediately confirmed by telephone or electronic means or (iv) upon delivery or refusal of delivery by certified or registered mail, return receipt requested, and addressed to the intended recipient as set forth below:

If to LabAlliance:

LabAlliance, Inc,
10101 Renner Boulevard
Lenexa, Kansas 66219
Attention: John McCarty
Telephone: (913) 888-1770
Telecopy: (913) 859-6832

Copy to:

10101 Renner Boulevard
Lenexa, Kansas 66219
Attention: General Counsel
Telephone: (913) 888-1770
Telecopy: (913) 859-6832

If to the Alliance Entities:

The Health Alliance of Greater Cincinnati
3200 Burnet Avenue
Cincinnati, Ohio 45229
Attn: Ronald Long, Executive Vice President and Chief Financial Officer
Telephone: (513) 585-8203
Telecopy: (513) 585-8889

Copy to:

Thomas W. Kahle, Esq.
Baker & Hostetler LLP
312 Walnut Street, Suite 3200
Cincinnati, Ohio 45202
Telephone: (513) 929-3414
Telecopy: (513) 929-0303

A party to this Agreement may change its address for purposes of this Section 16.3 by giving written notice to the other parties in the manner specified in this Section 16.3.

16.4 Construction. Whenever the singular number is used in this Agreement, the same shall include the plural and vice versa.

16.5 Caption. The captions, section and paragraph numbers appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections, paragraphs or articles of this Agreement, nor in any way affect the interpretation of this Agreement.

16.6 Enforceability and Severability. If any term, covenant or condition of this Agreement or the application thereof to any entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

16.7 Entire Agreement and Amendments. This Agreement (including the Exhibits and Schedules hereto and the agreements referred to herein and the Asset Purchase Agreement) embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. This Agreement shall supersede all previous negotiations, commitments and writings with respect to the subject matter hereof. No modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

16.8 Remedies Cumulative. All rights, remedies and benefits provided to the parties hereunder shall be cumulative, and shall not be exclusive of any other rights, remedies and benefits provided by law or in this Agreement. All such rights and remedies may be exercised singly or concurrently on one or more occasions.

16.9. Parties in Interest. With the exception of the parties to this Agreement and as provided in Section 13, there shall exist no right of any person (including, without limitation, any LabAlliance Technical Personnel, Hospital Personnel or any Hospital Patients) to claim a beneficial interest in this Agreement or any rights accruing by virtue of this Agreement. This Agreement is not intended to, nor shall it, create any rights in any persons not a signatory hereto, except for permitted assignees and permitted successors.

16.10 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby. Further, no waiver of any representation, covenant, obligation or agreement herein shall constitute a waiver of any preceding or succeeding breach of the same or similar representation, covenant, obligation or agreement.

16.11 No Presumption. The parties recognize that this Agreement has been negotiated by both parties with the assistance of counsel and accordingly the provisions hereof shall be interpreted without regard to which party or counsel drafted such provisions:

16.12 Documents. Each of the parties hereto shall execute and deliver all documents, papers, and instruments necessary or convenient to carry out the terms of this Agreement.

16.13 Warranty of Authority. Each person signing this Agreement represents and warrants that he is duly authorized and executes this Agreement on behalf of and as the free and voluntary act and deed of the organization he purports to represent.

16.14 Cooperation and Fair Dealing. Each party agrees to deal fairly with the other in good faith in all matters concerning this Agreement, and without limiting the generality of the foregoing agrees to cooperate in good faith with the other party so that the purposes of this Agreement may be served.

16.15 Covenant Regarding Participation in Medicare and Medicaid. Each party covenants that neither it, nor its officers, directors or members currently is, or ever has been, excluded from participation in the Medicare, Medicaid or other federally funded program.

16.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original, but together shall constitute one agreement.

16.17 Survival. Each Alliance Entity agrees that the obligations of such entity under this Agreement shall survive and shall not be affected by any amendment to or termination of the JOA (as defined in the Asset Purchase Agreement) or the termination of the participation in the JOA of any of the "participating entities" (as such term is defined in the JOA). Each Hospital acknowledges and agrees that it is bound by all of the applicable terms and provisions of the Asset Purchase Agreement and the Ancillary Agreements to which it is a party and that its obligations under the Asset Purchase Agreement and the Ancillary Agreements to which it is a party shall survive and shall not be affected by any amendment to or termination of the JOA or the termination of the participation in the JOA of any of the "participating entities" (as such term is defined in the JOA).

16.18 Force Majeure. Neither party to this Agreement shall be liable to the other for any delay or failure to perform its obligations hereunder if such delay or failure arises from any cause or causes beyond the reasonable control of such party including, without limitation, labor disputes, strikes, other labor or industrial disturbances, acts of God, floods, lightening, shortages of materials, utility failures, earthquakes, casualty, war, acts of the public enemy, riots, insurrections, delays in transportation, delays in delivery by vendors, restrictions, regulations or orders of any government, agency or subdivision thereof. Such delay shall be excused and the period of performance extended as may be necessary to enable the applicable party to perform after the cause of such delay has been removed.

16.19 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, in no event will any Party be liable to any other party for any special, indirect, or consequential damages arising hereunder, including, without limitation, lost profits, whether based on breach of contract, tort or otherwise, and whether or not such Party knows or should have known of the possibility of such damages.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

LabAlliance

By:
Name:
Title:

THE HEALTH ALLIANCE OF GREATER CINCINNATI
(for itself and on behalf of The Christ Hospital, University Hospital, Inc., The St. Luke Hospitals, Inc., Jewish Hospital Of Cincinnati, Inc. and The Fort Hamilton Hospital)

By:
Name:
Title:

THE CHRIST HOSPITAL

By:
Name:
Its:

UNIVERSITY HOSPITAL, INC.

By:
Name:
Its:

THE ST. LUKE HOSPITALS, INC.

By:
Name:
Its:

JEWISH HOSPITAL OF CINCINNATI, INC.

By:
Name:
Its:

THE FORT HAMILTON HOSPITAL

By:
Name:
Its:

In accordance with Item 601(b)(2) of Regulation S-K, the following exhibits and schedules are not included with the filing of this agreement:

Schedule 1.1 - Actual Charges
Schedule 1.5 - Hospital Performed Laboratory Services
Schedule 1.10 - Laboratory Services
Schedule 1.13 - LabAlliance Phlebobomy Support Services
Schedule 1.14 - Service Standards

The registrant hereby agrees to furnish supplementally a copy of any such omitted schedule or exhibit to the Commission upon request.

Exhibit E

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the "Agreement") is made as of the ___ day of __________, 2004 (the "Effective Date") by and LABALLIANCE, INC., a Delaware corporation ("Manager"), and THE HEALTH ALLIANCE OF GREATER CINCINNATI, an Ohio nonprofit corporation (the "Alliance"), for itself and on behalf of _____________, a ______________ nonprofit corporation, which is located at ________________ ("Hospital") and the Hospital. Manager, Alliance and Hospital are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

BACKGROUND

WHEREAS, Hospital operates an immediate response laboratory (the "IRL") that provides point-of-care testing, phlebotomy services, and other laboratory services; and

WHEREAS, the Alliance desires to engage the Manager to provide, and Manager desires to provide, management services for the IRL, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, Manager, the Alliance and Hospital agree as follows.

ARTICLE I.
DEFINITIONS

1.1 "Agreement Year" shall mean the one-year period from the Effective Date or anniversary thereof until the close of business on the day immediately prior to the first anniversary or next anniversary of the Effective Date, as the case may be.

1.2 "Allocated IRL Management Costs" shall mean the costs for the Support Services.

1.3 "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement, with all Schedules and Exhibits, dated November __, 2003, among LabOne, Inc, the Alliance, Hospital and certain other entities.

1.4 "Autopsy Charges" shall mean, for the first Agreement Year, $800 per autopsy performed, and for each subsequent Agreement Year, actual pathologist costs plus $50 per autopsy performed.

1.5 "CPI Change" shall mean the change in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for Urban Wage Earners and Clerical Workers (Base Year 1982-84=100) for U.S. City Average All Items.

1.6 "Direct IRL Costs" shall mean the costs of operating the IRL, excluding Allocated IRL Management Costs, any Performance Bonus, management employee reimbursement, the costs of performing autopsies and bad debt expenses for Non-Hospital Patient tests performed in the IRL.

1.7 "Hospital Contractually Required Services" shall mean those services furnished by the Alliance and its affiliates to Manager under the Transition Services Agreement.

1.8 "Hospital Patient" shall mean any person who is an inpatient or registered outpatient of Hospital.

1.9 "Management Employee Positions" shall mean the employee positions for the IRL which are listed in Exhibit A-1.

1.10 "Management Employee Reimbursement" shall mean, for the first Agreement Year, $______ per month [enter number based on facility [Total Monthly Payment for all IRLs is $71,000]], and for each subsequent Agreement Year the amount determined under Exhibit D.

1.11 "Medical Director Fees" shall mean, for the first year of the Agreement, $8,333 per month [for each IRL], and for each subsequent year, the prevailing market rates for the Medical Director. The prevailing market rate for each Agreement Year after the first Agreement Year shall be agreed upon by the Alliance and Hospital, on the one hand, and Manager, on the other hand, based upon independent reference sources of prevailing market rates consistent with the Alliance's policies, prior to the commencement of such Agreement Year.

1.12 "Non-Hospital Patients" shall mean patients other than Hospital Patients.

1.13 "Reimbursed IRL Costs" shall mean (a) the Medical Director Fees, (b) the Autopsy Charge and (c) bad debt expenses for Non-Hospital Patient tests performed in the IRL.

1.14 "Specialized Testing Services" shall mean specialized coagulation testing.

1.15"Specialized Testing Charges" shall mean the charges for Specialized Testing Services as set forth on Exhibit D.

1.16"Support Services" shall mean the support and management services provided by the following departments to the IRL immediately prior to the date hereof: 900390 - Administration, 900394 - Customer Service, 900399 - Technical Services, 900401 - Business Administration, 900402 - Support Services, 900403 - Information Services, and 900406 - Accessioning.

ARTICLE II.
AUTHORITY OF THE PARTIES

2.1 Grant of Day-to-Day Management Authority. Subject to the limitations set forth in this Agreement, the Alliance and the Hospital hereby grant and delegate to Manager the authority to supervise and manage the day-to-day operations of the IRL and to perform the other specific functions set out in this Agreement. Notwithstanding anything in this Agreement to the contrary, Manager must obtain the written approval of the Alliance prior to making any material changes to the operation of the IRL. Examples of material changes include, without limitation, material staffing reductions, consolidation of service sites, reduction of testing capabilities at the site, material outsourcing of tests currently performed by the IRL, or material changes in the mix of tests performed by the IRL.

2.2 Ultimate Control. Hospital and the Alliance shall at all times exercise ultimate authority and control over and responsibility for the business, medical practice, facility and operations of the IRL. Without limiting this authority, the Hospital and the Alliance shall retain authority to approve, in advance: (a) all decisions and actions of the Manager that are outside the ordinary course of the IRL's business; (b) any Budget (as defined below) or any significant modifications to any Budget; (c) the engagement of the Medical Director (as defined below) and any physician on the medical staff of Hospital; (d) entering into any agreement to purchase materials or supplies for use in the IRL, subject to any general authority granted in writing to Manager by the Alliance and/or Hospital to make purchases within specified parameters; and (e) purchase of equipment for use in the IRL or facility improvements to the IRL.

2.3 Relationship of the Parties. This Agreement reflects the appointment of Manager as the manager of the IRL. Nothing in this Agreement shall be construed to render any Party the employer or employee of the other, agent or principal of the other, or joint venturer or partner of the other. Neither Alliance or the Hospital, on the one hand, nor Manager, on the other hand, shall have the right to bind the other Party, to exercise control of the other Party, or to conduct the other Party's business, except as expressly set forth in this Agreement.

ARTICLE III.
ON-SITE MANAGEMENT PERSONNEL

3.1 Appointment of Administrator. Manager shall appoint an administrator for the IRL (the "Administrator"), who shall be an employee or independent contractor of Manager. Each Administrator shall be employed or retained with the input, assistance and approval of the Hospital, provided that the approval of the Hospital shall not be unreasonably withheld and provided that the Hospital shall be deemed to have approved the director, manager or administrator identified in Exhibit A-1 as the initial Administrator under this Agreement. If the director, manager or administrator identified in Exhibit A-1 does not agree to be retained by Manager, the initial Administrator shall be subject to approval of Hospital as provided herein. From time to time, but no less than annually, Manager shall consult with the Alliance and/or the Hospital regarding the performance of its Administrator. Upon reasonable request of the Alliance and/or the Hospital, Manager shall remove the individual serving as the Administrator and appoint a different individual to serve as its Administrator.

3.2 Administrator Responsibilities. The Administrator shall have general day-to-day responsibility for managing the IRL. The Administrator will consult with the Medical Director and the Hospital regarding staffing, budgeting, purchasing of medical supplies and equipment, and other matters having clinical significance. The Administrator shall be located on-site at the IRL.

3.3 Other Personnel. In addition to the Administrator, Manager shall employ or retain personnel to fill the other positions identified in Exhibit A-1, the personnel necessary to provide the Support Services, the Medical Director and any other personnel reasonably necessary to manage the IRL pursuant to this Agreement (together with the Administrator, the "Manager IRL Personnel"). All other individuals providing services for the IRL shall be engaged or employed by Hospital ("Hospital IRL Personnel"). Upon the reasonable request of the Alliance and/or Hospital, Manager shall remove any Manager IRL Personnel. The Parties shall require that their respective personnel provide services in accordance with all applicable laws, rules and regulations and all applicable policies of the Alliance.

3.4 Responsibility for Personnel. In no event will any Party's employees be deemed employees of any other Party, and, as such, shall not be entitled to any employee benefits including vacation pay, sick leave, retirement benefits, Social Security, workers' compensation, or disability or unemployment insurance benefits that may be provided or made available to the employees of any other Party, if any. The terms of this Section 3.4 shall take precedence over any inconsistent terms that may be found in the policies or other documents of the Alliance and/or the Hospital as presently existing or as amended.

3.5 Supervision of Personnel. Manager shall have the right to supervise and direct the Manager IRL Personnel and the Hospital IRL Personnel in connection with their provision of services for the IRL, subject to the terms of this Agreement. Upon the reasonable request of Manager, the Alliance and/or Hospital shall remove and/or replace and/or transfer any Hospital IRL Personnel, subject to compliance with collective bargaining agreements to which the Alliance and/or the Hospital is a party. Manager may terminate any Manager IRL Personnel at any time without the approval of the Alliance or Hospital. The Parties shall reasonably cooperate in determining the number and qualifications of personnel to provide services to the IRL.

ARTICLE IV.
ADMINISTRATIVE SERVICES

4.1 General Responsibilities and Services. Manager shall perform the services described in this Article IV and all related functions within Manager's control as necessary for the effective day-to-day management of the IRL, including, without limitation, the services listed on the attached Exhibit A-2.

4.2 Policy Formulation. Manager shall formulate general administrative, risk management and operational policies for the IRL, which shall be subject to approval by Hospital and the Alliance, which approval shall not be unreasonably withheld or delayed. Upon approval by the Hospital and the Alliance, Manager shall implement and carry out such policies in the manner specified in this Agreement.

4.3 Annual Direct IRL Cost Budget. Not later than May 1st of each fiscal year (ending June 30), beginning with May 1st of the fiscal year ended June 30, 2005, Manager and the Alliance shall reasonably cooperate to prepare a proposed Direct IRL Cost budget for the IRL (the "Budget") for the then-following fiscal year. The Budget shall be prepared in the same format and by account as the Alliance provides financial reporting as of the Effective Date. Each annual Budget shall identify by job description or position personnel working at the IRL and all other anticipated expenses including, without limitation, the cost of management and other services supplied by Manager under this Agreement separately identified by type of service, excluding the Support Services. The Budget shall include the Medical Director Fees in the amount specified in this Agreement and shall include the Management Employee Reimbursement and Specialized Testing Charges as determined pursuant to Exhibit D. In the event the Parties cannot mutually agree to any Budget for a fiscal year by the end of the prior fiscal year, then the Parties shall utilize the Budget for the prior fiscal year as adjusted for the CPI Change during the prior fiscal year. Manager will use commercially reasonable efforts to operate the IRL within the Budget. If Manager becomes aware of any material anticipated Budget variances, Manager will notify the Alliance thereof. Manager will not make any capital expenditures that are not in the approved Budget.

4.4 Regulatory Compliance. For the IRL, Manager shall apply for and maintain, on behalf of and in the name of the Hospital in which the IRL is located, and with the Hospital's cooperation and assistance, all state and federal licenses, permits, certifications and approvals required in connection with the management and operation of the IRL. If requested by a Hospital, Manager shall use its commercially reasonable efforts in assisting the Hospital with compliance with the requirements of the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), to the extent applicable to the operations of the IRL. Manager shall, in a timely manner, prepare and submit on behalf of the Hospital all necessary reports and filings, including cost and utilization reports, supporting data and other material required in connection with applicable federal and state reimbursement programs and other third-party payment contracts and programs in which the Hospital may from time to time participate relating to the operations of the IRL. In addition, Manager shall use its reasonable best efforts to cause the IRL to be in compliance with all local, state and federal laws and regulations of agencies having jurisdiction over the IRL including, without limitation, the Clinical Laboratory Improvements Amendment of 1988, as amended and to comply with requirements of payors if the failure to comply with such laws would have a material adverse effect on the Alliance. Each Party shall immediately provide the other Parties with notice of any investigation, citation, penalty or other notice from any governmental agency or third-party payor regarding any actual or alleged violation of applicable laws, rules and regulations relating to the IRL of which such Party becomes aware.

4.5 Purchasing. All materials and supplies purchased for use in the IRL shall be approved through the normal purchasing policies and practices of the Hospital and the Alliance. Manager shall coordinate all purchases through Broadlane or as otherwise directed by the Alliance to facilitate the Alliance receiving competitive pricing with respect to such materials and supplies. Manager shall negotiate, but not execute, any agreement to purchase materials and supplies for the IRL that is not through Broadlane.

4.6 Engagement of Medical Director. Subject to the consent of the Alliance, which shall not be unreasonably withheld, Manager shall engage a physician or group of physicians to serve as medical director for the IRL (each, a "Medical Director").

4.7 Point of Care Testing Oversight. Manager shall ensure that the IRL performs the point-of-care testing required by the Hospital in which the IRL is located, except point-of-care testing not performed in the IRL, including without limitation glucose testing.

4.8 Notification of Complaints. Manager shall notify the Alliance of any claims or complaints by patients, providers, employees or contractors of which it becomes aware, pertaining to the operation of the IRL or the use of its assets that could reasonably be expected either to damage the reputation of the Alliance or Hospital or subject the Alliance or Hospital to any material monetary liability.

4.9 Service Standards.

(a) As measured on a calendar quarter, Manager shall meet or exceed the Service Standards set forth in Exhibit B ("Service Standards"). Within fifteen (15) days following each calendar quarter, Manager shall provide the Alliance with a written report detailing each of the Service Standards and Manager's performance with respect to such Service Standards during said calendar quarter (the "Quality Report"). Upon request of the Alliance, Manager shall provide the Alliance with access to and copies of all information necessary to verify Manager's performance with respect to the Service Standards. The Alliance's acceptance of a Quality Report shall not be deemed a waiver of any of the Alliance's rights or remedies under this Agreement.

(b) If the Quality Report indicates that for any particular Service Standard, the Service Standard has not been met for three (3) consecutive calendar quarters, then Manager shall immediately develop a plan of corrective action in consultation with the Alliance. The plan shall be implemented within thirty (30) days following the end of the immediately preceding calendar quarter. Manager shall provide a supplemental Quality Report as of the end of the second month of the calendar quarter in which the plan is implemented. If such supplemental Quality Report indicates that the corrective action plan has not resulted in the Service Standard being met, the Alliance shall have the termination rights set forth in Section 9.2 of this Agreement.

(c) If the Quality Report indicates that for any particular Service Standard the results are more than 20% below the established Service Standard for that calendar quarter, then Manager shall immediately develop a plan of corrective action in consultation with the Alliance. The Plan shall be implemented within twenty (20) days following the end of the immediately preceding calendar quarter. Manager shall provide a supplemental Quality Report for the fifteen (15) day period immediately following the implementation of the corrective plan. Such report shall be delivered within three (3) days of the completion of such fifteen (15) day period. If such supplemental Quality Report indicates that the corrective action plan has not resulted in a correction and compliance with the Service Standard, the Alliance shall have the termination rights set forth in Section 9.2 of this Agreement.

4.10 Disputes Regarding Certain Matters. In the event that the Parties have any dispute or disagreement regarding the amount of the Management Fee for any period, the Manager's entitlement to or the amount of any Performance Bonus or the amount of Specialized Testing Charges for any period after the first Agreement Year, then the Parties shall retain an independent certified public accountant firm ("Independent Accountant") mutually acceptable to Parties, and such Independent Accountant shall make the final determination with respect to such matter. If the Parties are unable to agree on an Independent Accountant within ten days, then any Party may request the Chicago, Illinois office of the American Arbitration Association to appoint such a firm and such appointment shall be final and binding on the Parties with respect to such matter. The decision of the Independent Accountant with respect to any such matter shall be final and binding on the Parties. The costs and expenses incurred in connection with the Independent Accountant shall be borne equally by Manager, on the one hand, and Alliance and Hospital, on the other hand.

ARTICLE V.
DUTIES OF THE ALLIANCE

5.1 Payment of Expenses. Alliance shall pay all operating expenses of the IRL. Operating expenses of the IRL shall include but not be limited to: the fees payable under this Agreement, payroll (wages, salaries and benefits) and expenses relating to non-management personnel working at the IRL; the cost of supplies (both medical and non-medical) for the IRL; and other direct variable and fixed expenses incurred by Manager in the operation of the IRL that are not included as part of the Management Fee.

5.2 Accounting Records and Reports. The Alliance shall maintain the accounting and reporting system for the IRL. On or before the fifteenth (15th) day of each month, the Alliance shall provide Manager with reasonably detailed monthly reports for the prior month for the IRL that compare the financial performance of the IRL with the Budget.

5.3 Data and Information. The Alliance, the Hospital and Manager shall provide to each other, without charge, such necessary and relevant data and information in the possession of such Party as shall be reasonably required or requested by the other Party in order to enable it to perform its duties under this Agreement.

5.4 Patient Records. Except for laboratory results and demographic data for testing of Non-Hospital Patients, which shall be the property of the Manager, all patient medical records shall be and remain the sole property of the Hospital and shall be maintained by the Hospital. Notwithstanding the foregoing, the Hospital shall, subject to applicable laws relating to disclosure of patient records, at all times during the term of this Agreement make available to Manager any medical records determined by Manager to be necessary to perform its services and carry out its responsibilities under this Agreement. Manager and the Hospital shall jointly implement procedures to preserve the confidentiality of patient medical records and shall cooperate in compiling data regarding patient treatment costs and outcomes. Contemporaneous with the execution of this Agreement, the Parties will execute a legally compliant business associate agreement in form mutually acceptable to them. The Parties will comply with the terms of such business associate agreement. As between this Agreement and the business associate agreement, to the extent there is conflict in the terms thereof, the terms contained in the business associate agreement shall control.

5.5 Hospital Contractually Required Services. The Alliance and Hospital shall ensure that the Hospital Contractually Required Services are furnished in a manner that reasonably enables Manager to discharge its obligations under this Agreement in conformance with the standards and requirements set forth hereunder. Alliance and Hospital agree that, to the extent Manager's non-compliance with any obligation hereunder arises from the failure to provide the Hospital Contractually Required Services in the manner contemplated in the Transition Services Agreement (unless Manager previously has defaulted under the Transition Services Agreement) or the failure of the Alliance and Hospital to be in compliance with applicable law on the Effective Date as represented in Section 3(h) of the Asset Purchase Agreement, then such non-compliance by Manager shall not constitute a breach or default or cause for termination for purposes of this Agreement.

ARTICLE VI.
COMPENSATION TO MANAGER;
REIMBURSEMENT OF REIMBURSED IRL COSTS

6.1 Compensation. In consideration of the services to the Alliance and the Hospital to be provided by Manager pursuant to this Agreement, the Alliance will pay Manager a management fee calculated pursuant to Exhibit D, attached hereto (the "Management Fee"). The Parties acknowledge and agree that the fees to be paid to Manager under this Agreement resulted from arms-length negotiations between Manager and the Alliance and constitute fair and equitable consideration for the services to be provided by Manager.

6.2 Manner of Payment. Each month, Manager shall provide the Alliance with a written statement describing the calculation and amount of the Management Fee owed to Manager by the Alliance for services provided during the immediately preceding month. Except with respect to any disputed amount, the Management Fee shall be paid by the Alliance to Manager within thirty (30) days following the Alliance's receipt of the aforementioned statement.

6.3 Performance Bonuses. Manager shall be eligible for one or more performance bonuses ("Performance Bonuses") payable as described on Exhibit E, attached hereto.

6.4 Reimbursed IRL Costs. The Alliance shall pay Manager an amount equal to the Reimbursed IRL Costs. Each month, Manager shall provide the Alliance with a written statement describing the calculation and amount of the Reimbursed IRL Costs owed to Manager by the Alliance for the immediately preceding month. Except with respect to any disputed amount, the Reimbursed IRL Cost shall be paid by the Alliance to Manager within thirty (30) days following the Alliance's receipt of the aforementioned statement.

ARTICLE VII.
OWNERSHIP OF WORK PRODUCT

7.1 Ownership of Work Product. Except as otherwise provided in this Agreement or in any other agreement among the Parties, all operating procedures, protocols, information systems, operating data, computer databases, reports and other non-public proprietary business systems or information licensed, developed or owned by the Alliance or any Hospital and used in the performance of services hereunder shall be and remain the exclusive property of the Alliance and the Hospital. The Alliance and the Hospital hereby grant the Manager a non-exclusive license to use such proprietary business systems and information during the term of the Agreement.

ARTICLE VIII.
INSURANCE AND INDEMNIFICATION

8.1 Indemnification. Each Party (the "Indemnifying Party") shall indemnify, save and hold harmless the other Party (the "Indemnified Party") from and against any and all claims, judgments, damages, costs and expenses, including reasonable attorneys' fees, paid or incurred by the Indemnified Party and arising out of the breach of this Agreement or grossly negligent acts or omissions, intentional misconduct, or unlawful acts of the Indemnifying Party. The Indemnified Party shall promptly notify the Indemnifying Party of any claim, demand or action, or any incident of which the Indemnified Party has actual knowledge which may reasonably be anticipated to result in a claim, demand or action, and for which the Indemnified Party will look to the Indemnifying Party for indemnification under this Section 7.1; provided that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent such Indemnifying Party is actually prejudiced by the Indemnified Party's failure to give such notice. Following receipt of such notice, the Indemnifying Party may undertake the defense of such claim if: (i) the Indemnifying Party gives written notice to such Indemnified Party that the Indemnifying Party intends to undertake such defense; and (ii) the claimant making each claim does not seek an injunction or other equitable relief as a primary element of relief. If defense is assumed by the Indemnifying Party, the Indemnifying Party will conduct the defense of the claim actively and diligently by legal counsel reasonably acceptable to the Indemnified Party, and if the Indemnifying Party fails to do so, the Indemnified Party may re-undertake the defense thereof. In addition, the Indemnified Party, its managers, directors, officers, employees and servants shall cooperate fully with the Indemnifying Party in the Indemnifying Party's investigation and review of any such claim, demand, action or incident, and the defense thereof, if assumed by the Indemnifying Party. The Indemnified Party shall not enter into any admissions, agreements or settlements without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party, does not impose an injunction or other equitable relief upon the Indemnified Party, does not require an admission of any violation of law or violation of the rights of any person or entity by the Indemnified Party and includes a complete and unconditional release of the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be liable under this Section 8.1 to the extent that the damages are covered as a peril or loss insured against any Party's liability insurance policy then in force and effect, provided further, that neither this Section 8.1 nor this sentence shall have any force or effect if the implementation of this Section 8.1 or this sentence shall in any manner negate, cancel or cause the loss of the insurance coverage otherwise available to any Party under any such liability insurance policy.

8.2 Defense of Third Party Claims. If the Indemnifying Party assumes the defense of a claim as provided in Section 8.1, then the Indemnified Party shall have the right to employ separate counsel in any such claim, but the fees and expenses of such Indemnified Party's counsel shall be borne by the Indemnified Party unless (a) employment of such counsel and payment of the resulting fees and expenses has been specifically authorized in writing by the Indemnifying Party, or (b) employment of such counsel is necessary because the claim or defense for which such counsel is employed is inconsistent or in conflict with the claims or defenses of the Indemnifying Party. In any case described in (a) or (b) above, the fees and expenses of counsel for the Indemnified Party shall be borne by the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such action effected without the Indemnifying Party's written consent.

8.3 Professional Liability Insurance. Each of the Parties shall maintain professional liability insurance, including in the case of the Alliance its existing self-insured program or reasonable equivalent, in amounts of at least $5,000,000 per occurrence. If such coverage is written on a claims made form, then Manager shall maintain the coverage for a period of no less than three years following termination of this Agreement or, if earlier terminated, Manager shall procure and maintain full tail coverage that provides the same coverage as the terminated policy for at least three years following the termination of this Agreement.

8.4 Other Insurance. Each of the Parties shall maintain:

(a) Commercial general liability insurance with a combined single limit of not less than $1,000,000 for each occurrence, together with excess liability coverage of not less than $10,000,000, covering each of the following: (i) bodily injury, (ii) death, (iii) property damage, (iv) assault and battery, (v) false arrest, detention or imprisonment or malicious prosecution, (vi) libel, slander, defamation or violation of the right of privacy, (vii) "all risk legal liability"; (viii) products and completed operations, (ix) general aggregate, and (x) personal and advertising injury.

(b) Worker's compensation insurance or insurance required by similar employee benefit acts having a minimum per occurrence limit as in amounts not less than those prescribed by applicable state law.

(c) Employment Practices Liability Insurance with reasonable limits and deductibles.

ARTICLE IX.
TERM AND TERMINATION

9.1 Term. This Agreement shall commence on the Effective Date and, subject to the termination provisions of this Agreement, shall continue for an initial term of five (5) years (the "Initial Term"). At the end of the Initial Term and each Renewal Term (as defined herein), this Agreement shall automatically renew for a term of two (2) years (each, a "Renewal Term" and, together with the Initial Term, the "Term"), unless either the Manager or the Alliance notifies the other Party in writing of its intention not to renew this Agreement at least ninety (90) days prior to the end of the then-current Term.

9.2 Termination.

9.2-1 Written Agreement. In the event the Parties shall mutually agree, this Agreement or any portion of it shall terminate on the date of termination specified in a written agreement signed by the Parties.

9.2-2 For Cause Termination by Manager. This Agreement may be terminated, by Manager in the event that the Alliance or Hospital materially breaches any of its material obligations under this Agreement, and Manager provides the Alliance and Hospital with written notification stating the basis for the breach; and the breach is not cured within a thirty (30) day cure period after written notification (or, if the default is of a type that the Alliance or Hospital cannot reasonably be expected to cure within such 30 day cure period (which may not include its payment obligations hereunder), the Alliance and Hospital must promptly begin reasonable curative efforts within such 30 day cure period and diligently pursue a cure to completion).

9.2-3 For Cause Termination by Alliance. Subject to Sections 9.2-4 and 9.2-5, this Agreement may be terminated, by the Alliance in the event that Manager materially breaches any of its material obligations under this Agreement, and the Alliance provides Manager with written notification stating the basis for the breach; and the breach is not cured within a thirty (30) day cure period after written notification (or, if the default is of a type that Manager cannot reasonably be expected to cure within such 30 day cure period, Manager must promptly begin reasonable curative efforts within such 30 day cure period and diligently pursue a cure to completion).

9.2-4 Additional Causes for the Alliance Termination. The Alliance may terminate this Agreement prior to its expiration for "cause" under any of the following conditions relative to the duties or responsibilities to be performed hereunder: (i) exclusion of Manager from participation in any federal health care program including, without limitation, Medicare or Medicaid; (ii)  revocation of any licenses, permits or authorizations issued pursuant to the Clinical Laboratory Improvement Act of 1988, as amended, or the College of American Pathologists required to be maintained by Manager, or any other license, permit or authorization the revocation of which would otherwise prevent Manager from performing its obligations hereunder; (iii) LabOne, Inc. is adjudicated a bankrupt, makes a general assignment for the benefit of creditors or a receiver is appointed on account of the insolvency of LabOne, Inc., (iv) there is a change in control of LabOne, Inc., (v) the Alliance terminates any of the respective management agreements between the Alliance and Manager for management of the IRL at any two of the following: The University Hospital, The Christ Hospital, The St. Luke Hospitals, Jewish Hospital or The Fort Hamilton Hospital, or any successor thereto or (vi) the Alliance terminates any of the respective IRL Service Agreements between the Alliance and Manager relating to the IRL at any two of the following: The University Hospital, The Christ Hospital, The St. Luke Hospitals, Jewish Hospital or The Fort Hamilton Hospital, or any successor thereto. For purposes of the foregoing provision (iv), "control" shall mean the ownership or control of, or the right to acquire or control: (a) not less than fifty percent (50%) of the voting stock of LabOne, Inc., or (b) the right to vote not less than fifty percent (50%) of the voting stock of LabOne, Inc.

9.2-5 Termination for Default on Service Standards. In addition to any other term or condition of this Agreement, the Alliance may terminate this Agreement upon thirty (30) days prior written notice in the circumstances described in (a) hereof and twenty-one (21) days prior notice in the circumstances described in (b) hereof, to Manager upon any of the following conditions: (a)(i) for three (3) consecutive quarters, the Quality Report indicates that a Service Standard has not been met; and (ii) the plan of corrective action required by Section 4.9(b) has either not been implemented or has not achieved the result of full compliance with the Service Standards based on the supplemental Quality Report required pursuant to Section 4.9(b); or (b) the plan of corrective action required by Section 4.9(c) has either not been implemented or has not achieved the result of full compliance with the Service Standards based on the supplemental Quality Report required pursuant to Section 4.9(c).

9.3 Post-Termination Obligations. If the Alliance exercises its right to terminate this Agreement for any of the causes described in Section 9.2 above, Manager will provide to the Alliance, at the request of the Alliance, up to six months of transitional management services for the Alliance, for which Manager will continue to be reimbursed for expenses and to be paid the Management Fee described in Article VI. Furthermore, upon termination or expiration of this Agreement (a) the non-solicitation restrictions contained in Section 7(g) of that certain Asset Purchase Agreement between Manager and the Alliance dated October 7, 2003 shall be of no force and effect with respect to any employees which the Alliance reasonably deems essential to the continuing operation of the IRL, (b) the Alliance may purchase from Manager any and all equipment owned by Manager or any of its affiliates which is essential solely for the continuing operation of the IRL for a purchase price equal to the book value of such equipment.

9.4 Effect of Termination. Unless otherwise provided in this Agreement, upon termination, neither Party shall have any further obligations hereunder, except for (i) obligations arising prior to the date of termination which remain unsatisfied as of the date of termination, (ii) obligations or covenants which expressly or necessarily extend beyond the Term of this Agreement, including the obligations for the payment of the fees to Manager through the date of termination in the manner described above and (iii) the provisions of this Section 9.4 and Articles VIII, X and XII hereof.

ARTICLE X.
DISPUTE RESOLUTION

Except to the extent that (a) a party may be entitled to the remedy of specific performance or equitable relief, (b) the dispute or disagreement is subject to Section 4.10, or (c) a dispute arises out of Section 4.9 or the Alliance's right to terminate the Agreement pursuant to Section 9.2, if any dispute arises from or in connection with this Agreement, the Parties agree to resolve such dispute in accordance with Section 11 of the Asset Purchase Agreement.

ARTICLE XI.
CHANGE IN LAW

The Parties hereby acknowledge and agree that they intend for this Agreement (and all services furnished hereunder) to comply with all applicable federal and state laws, rules and regulations. In furtherance of the foregoing, if, during the term of this Agreement, any Party's counsel reasonably determines that any changes are required with respect to this Agreement as a result of (i) the enactment of new laws, rules or regulations or (ii) any changes in the interpretation of existing laws, rules or regulations, either as a result of any court or agency decision, or any pronouncement, ruling or other interpretation by any governmental or regulatory agency or body, or otherwise, because of the reasonable likelihood that, in light of such enactment or changed interpretation, proceeding under this Agreement in its current form potentially might:

A. cause any of the Parties to violate in any material respect any applicable law, rules or regulations,

B. preclude either of the Parties from presenting or causing to be presented to any payor (including, without limitation, the Medicare and Medicaid programs) any bills for services furnished by Manager, or

C. jeopardize the tax-exempt status of the Alliance or Hospital,

then the Parties shall, as expeditiously as possible, negotiate in good faith such changes to this Agreement as shall be reasonably required to address such issue(s). In negotiating such changes, the Parties shall use reasonable good faith efforts to preserve, as nearly as possible, the economic agreement between them.

ARTICLE XII.
MISCELLANEOUS

12.1 Assignment. This Agreement may not be assigned by any Party, and Manager may not delegate its duties under this Agreement, without the prior written consent of the other Parties, provided, however, that Manager may assign this Agreement or delegate its duties to any of its affiliates by providing written notice of such assignment to the Alliance; provided, however, that in such event Manager shall be jointly and severally liable for fulfillment of all obligations under this Agreement. Such assignment or delegation to an affiliate shall not relieve Manager from liability for any breach of this contract. Nothing in this Agreement shall prevent Manager from subcontracting for services required at the IRL.

12.2 Effect on Successors. This Agreement shall be binding upon, enforceable by, and inure to the benefit of the Parties and their permitted successors and assigns.

12.3 Further Documents. The Parties covenant and agree that they and their successors and assigns will execute any and all instruments, releases, assignments and consents which may reasonably be required of them in order to carry out the provisions of this Agreement. Notwithstanding expiration or termination of this Agreement, each Party shall take such further actions as are necessary to fulfill its existing obligations, which by their terms require performance after expiration or termination of this Agreement.

12.4 Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement. The terms of this Agreement may be modified or amended only by a writing signed by all Parties.

12.5 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced pursuant to the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

12.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) upon delivery by reputable overnight courier service (charges prepaid), (iii) upon transmission if sent to the recipient by facsimile transmission or electronic mail, if immediately confirmed by telephone or electronic means or (iv) upon delivery or refusal of delivery by certified or registered mail, return receipt requested, and addressed to the intended recipient as set forth below:

If to Alliance and Hospital:

The Health Alliance of Greater Cincinnati
3200 Burnet Avenue
Cincinnati, Ohio 45229
Attention: Chief Operating Officer

Copy to: Thomas W. Kahle, Esq.
Baker & Hostetler LLP
312 Walnut Street, Suite 3200
Cincinnati, Ohio 45202

If to Manager:

LabAlliance, Inc.
10101 Renner Boulevard
Lenexa, Kansas 66219
Attention: John McCarty

Copy to: LabOne, Inc.
10101 Renner Boulevard
Lenexa, Kansas 66219
Attention: General Counsel
Telephone: (913) 888-1770
Telecopy: (913) 859-6832

A Party may change its address for purposes of this Section by giving written notice to the other Parties in the manner specified in this Section.

12.7 No Waiver. The failure of any Party to insist at any time upon the strict observance or performance of any of the provisions of this Agreement shall not impair any such right or remedy or be construed to be a waiver or relinquishment. Every right and remedy given by this Agreement to the Parties may be exercised from time to time and as often as may be deemed expedient by the Parties.

12.8 Enforceability; Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not, unless otherwise specified, affect the validity or enforceability of any other term or provision. If the affected term or provision is material and its invalidity or unenforceability results in a substantial economic detriment to the Alliance or Manager, the Parties shall negotiate in good faith a resolution which to the maximum extent feasible preserves to each Party the rights and benefits contemplated hereunder.

12.9 Confidentiality. Each Party hereto covenants and agrees that it shall not disclose the terms of this Agreement or any agreement supplementing this Agreement to third parties, except as and to the extent disclosure is required by law, or is required for the performance of its obligations hereunder or under related agreements, or as necessary or appropriate in dealing with the accountants, attorneys and other representatives of the respective Parties.

12.10 Good Faith and Fair Dealing. In entering into this Agreement, the Parties acknowledge and agree that all aspects of the relationship among the Parties contemplated by this Agreement, including the performance of all obligations under this Agreement, will be governed by the fundamental principle of good faith and fair dealing. No Party will take or omit to take any action which unreasonably impairs the ability of any other Party to perform its obligations under this Agreement.

12.11 Joint and Several Obligations. The obligations and liabilities of Alliance and Hospital hereunder shall be joint and several.

12.12 Survival. Alliance and Hospital each agree that the obligations of such entity under this Agreement shall survive and shall not be affected by any amendment to or termination of the JOA (as defined in the Asset Purchase Agreement) or the termination of the participation in the JOA of any of the "participating entities" (as such term is defined in the JOA). Each of Alliance and Hospital acknowledges and agrees that it is bound by all of the applicable terms and provisions of the Asset Purchase Agreement and each Ancillary Agreement to which it is a party and that its obligations under the Asset Purchase Agreement and such Ancillary Agreement shall survive and shall not be affected by any amendment to or termination of the JOA or the termination of the participation in the JOA of any of the "participating entities" (as such term is defined in the JOA).

12.13 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, in no event will any Party be liable to any other party for any special, indirect, or consequential damages arising hereunder, including, without limitation, lost profits, whether based on breach of contract, tort or otherwise, and whether or not such Party knows or should have known of the possibility of such damages.

12.14 Force Majeure. Notwithstanding the service level obligations set forth in Exhibit B hereof, no Party to this Agreement shall be liable to the other for any delay or failure to perform its obligations hereunder if such delay or failure arises from any cause or causes beyond the reasonable control of such party including, without limitation, labor disputes, strikes, other labor or industrial disturbances, acts of God, floods, lightening, shortages of materials, utility failures, earthquakes, casualty, war, acts of the public enemy, riots, insurrections, delays in transportation, delays in delivery by vendors, restrictions, regulations or orders of any government, agency or subdivision thereof. Such delay shall be excused and the period of performance extended as may be necessary to enable the applicable party to perform after the cause of such delay has been removed.

ARTICLE XIII.
GOVERNMENTAL APPROVALS

13.1 Access to Books and Records. In accordance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and the provisions of 42 CFR Section 420.300, et seq., Manager will maintain, and allow the Comptroller General of the United States, the Department of Health and Human Services, and their duly authorized representatives access to, Manager's contracts, books, documents and records until the expiration of four (4) years after the services are furnished under this Agreement, and Manager will also allow such access to contracts between it and related organizations and related books, documents and records. To the extent that Manager subcontracts any of its duties hereunder where the value or cost of the service component is $10,000 or more within a 12-month period, Manager will require a similar access clause in its written subcontracts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LABALLIANCE, INC.

By:
Name:
Title:

THE HEALTH ALLIANCE OF GREATER CINCINNATI

By:
Title:

INSERT HOSPITAL NAME

By:
Name:
Title:

In accordance with Item 601(b)(2) of Regulation S-K, the following exhibits and schedules are not included with the filing of this agreement:

Exhibit A-1- Management Employee Positions
Exhibit A-2- Services
Exhibit B - Service Standards
Exhibit C - Intentionally Omitted
Exhibit D - Management Fee
Exhibit E - Performance Bonus
Schedule E - 1 - Direct IRL Costs Per Test

The registrant hereby agrees to furnish supplementally a copy of any such omitted schedule or exhibit to the Commission upon request.

Exhibit N

IRL SERVICES AGREEMENT

THIS IRL SERVICES AGREEMENT (the "Agreement") is entered into as of this ___ day of December, 2003, to be effective as of January __, 2004 (the "Effective Date") by and among LABALLIANCE, INC., a Delaware corporation ("LabAlliance"), and THE HEALTH ALLIANCE OF GREATER CINCINNATI, (the "Alliance") for itself and on behalf of ______________________ ("Hospital", and the Alliance and Hospital may individually be referred to herein as an "Alliance Entity" and collectively referred to herein as the "Alliance Entities") and _______________________ [Hospital].

WITNESSETH

WHEREAS, LabAlliance is engaged in the provision of laboratory testing services to the Alliance Entities and certain of their Affiliates;

WHEREAS, the Alliance Entities own a Hospital-based immediate response laboratory ("IRL"), which is to be managed by LabAlliance and which provides certain laboratory testing services in addition to those provided by LabAlliance to the Alliance Entities;

WHEREAS, under the terms of the Asset Purchase Agreement and the Laboratory Services Agreement among the Alliance Entities and certain of their Affiliates and LabAlliance and its Affiliates, LabAlliance has the exclusive right to provide laboratory testing services to Outreach Patients except as expressly permitted therein;

WHEREAS, the IRL, in the ordinary course of its business, performs certain laboratory testing of specimens from Outreach Patients;

WHEREAS, as requested by LabAlliance, the Alliance Entities are willing to provide for and on behalf of LabAlliance laboratory testing of specimens from Outreach Patients on the terms and conditions described in this Agreement; and

WHEREAS, LabAlliance desires to obtain from the Alliance Entities such laboratory testing services on the terms and conditions described in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the Alliance Entities and LabAlliance hereby agree as follows:

SECTION 1.
CERTAIN DEFINITIONS

1.1 Actual Charge. The term "Actual Charge" shall mean the price described on Schedule 1.1 to be paid to the Alliance Entities by LabAlliance for Laboratory Services, adjusted annually in an amount equal to the change in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for Urban Wage Earners and Clerical Workers (Base Year 1982-84=100) for U.S. City Average All Items; provided, however, that as CPT codes are added, modified, or deleted, Alliance, with the approval of LabAlliance (which approval shall not be unreasonably withheld, conditioned or delayed), may add or modify applicable procedure codes and may add applicable pricing at, or adjust applicable pricing to be, sixty-five percent (65%) of the then-current reimbursement provided under the Medicare Part B program.

1.2 Affiliate. The term "Affiliate" shall mean, with respect to a person or entity, any other person or entity that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such person or entity.

1.3 Alliance Personnel. The term "Alliance Personnel" shall mean the non-physician personnel employed (or otherwise contractually engaged) by the Alliance Entities who are required in connection with the furnishing of Laboratory Services by the Alliance Entities. "Alliance Personnel" shall not include any personnel of LabAlliance providing services to the Alliance Entities pursuant to the Management Agreement.

1.4 Asset Purchase Agreement. The term "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement, with all Schedules and Exhibits, dated November __, 2003, among LabOne, the Alliance Entities and certain other entities.

1.5 Hospital Patient. The term "Hospital Patient" shall mean any person who is an inpatient or registered outpatient of any Hospital.

1.6 LabOne. The term "LabOne" shall mean LabOne, Inc., a Missouri corporation.

1.7 Laboratory Services. The term "Laboratory Services" shall mean those clinical laboratory services to be furnished hereunder by the Alliance Entities on behalf of and at the request of LabAlliance regarding specimens from Outreach Patients which are presented to the IRL. The Laboratory Services are identified on Schedule 1.7. Laboratory Services shall not include phlebotomy support services.

1.8 Laboratory Services Agreement. The term "Laboratory Services Agreement" shall mean that certain Laboratory Services Agreement, with all Schedules and Exhibits, of even date herewith, among LabAlliance, the Alliance Entities and certain other entities.

1.9 Management Agreement. The term "Management Agreement" shall mean that certain Management Agreement, with all Schedules and Exhibits, of even date herewith, among LabAlliance, the Alliance Entities and certain other entities.

1.10 LabAlliance Contractually Required Services. The term "LabAlliance Contractually Required Services" shall mean those services furnished by LabAlliance to the IRL pursuant to the Management Agreement.

1.11 Outreach Patients. The term "Outreach Patients" shall mean patients other than Hospital Patients.

1.12 Service Standards. The term "Service Standards" shall mean that the results of the laboratory tests shall be processed and transmitted by the IRL to LabAlliance in accordance with the performance targets set forth on Schedule 1.12; provided, however, that in no event shall the IRL be required to exceed current performance levels during the first year of this Agreement. The Service Standards will be reviewed from time-to-time by the Alliance and LabAlliance to ensure that they are consistent with changes in technology and needs of the Alliance Entities. The Service Standards may not be changed without the prior written consent of the Alliance and LabAlliance. The Laboratory Review Committee (defined in Section 15.1, below) may provide recommendations to the Alliance and LabAlliance with respect to the Services Standards, although neither the Alliance nor LabAlliance shall be required to modify the Service Standards based upon such recommendation.

1.13 Term. The term "Term" shall mean the contract period described in Section 11.1 of this Agreement.

SECTION 2.
EXCLUSIVITY

This Agreement is not intended to amend or modify the obligations of LabOne or the Alliance Entities in the Asset Purchase Agreement and the Laboratory Services Agreement, including without limitation those obligations with respect to the performance, arrangement for performance or receipt of clinical laboratory services and professional pathology services.

SECTION 3.
OBLIGATIONS OF ALLIANCE ENTITIES

3.1 Laboratory Services. During the Term, the Alliance Entities agree that the Hospital shall provide the Laboratory Services.

3.2 Payment. The fees for the services listed in Section 3.1 are described in Section 3.3, and the terms for their payment are described in Section 8 below.

3.3 Fees. The fees for the services described in Section 3.1 which shall be payable by LabAlliance are as follows: for the Laboratory Services, the Actual Charges.

3.4 Quality Assurance Services. The Alliance Entities, with the assistance of LabAlliance as further described in the Management Agreement, shall furnish to LabAlliance those mutually identified quality assurance/monitoring services that must be furnished to LabAlliance so that Laboratory Services are provided in accordance with applicable licensing and accreditation standards. Such services shall, to the extent not set forth herein, be furnished by the Alliance Entities to LabAlliance at mutually agreed fair market value rates.

SECTION 4.
CONFORMANCE WITH APPLICABLE STANDARDS

4.1 Compliance With Laws; Service Standards. The Laboratory Services provided hereunder shall be performed in compliance with (i) all applicable federal, state and local governmental laws, rules and regulations, including, without limitation, the standards under the Clinical Laboratories Improvement Amendments of 1988; and (ii) the Service Standards.

4.2 LabAlliance Services Standards. LabAlliance shall cause the LabAlliance Contractually Required Services to be furnished in accordance with all applicable federal, state and local governmental laws, rules and regulations, as well as in a manner required by this Agreement and the Management Agreement. Further, LabAlliance shall ensure that such services are furnished in a manner that reasonably enable the Alliance Entities to discharge their obligations to LabAlliance under this Agreement in conformance with the standards and requirements set forth hereunder. LabAlliance agrees that, to the extent non-compliance by the Alliance Entities with any obligation hereunder arises from the LabAlliance's failure to provide the LabAlliance Contractually Required Services in the manner contemplated in the Management Agreement, then such non-compliance by the Alliance Entities shall not constitute a breach or default for purposes of this Agreement, unless the Alliance Entities previously have defaulted under the Management Agreement.

SECTION 5.
CONFIDENTIALITY; REPORTS

5.1 Confidentiality. It is acknowledged that the Alliance Entities, in performing the Laboratory Services, will have access hereunder to data and information relating to Outreach Patients and confidential information relating to the business and affairs of LabAlliance. The Alliance Entities agree to maintain the confidentiality of such information and not disclose such information either to any person or entity who is not an employee, contractor or agent of the Alliance Entities and with respect to the latter, only to the employees of the Alliance Entities to the extent required for the provision of such services. Further, it is acknowledged that LabAlliance will have access hereunder to data and information relating to the Outreach Patients and confidential information relating to the business and affairs of the Alliance Entities. LabAlliance agrees to maintain the confidentiality of such information and not disclose such information either to any person or entity who is not an employee or agent of LabAlliance and with respect to the latter, only to the employees, contractors or agents of LabAlliance to the extent required for the performance of LabAlliance's obligations hereunder.

5.2 Reports. The Alliance Entities and LabAlliance shall prepare and provide to the other such interim and final reports and documents, both clinical and administrative, as may be reasonably requested by either of them for the purposes of fulfilling their respective responsibilities and obligations under this Agreement. Each party acknowledges, however, that such party's ability to fulfill its obligations hereunder may, in certain cases, be dependent upon the other party providing services required pursuant to the Asset Purchase Agreement.

SECTION 6.
INTENTIONALLY OMITTED

SECTION 7.
RELATIONSHIP

7.1 Independent Contractors. In the performance of the services to be rendered pursuant to this Agreement, it is mutually understood and agreed that the Alliance Entities and LabAlliance are independent contractors and not agents, employees, servants, joint venturers or partners of the other. Except as expressly authorized herein, neither LabAlliance nor the Alliance Entities are authorized to make any contract, agreement, warranty or representation on behalf of the other, or to create any obligations, express or implied, on behalf of the other.

7.2 Alliance Personnel. No Alliance Personnel shall be deemed to be agents, servants, employees, legal representatives, joint venturers or partners of LabAlliance. Subject to the terms and conditions provided herein and in the Management Agreement, the Alliance Entities reserve to themselves the right to designate the hours, duties and work assignments of each of their employees and independent contractors, and LabAlliance will neither have, nor exercise, any control or direction over the Alliance Personnel rendering services on behalf of the Alliance Entities pursuant to this Agreement, nor any ability to hire or fire such individuals pursuant to this Agreement.

SECTION 8.
PAYMENT BY LabAlliance AND BILLINGS

8.1 Compensation and Payment for LabAlliance Services. Payment for services provided by the Alliance Entities for LabAlliance, including but not limited to those enumerated in Section 3 above, shall be made by LabAlliance on or before the twentieth day of each month for all services furnished by the Alliance Entities hereunder during the immediately prior month.

8.2 Billing of Laboratory Services. To the extent legally permitted (i) LabAlliance shall have the right to bill and collect from Outreach Patients and their third party payors for the Laboratory Services furnished by the Alliance Entities hereunder and (ii) the Alliance Entities shall bill LabAlliance the Actual Charges for Laboratory Services provided hereunder.

SECTION 9.
ACCESS TO RECORDS

9.1 Access to Records. In the event that the Secretary of the Department of Health and Human Services (the "Secretary") or the Comptroller General of the United States (the "Comptroller General") or their representatives determine that this Agreement is a contract described in Section 1861(v)(1)(1) of the Social Security Act, the Alliance Entities hereby agree that:

9.1-1 Contract Disclosure. For a period of four years after the furnishing of services under this Agreement, they will make available upon written request to LabAlliance or to the Secretary, or, upon request, to the Comptroller General, or any of their duly authorized representatives, this Agreement, and books, documents and records of the Alliance Entities that are reasonably necessary to certify the nature and extent of costs paid to the Alliance Entities by LabAlliance pursuant to this Agreement.

9.1-2 Subcontract Disclosure. If the Alliance Entities carry out any of the duties of this Agreement though a subcontract, with a value of $10,000 or more over a twelve (12) month period, with a related organization as defined in applicable regulations, such subcontract will contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization will make available, upon written request to LabAlliance or to the Secretary, or, upon request, to the Comptroller General, or any of their duly authorized representatives, the subcontracts, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

9.1-3 Notification. In the event access to books, documents and records is requested pursuant to this Article by the Secretary, the Comptroller General, or any of their duly authorized representatives, the Alliance Entities will immediately notify LabAlliance, and the books, documents, records and subcontracts will also be made available to LabAlliance.

SECTION 10.
INSURANCE

10.1 Insurance-Alliance Entities. The Alliance Entities shall procure and maintain, or cause to be procured and maintained, in effect during the Term hereof general and professional liability insurance covering the Alliance Entities and each of the Alliance Personnel rendering services on behalf of the Alliance Entities pursuant to this Agreement, or similar programs of self-insurance. The amount of the coverage shall be not less than $3,000,000 per occurrence. Certificates of Insurance and/or copies of policies (or, in the case of programs of self-insurance, descriptions of such programs) shall be provided at the commencement of this Agreement and subsequently upon the request of LabAlliance.

SECTION 11.
TERM AND TERMINATION

11.1 Term. This Agreement shall be effective as of the Effective Date and shall be for an initial Term of five years, unless sooner terminated, in whole or in part, pursuant to Section 11.2 hereof. At the expiration of the initial Term and each renewal Term, this Agreement shall be automatically renewed for a further Term of two years unless the Alliance Entities, on the one hand, or LabAlliance, on the other hand, give written notice to the other of non-renewal at least 90 days prior to the end of the initial Term or renewal Term, as the case may be.

11.2 Termination

11.2-1 Written Agreement. In the event the parties shall mutually agree, this Agreement or any portion of it shall terminate on the date of termination specified in a written agreement signed by the parties.

11.2-2 For Cause Termination by LabAlliance. Subject to Section 11.2-4, this Agreement may be terminated, by LabAlliance in the event that the Alliance Entities materially breach any of their material obligations under this Agreement, and LabAlliance provides the Alliance Entities with written notification stating the basis for the breach; and the breach is not cured within a thirty (30) day cure period after written notification (or, if the default is of a type that the Alliance Entities cannot reasonably be expected to cure within such 30 day cure period, the Alliance Entities must promptly begin reasonable curative efforts within such 30 day cure period and diligently pursue a cure to completion).

11.2-3 For Cause Termination by Alliance Entities. This Agreement may be terminated, by the Alliance Entities in the event that LabAlliance materially breaches any of its material obligations under this Agreement, and the Alliance Entities provide LabAlliance with written notification stating the basis for the breach; and the breach is not cured within a thirty (30) day cure period after written notification (or, if the default is of a type that LabAlliance cannot reasonably be expected to cure within such 30 day cure period (which may not include its payment obligations hereunder), LabAlliance must promptly begin reasonable curative efforts within such 30 day cure period and diligently pursue a cure to completion).

11.2-4 Additional Causes for LabAlliance Termination. LabAlliance may terminate this Agreement prior to its expiration for "cause" under any of the following conditions relative to the duties or responsibilities to be performed hereunder: (i) exclusion of either Alliance Entity from participation in any federal health care program including, without limitation, Medicare or Medicaid; (ii)  revocation of any licenses, permits or authorizations issued pursuant to the Clinical Laboratory Improvement Act of 1988, as amended, or the College of American Pathologists required to be maintained by either Alliance Entity, or any other license, permit or authorization the revocation of which would otherwise prevent an Alliance Entity from performing its obligations hereunder; or (iii) an Alliance Entity is adjudicated a bankrupt, makes a general assignment for the benefit of creditors or a receiver is appointed on account of the insolvency of an Alliance Entity.

11.3 Effect of Termination. Unless otherwise provided in this Agreement, upon termination, neither party shall have any further obligations hereunder, except for (i) obligations arising prior to the date of termination which remain unsatisfied as of the date of termination, and (ii) obligations or covenants which expressly or necessarily extend beyond the Term of this Agreement, including the obligations for the payment of the fees to LabAlliance and the Alliance Entities through the date of termination in the manner described above.

SECTION 12.
CHANGE IN LAW

LabAlliance and the Alliance Entities hereby acknowledge and agree that they intend for this Agreement (and all services furnished hereunder) to comply with all applicable federal and state laws, rules and regulations. In furtherance of the foregoing, if, during the term of this Agreement, LabAlliance's or the Alliance Entities' counsel reasonably determines that any changes are required with respect to this Agreement as a result of (i) the enactment of new laws, rules or regulations or (ii) any changes in the interpretation of existing laws, rules or regulations, either as a result of any court or agency decision, or any pronouncement, ruling or other interpretation by any governmental or regulatory agency or body, or otherwise, because of the reasonable likelihood that, in light of such enactment or changed interpretation, proceeding under this Agreement in its current form potentially might:

A. cause either of the parties to violate in any material respect any applicable law, rules or regulations,

B. preclude either of the parties from presenting or causing to be presented to any payor (including, without limitation, the Medicare and Medicaid programs) any bills for services furnished by the Alliance Entities, or

C. jeopardize the tax-exempt status of the Alliance Entities,

then the parties shall, as expeditiously as possible, negotiate in good faith such changes to this Agreement as shall be reasonably required to address such issue(s). In negotiating such changes, the parties shall use reasonable good faith efforts to preserve, as nearly as possible, the economic agreement between them.

SECTION 13.
INDEMNIFICATION

13.1 LabAlliance. LabAlliance shall indemnify, defend and hold harmless the Alliance Entities, their officers, directors, trustees, members, shareholders, affiliates and employees, upon written demand, from and against all claims, losses, liabilities, damages, awards, judgments, assessments, costs, and expenses of any kind or nature including, without limitation, reasonable attorneys' fees (collectively "Losses") to the extent such Losses are caused by (i) LabAlliance's failure to satisfy or perform its obligations and duties arising under this Agreement, (ii) LabAlliance's gross negligence, illegal or wrongful misconduct, or intentional acts or omissions in connection with discharging any of its duties under this Agreement; or (iii) the conduct by LabAlliance of its business activities that are independent of the matters that are the subject of this Agreement.

13.2. Alliance Entities. The Alliance and the Hospital shall jointly and severally indemnify, defend and hold harmless LabAlliance, its members, officers, directors, affiliates and employees, upon written demand, from and against all Losses to the extent such Losses are caused by (i) the failure of the Alliance or the Hospital to satisfy or perform its obligations and duties arising under this Agreement, (ii) the gross negligence, illegal or wrongful misconduct, or intentional acts or omissions of the Alliance or the Hospital in connection with discharging any of its duties under this Agreement, or (iii) the conduct by the Alliance or the Hospital of its respective business activities that are independent of the matters that are the subject of this Agreement, except to the extent in each case that the Alliance Entities are entitled to indemnification from LabAlliance under the Management Agreement.

13.3 Scope of Indemnification. The indemnification provided under Sections 13.1 and 13.2 shall supplement, and not supersede or replace, any protection or rights that may be afforded to LabAlliance or the Alliance Entities under any insurance policies maintained by the parties that provide coverage for an act that may serve as the basis for a claim of indemnification hereunder.

13.4 Right to Defend

13.4-1 Any party to be indemnified pursuant to this Agreement (the "Indemnified Party") shall give notice in writing (a "Claim Notice") to the other party (the "Indemnifying Party") as soon as is reasonably possible, of any claims or possible claims asserted by third parties for which the Indemnifying Party may be liable; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is actually and materially prejudiced. The Claim Notice shall provide details with reasonable specificity, and the Indemnified Party shall respond on a timely basis to the Indemnifying Party's reasonable requests for further information.

13.4-2 The Indemnifying Party, if it intends to dispute such claim, shall notify the Indemnified Party in writing ("Dispute Notice") as soon as possible following receipt of the Claim Notice and in any event, within not more than twenty-one (21) days following the date on which the Claim Notice is delivered. The Indemnifying Party shall then be entitled, at its sole expense to conduct all negotiations, to contest any such claim, and to commence, defend, and carry on actions and proceedings on behalf of and in the name of the Indemnified Party and to settle (subject to receipt of the Indemnified Party's approval which shall not be unreasonably withheld or delayed) any such claim as the Indemnifying Party may determine is appropriate. If the Indemnifying Party settles any dispute, action, or proceeding in respect of such claim, the Indemnifying Party shall ensure, through the provision of releases or adequate security, that the Indemnified Party shall have no liability in respect of such settled dispute, action or proceeding.

13.4-3 The Indemnifying Party, upon giving a Dispute Notice, shall be required to conduct all negotiations, actions, and proceedings in good faith, with due diligence, and without causing any materially adverse effect upon the business, property or assets of the Indemnified Party.

13.4-4 The Indemnified Party will reasonably cooperate with the Indemnifying Party in any negotiations, disputes, actions, and proceedings. If, however, the Indemnified Party shall be unable to obtain timely instructions from the Indemnifying Party, the Indemnified Party shall be entitled to deal with the same in such manner as it, in the reasonable exercise of its judgment, deems appropriate.

13.4-5 If the Indemnifying Party fails to give a Dispute Notice within the time required with respect to a particular Claim Notice, or having given a Dispute Notice shall abandon the defense or contest of the claim (otherwise than in connection with a settlement thereof), the Indemnified Party shall be entitled to conduct all negotiations with respect to the claims described in the Claim Notice, to dispute and contest any such claims and to commence, defend, and carry on legal proceedings on its own behalf and to settle (subject to receipt of the Indemnifying Party's approval which shall not be unreasonably withheld or delayed) such disputes.

SECTION 14.
DISPUTES; MANDATORY ARBITRATION

Except to the extent a party may be entitled to the remedy of specific performance or equitable relief, if any dispute arises from or in connection with this Agreement, the parties agree to resolve such dispute in accordance with Section 11 of that certain Asset Purchase Agreement between LabAlliance and the Alliance dated November , 2003 (the "Asset Purchase Agreement".

SECTION 15.
LABORATORY REVIEW COMMITTEE

15.1. Pursuant to the Laboratory Services Agreement, the Alliance Entities and LabAlliance have agreed to establish a standing committee having the name "Laboratory Review Committee. The functions of the Laboratory Review Committee include periodically monitoring compliance by LabAlliance and the Alliance Entities with the provisions of this Agreement and reviewing the Service Standards and the test menus and making recommendations to the Alliance Entities and LabAlliance regarding modifications to them.

SECTION 16.
GENERAL PROVISIONS

16.1 Governing Law. This Agreement and all rights, duties and obligations hereunder shall be construed and interpreted in accordance with the laws of the State of Ohio without regard to that state's conflicts of laws provisions.

16.2 Delegation and Assignment. Neither party shall delegate its duties nor assign its rights under this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that LabAlliance may assign its rights and/or delegate its duties hereunder without restriction to LabOne or another affiliate of LabOne. Any attempt to so do without such consent shall be void and without effect. This provision expressly shall not apply to subcontracts with persons or entities (e.g., reference laboratories) entered into by LabAlliance in order to perform its obligations pursuant to the provisions of this Agreement. Subject to the foregoing, the provisions of this Agreement and the obligations arising hereunder shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives.

16.3 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) upon delivery by reputable overnight courier service (charges prepaid), (iii) upon transmission if sent to the recipient by facsimile transmission or electronic mail, if immediately confirmed by telephone or electronic means or (iv) upon delivery or refusal of delivery by certified or registered mail, return receipt requested, and addressed to the intended recipient as set forth below:

If to LabAlliance:

LabAlliance, Inc,
10101 Renner Boulevard
Lenexa, Kansas 66219
Attention: John McCarty
Telephone: (913) 888-1770
Telecopy: (913) 859-6832

Copy to: 10101 Renner Boulevard
Lenexa, Kansas 66219
Attention: General Counsel
Telephone: (913) 888-1770
Telecopy: (913) 859-6832

If to the Alliance Entities:

The Health Alliance of Greater Cincinnati
3200 Burnet Avenue
Cincinnati, Ohio 45229
Attn: Ronald Long, Executive Vice President and Chief Financial Officer
Telephone: (513) 585-8203
Telecopy: (513) 585-8889

Copy to: Thomas W. Kahle, Esq.
Baker & Hostetler LLP
312 Walnut Street, Suite 3200
Cincinnati, Ohio 45202
Telephone: (513) 929-3414
Telecopy: (513) 929-0303

A party to this Agreement may change its address for purposes of this Section 16.3 by giving written notice to the other parties in the manner specified in this Section 16.3.

16.4 Construction. Whenever the singular number is used in this Agreement, the same shall include the plural and vice versa.

16.5 Caption. The captions, section and paragraph numbers appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections, paragraphs or articles of this Agreement, nor in any way affect the interpretation of this Agreement.

16.6 Enforceability and Severability. If any term, covenant or condition of this Agreement or the application thereof to any entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

16.7 Entire Agreement and Amendments. This Agreement (including the Exhibits and Schedules hereto and the agreements referred to herein and the Asset Purchase Agreement) embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. This Agreement shall supersede all previous negotiations, commitments and writings with respect to the subject matter hereof. No modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

16.8 Remedies Cumulative. All rights, remedies and benefits provided to the parties hereunder shall be cumulative, and shall not be exclusive of any other rights, remedies and benefits provided by law or in this Agreement. All such rights and remedies may be exercised singly or concurrently on one or more occasions.

16.9. Parties in Interest. With the exception of the parties to this Agreement and as provided in Section 13, there shall exist no right of any person (including, without limitation, any Hospital Personnel or any Hospital Patients or Outreach Patients) to claim a beneficial interest in this Agreement or any rights accruing by virtue of this Agreement. This Agreement is not intended to, nor shall it, create any rights in any persons not a signatory hereto, except for permitted assignees and permitted successors.

16.10 Waiver. Neither the failure nor any delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. No waiver of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby. Further, no waiver of any representation, covenant, obligation or agreement herein shall constitute a waiver of any preceding or succeeding breach of the same or similar representation, covenant, obligation or agreement.

16.11 No Presumption. The parties recognize that this Agreement has been negotiated by both parties with the assistance of counsel and accordingly the provisions hereof shall be interpreted without regard to which party or counsel drafted such provisions:

16.12 Documents. Each of the parties hereto shall execute and deliver all documents, papers, and instruments necessary or convenient to carry out the terms of this Agreement.

16.13 Warranty of Authority. Each person signing this Agreement represents and warrants that he is duly authorized and executes this Agreement on behalf of and as the free and voluntary act and deed of the organization he purports to represent.

16.14 Cooperation and Fair Dealing. Each party agrees to deal fairly with the other in good faith in all matters concerning this Agreement, and without limiting the generality of the foregoing agrees to cooperate in good faith with the other party so that the purposes of this Agreement may be served.

16.15 Covenant Regarding Participation in Medicare and Medicaid. Each party covenants that neither it, nor its officers, directors or members currently is, or ever has been, excluded from participation in the Medicare, Medicaid or other federally funded program.

16.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original, but together shall constitute one agreement.

16.17 Survival. Each Alliance Entity agrees that the obligations of such entity under this Agreement shall survive and shall not be affected by any amendment to or termination of the JOA (as defined in the Asset Purchase Agreement) or the termination of the participation in the JOA of any of the "participating entities" (as such term is defined in the JOA). Each Hospital acknowledges and agrees that it is bound by all of the applicable terms and provisions of the Asset Purchase Agreement and the Ancillary Agreements to which it is a party and that its obligations under the Asset Purchase Agreement and the Ancillary Agreements to which it is a party shall survive and shall not be affected by any amendment to or termination of the JOA or the termination of the participation in the JOA of any of the "participating entities" (as such term is defined in the JOA).

16.18 Force Majeure. Neither party to this Agreement shall be liable to the other for any delay or failure to perform its obligations hereunder if such delay or failure arises from any cause or causes beyond the reasonable control of such party including, without limitation, labor disputes, strikes, other labor or industrial disturbances, acts of God, floods, lightening, shortages of materials, utility failures, earthquakes, casualty, war, acts of the public enemy, riots, insurrections, delays in transportation, delays in delivery by vendors, restrictions, regulations or orders of any government, agency or subdivision thereof. Such delay shall be excused and the period of performance extended as may be necessary to enable the applicable party to perform after the cause of such delay has been removed.

16.19 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, in no event will any Party be liable to any other party for any special, indirect, or consequential damages arising hereunder, including, without limitation, lost profits, whether based on breach of contract, tort or otherwise, and whether or not such Party knows or should have known of the possibility of such damages.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

LabAlliance

By:
Name:
Title:

THE HEALTH ALLIANCE OF GREATER CINCINNATI
(for itself and on behalf of _____________)

By:
Name:
Title:

_______________________ HOSPITAL

By:
Name:
Its:

In accordance with Item 601(b)(2) of Regulation S-K, the following exhibits and schedules are not included with the filing of this agreement:

Schedule 1.1 - Actual Charges
Schedule 1.7 - Laboratory Services
Schedule 1.12 - Service Standards

The registrant hereby agrees to furnish supplementally a copy of any such omitted schedule or exhibit to the Commission upon request.

Exhibit J

GUARANTY AGREEMENT

THIS GUARANTY is made as of the 31st day of December, 2003, to be effective as of January 3, 2004 at 11:59 p.m. by LabOne, Inc., a Missouri corporation (the "Guarantor") in favor of The Health Alliance of Greater Cincinnati, an Ohio nonprofit corporation (the "Health Alliance") and The Christ Hospital, University Hospital, Inc., Jewish Hospital of Cincinnati, Inc., The Fort Hamilton Hospital, and The St. Luke Hospitals, Inc. (collectively, the "Hospitals"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement entered into by and between the Guarantor and the Health Alliance for itself and on behalf of the Hospitals dated October 7, 2003 (the "Purchase Agreement).

(1) Guarantor is a shareholder of LabAlliance, Inc., a Deleware corporation ("LabAlliance").

(2) Pursuant to the Purchase Agreement the Health Alliance has agreed to sell and the Guarantor has agreed to purchase certain assets used in the Lab (the "Acquired Assets").

(3) The Guarantor will assign all of its right, title and interest in and to the Acquired Assets and the Purchase Agreement to LabAlliance and LabAlliance will agree to assume all of the Guarantor's obligations under the Purchase Agreement and all other agreements delivered pursuant to the Purchase Agreement including, without limitation, the Reference Contract, the Management Agreement, the Core Lab Lease, the Draw Station Leases, and the Transition Services Agreement (collectively, the "Transaction Documents").

(4) It is a condition precedent to the Purchase Agreement that Guarantor enter into this Guaranty.

NOW, THEREFORE, in consideration of the foregoing, and in further consideration of the anticipated benefits to Guarantor, Guarantor agrees as follows:

1. COVENANTS, AGREEMENTS AND REPRESENTATIONS

1.1. Guarantor hereby absolutely and unconditionally guarantees to the Health Alliance: (a) LabAlliance's prompt payment when due of any and all existing and future indebtedness or liability of every kind, nature or character (including, without limitation, principal, interest, all costs of collection, and reasonable attorneys' fees) owing to the Health Alliance pursuant to the Purchase Agreement and the Transaction Documents; and (b) strict, prompt and full performance by LabAlliance of all other terms and conditions of the Purchase Agreement and the Transaction Documents (items (i) and (ii), collectively, the "Obligations"). Upon LabAlliance's failure to pay or perform any Obligation promptly when due (subject to any applicable grace periods or rights to cure), the Health Alliance may proceed against Guarantor to collect or perform any Obligation, with or without proceeding against LabAlliance. Any and all payments by Guarantor hereunder shall be made in lawful money of the United States. Each and every default in payment or performance of any Obligation shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises.

1.2. The obligation of Guarantor under this Guaranty shall not be released, discharged, affected, modified or impaired by reason of the happening from time to time of any event including, without limitation, any one or more of the following:

(a) the compromise, settlement, release, discharge or termination of any or all the Obligations, by operation of law or otherwise, except as may result from payment and performance in full of the Obligations;

(b) failure to give notice to Guarantor of the occurrence of a default under the terms and provisions of the Purchase Agreement or any Transaction Document;

(c) the waiver of the payment or performance or observance by Guarantor of any obligation, covenant or agreement contained in the Purchase Agreement or any Transaction Document;

(d) the extension of the time for payment or performance of any of the Obligations or the extension or the renewal of any thereof;

(e) the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in the Purchase Agreement or any Transaction Document;

(f) the taking of or omission to take any action under the Purchase Agreement, the Transaction Documents, or this Guaranty;

(g) any invalidity or unenforceability of any term or provision of any of the Purchase Agreement or any Transaction Document, or any loss or release or substitution of, or other dealing with, the Purchase Agreement, the Transaction Documents, or the Obligations;

(h) any failure, omission or delay on the part of the Health Alliance to enforce, assert or exercise any right, power or remedy conferred in this Guaranty, or the Purchase Agreement or any of the Transaction Documents;

(i) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting Guarantor, or its assets;

1.3 No set-off, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature (excepting payment or performance in fact) which Guarantor has or may have against the Health Alliance shall limit or in any way affect Guarantor's obligations under this Guaranty.

1.4 In the event of any default in the payment or performance of any of the Obligations when and as the same shall become due and such failure continues beyond any applicable grace period, the Health Alliance shall have the right to proceed first and directly against Guarantor without proceeding against any other person or entity or exhausting any other remedies which it may have and without resorting to any other security held by the Health Alliance.

1.5 Guarantor hereby expressly waives notice from the Health Alliance of the acceptance of and reliance upon this Guaranty. Guarantor agrees to pay all the costs, expenses and fees, including all reasonable attorneys' fees, which may be incurred by the Health Alliance, in enforcing this Guaranty following any default on the part of Guarantor hereunder, whether the same shall be enforced by suit or otherwise.

1.6 Guarantor hereby represents and warrants as follows:

(a) this Guaranty is a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms;

(b) Guarantor has the power, legal capacity and authority to enter into this Guaranty and perform all of its obligations hereunder;

(c) the execution, delivery, and performance of this Guaranty does not and will not violate or contravene any authority having the force of law, or any indenture, agreement or other instrument to which Guarantor is a party or by which Guarantor or any of its properties or assets are or may be bound; and

(d) there is no action or proceeding at law or in equity by or before any court or governmental instrumentality or agency now pending which materially adversely affects the condition (financial or otherwise) of Guarantor.

2. MISCELLANEOUS

2.1. Except as provided in Section 2.9, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default; omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Health Alliance to exercise any remedy reserved in this Guaranty, it shall not be necessary to give any notice, other than such notice as may be herein expressly required. In the event any provision contained in this Guaranty should be breached by Guarantor and thereafter duly waived by the Health Alliance, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder, and shall be limited to the particular beneficiary executing the waiver.

2.2 No waiver, amendment, release or modification of this Guaranty shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the Health Alliance.

2.3 This Guaranty constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and may be executed simultaneously in several counterparts, each of which shall be regarded as an original, and all of which together shall constitute but one and the same instrument.

2.4 This Guaranty constitutes a separate instrument, enforceable in accordance with its terms, and neither this Guaranty nor the obligations of Guarantor hereunder shall, under any circumstances or in any legal proceeding, be deemed to have merged into or with any other agreement or obligation of Guarantor.

2.5 In the event any provision of this Guaranty shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof. If any provision of this Guaranty shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions, or in all cases because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering of other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever.

2.6 The provisions of this Guaranty will bind and benefit the heirs, executors, administrators, legal representatives, successors and assigns of Guarantor and the Health Alliance. Whenever the context requires, all terms used in the singular will be construed in the plural and vice versa, and each gender will include each other gender.

2.7 This Guaranty and the rights and obligations of the parties hereunder shall in all respect be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to conflict of laws principles thereof.

2.8 This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original. Said counterparts shall constitute but one and the same instrument and shall be binding upon the undersigned individually as fully and completely as if all had signed but one instrument.

2.9 All disputes concerning this Guaranty and enforcement of any of the provisions hereof shall be resolved in accordance with the provisions of Section 11 of the Purchase Agreement. In addition, Guarantor shall have the right to cure any default of LabAlliance of its Obligations under the Purchase Agreement or the Transaction Documents, provided, however, that such right to cure shall not expand the time period of any cure period.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

LABONE, INC., a Missouri corporation

By:____________________________________________
Name:
Title: